As filed with the U.S. Securities and Exchange Commission on December 31, 2020.
Registration No. 333-250198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

iSpecimen Inc.
(Exact name of registrant as specified in its charter)

Delaware	8731	27-0480143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
450 Bedford Street
Lexington, MA 02420
Telephone: (781) 301-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Ianelli
Chief Executive Officer
450 Bedford Street
Lexington, MA 02420
Telephone: (781) 301-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Barry I. Grossman Tamar A. Donikyan Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Brad L. Shiffman Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Telephone: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value		$	$20,000,000	$2,182
Common Stock underlying Representative’s Warrants, $0.0001 par value		$	$1,250,000	$136.38
Total			$21,250,000	$2,318.38

1)
Includes           shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 31, 2020
           Shares
Common Stock
iSpecimen Inc.

This is a firm commitment initial public offering of common stock of iSpecimen Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $       and $      .
We have applied to list our common stock on the              under the symbol “      .”
We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risks. See “Risk Factors” beginning on page 13. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to iSpecimen Inc.	$	$

1)
See “Underwriting” for a description of the compensation payable to the underwriters. We refer you to “Underwriting” beginning on page 117 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative to purchase up to an additional           shares of common stock solely to cover over-allotment, if any.
The underwriters expect to deliver the shares on or about            , 2021.
ThinkEquity
a division of Fordham Financial Management, Inc.
The date of this prospectus is            , 2021.

iSPECIMEN®

CONNECT. INNOVATE.

THE ONLINE MARKETPLACE FOR HUMAN BIOSPECMENS

One Global Marketplace. Millions of Biospecimens.

PATIENTS
PROVIDERS
RESEARCHERS
Blood / Pheresis Centers
Biorepositories
RESEARCH PATHWAY
CLINICAL PATHWAY
Clinical Labs
Pathology Labs
DATA
The iSpecimen Marketplace™
iSpecimen Marketplace
SPECIMENS
Industry
Academia
Government

ADVANCING THE PACE OF DISCOVERY

Transforming Specimen Procurement by Instantly Connecting Researchers to a World of Specimens and Data

benefits for PROVIDERS

Increase Revenue
Instantly connect your specimens to a global network of researchers

Advance Discovery
Easily provide specimens to support diagnostic, therapeutic, and vaccine research

Ensure Compliance
On a platform that protects the privacy and security of patient information benefits for RESEARCHERS

Save Money
Instantly connect to a global network of specimen providers

Accelerate Research
Search for specimens anytime, anywhere, through our easy-to-use online marketplace

Reduce Risks
On a platform that manages contracting and regulatory compliance

Poised to Disrupt the $3B - $4B Biospecimen Market

The Problems We Solve in the $3B - $4B Biospecimen Market

81% of researchers limit innovation due to lack of specimens

19% average annual biobank specimen utilization rate

INEFFICIENT due to manual processes for connecting and transacting

OUR PLATFORM

Fully-Integrated, Federated, Online Marketplace Platform for Annotated and Richly-Characterized Human Biospecimens

CLOUD-BASED AND SCALABLE	**3,500+** Registered users on platform	**$9M+** Dollar contribution of invested R&D	**80+** Staff years of invested R&D
GROWING NETWORK	**300+** Customer organizations	**160+** Supplier organizations	**8+** Years building our network
WEALTH OF DATA	**11M+** Patient records	**55M+** Specimen records	**475M+** Laboratory test results

GROWTH IN CUSTOMERS AND PROVIDERS

More Than 130,000 Specimens Delivered Across 1,700 Projects

Engaged Providers and Supplier Organizations

180
160
140
120
100
80
60
40
20
0
13
35
67
102
147
168
2015
2016
2017
2018
2019
30-Sep-20

Customer Adoption

360
320
280
240
200
160
120
80
40
0
24
69
140
176
234
308
2015
2016
2017
2018
2019
30-Sep-20

iSpecimen Marketplace

iSPECIMEN®

Where Discovery Meets Efficiency

www.ispecimen.com

Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
TRADEMARKS
This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “iSpecimen,” the “Company,” “our Company,” “we,” “us” and “our” in this prospectus refer to iSpecimen Inc.
Our Mission, Vision, and Core Values
iSpecimen’s mission is to accelerate life science research and development, or R&D, with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth; results and accountability; team before self; a can-do positive attitude; and the perseverance to succeed.
General
iSpecimen is technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.
The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.
Our iSpecimen Marketplace platform ingests de-identified healthcare data provided by our healthcare supply partners — including more than 11 million patient records, 58 million clinical specimen records, one million banked specimen records, 475 million laboratory test results, and 800,000 medical conditions as of September 30, 2020 — to allow researchers to easily search for and select research subjects, specimens, and associated data they need to drive their research programs. It then orchestrates and manages the biospecimen procurement workflows of both researchers and suppliers to bring efficiencies to the entire buying process. Through the iSpecimen Marketplace, researchers gain instant access to millions of specimens anytime, anywhere, while participating supply organizations gain an opportunity to contribute compliantly to medical research while increasing their revenue and sustainability.

The Opportunity
The overall demand for human biospecimens and related healthcare data (“annotated biospecimens”) continues to grow dramatically. Global spending on the procurement of annotated biospecimens in 2020 is currently estimated by our management team to be $3 billion to $4 billion annually, with a market growth rate estimated on the order of 10% to 15% annually through 2024. These expenditures are spread across the commercial, academic, and government sectors of the healthcare and life sciences industry, with the commercial sector (biopharmaceutical and in vitro diagnostics companies) representing the majority of the market. Market growth is primarily driven by advances in life science technologies and shifts in R&D spending aimed at identifying and aligning biomarkers with clinical outcomes — a key step towards the development of more targeted disease treatments and diagnostics. Both the precision medicine market (as defined below), estimated to be growing at 10 to 13% per year according to Statista, and the regenerative medicine market (as defined below), with a growth rate of 26% according to a 2019 article on the Fortune Business Insight, rely heavily upon biospecimens for research and development programs.
Precision medicine, sometimes known as “personalized medicine,” is an innovative approach to tailoring disease prevention and treatment that takes into account differences in people’s genes, environments, and lifestyles. The precision medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of novel drugs, diagnostic tests, and technologies that boost the precision medicine workflow.
Regenerative medicine therapies include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act (42 U.S.C. 264) and Title 21 of the Code of Federal Regulations Part 1271 (21 CFR Part 1271). The regenerative medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of cell and immunotherapies, genetically modified cells, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products.
Human biospecimens can be very difficult for researchers to acquire and for healthcare providers to distribute. There are over 10 million healthcare providers that possess collections of such human biospecimens or have access to patients and their biospecimens during clinical care, so many specimens exist that could potentially be used in research. However, researchers have little way to know which healthcare organizations are willing to make their specimens available for research and healthcare providers likewise have little access to the research community. Even if these organizations could identify each other, it takes time and money to execute contracts that allow them to then transact. Once organizations are under contract with each other, researchers must then ensure that the specimens have been collected under appropriate compliance frameworks, using collection protocols consistent with their research needs, and accompanied by required data. Our iSpecimen Marketplace compliantly connects each side of this highly fragmented market to reduce the costs, time, and risks for both suppliers and customers in the biospecimen supply chain. We know of no other commercial human biospecimen marketplace that provides instant online searchability of specimens across a network of specimen providers.
The biospecimen procurement market is poised for disruption and has many attractive characteristics of other markets with successful online marketplaces:
➢
Large and growing.   We estimate the biospecimen market to be $3 billion to $4 billion in size and growing rapidly, at an estimated 10 to 15% annually;

➢
Highly fragmented.   This market today is comprised of fragmented landscape of millions of healthcare providers who could potentially offer biospecimens and data for research, and hundreds of thousands of life science researchers who need access to them; and

➢
Inefficient.   Researchers and healthcare providers today largely utilize manual processes such as email, phone calls, and spreadsheets to find each other, request specimens, and manage the specimen procurement process.

We believe our marketplace technology has the potential to disrupt the $3 billion to $4 billion human biospecimen supply chain industry.
Our Customers
Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic (“IVD”) companies, and government/academic institutions. As of September 30, 2020, we have distributed our specimens to more than 300 unique customer organizations, comprising of many of the large IVD and biopharma companies along with federal and state government agencies, such as the Centers for Disease Control and Prevention.
Additionally, in 2019, we entered the new and rapidly growing regenerative medicine segment, which according to a market research report published by Fortune Business Insight, the global regenerative medicine market was valued at $23.8 billion in 2018 and is expected to reach $152 billion by the end of 2026 thereby exhibiting an estimated CAGR of 26%. Moreover, according to the Alliance for Regenerative Medicine, global financing for the regenerative medicine sector set an annual record of $15.9 billion in the first three quarters of 2020. This “rapid growth” of the regenerative medicine market is characterized by the double-digit annual revenue growth rate combined with record global financing levels. We continue to have and maintain site participation agreements with several provider partners which enable us to offer through our iSpecimen Marketplace, various types of annotated hematologic products that are used in the research and development of regenerative medicine therapies. Such products include for example, whole bone marrow aspirate, mononuclear cell fractions, and isolated immune cell products that have been collected from both healthy and diagnosed (diseased) human donors. Some of the aforementioned products are offered in both fresh and cryopreserved formats depending on the customer’s preference. Since entering the regenerative medicine market late 2019, we have acquired 17 active customers representing 1.8% of our total revenue in 2019 and 2.6% in 2020.
Our Supply Partners
Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a nine-year period and as of September 30, 2020, our supply network consisted of more than 160 unique healthcare organizations and biospecimen providers, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, and cadaveric donation centers. Our suppliers are located in 12 countries across the Americas, Europe, and Asia.
Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:
➢
Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups;

➢
Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories;

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Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes;

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Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture a broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use;

➢
Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes; and

➢
Clinical research centers — These organizations within healthcare facilities or operating as standalone entities provide access to subjects for research programs. Patients may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects.
The iSpecimen Marketplace Solution
The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers quickly and compliantly, saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our iSpecimen Marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease-of-use characteristics of these business-to-consumer, or B2C, marketplaces, from simple guided searches, to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time-consuming and manual process
Our iSpecimen Marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line. Our two-sided marketplace platform makes it easy for both sides to connect and transact, introducing efficiencies into what is otherwise a very time-consuming and manual process.
The iSpecimen Marketplace instantly shows researchers the available specimens that meet their specific inclusion and exclusion criteria.
As of September 30, 2020, we had more than 3,500 external registered users on the iSpecimen Marketplace platform, representing more than 2,700 unique organizations. Collectively, these users logged into the

iSpecimen Marketplace more than 800,000 times and performed more than 9,000 specimen searches yielding more than 900 quote requests since the launch of the marketplace in June 2017.
Planned Developments of our iSpecimen Marketplace
While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, by the end of 2022, we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform.
We plan to continue technology investment to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expanding the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:
➢
Enhance the customer experience.   By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

➢
Improve operational efficiency.   By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.

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Increase our supplier engagement.   By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these approaches and believe that continuing to focus on these approaches will enable us to scale our business model more effectively.
Our Technology
Technology Components
The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.
➢
Search.   The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both biospecimens that are currently available and view projections of those that are likely to become available in the future based on historic statistical analysis of data. This allows researchers to quickly and easily determine how we can fulfill their requirements, which is especially useful for project planning and budgeting.

➢
Workflow.   Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our iSpecimen Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our iSpecimen Marketplace technology enables suppliers to track and manage all of their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

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Data.   We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and other applicable regulations that govern the research use of patient specimens and data. As of September 30, 2020, the iSpecimen Marketplace had ingested and harmonized data on more than 11 million patients, 58 million clinical specimens, one million banked specimens, 475 million laboratory test results, and 800.000 medical conditions.

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Administrative, Compliance, and Reporting.   Administration, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have Institutional Review Board (“IRB”) (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administration, compliance, and operational functions.

Technology Development
The iSpecimen Marketplace software was developed over nine years with more than 80 staff-years invested in research and development. It comprises an orchestration of SaaS solutions, commercial and open source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full-time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.
The iSpecimen Marketplace relies on third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. iSpecimen uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0

(MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We do not believe any of them are not generally commercially available to us from other parties. iSpecimen does not have any technology licensing contracts signed within the last two years upon which our business is substantially dependent. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development.
Our Competitive Advantages
When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is driving these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves scale by the end of 2022, when we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. To date, we have been unable to operate the marketplace profitably. For the nine month period ended September 30, 2020 and for the years ended December 31, 2019 and 2018, we reported net losses of $1,471,930, $3,880,089, and $3,356,301, respectively.
As a result of these advantages, as of September 30, 2020, we have delivered more than 130,000 specimens in support of more than 1,700 unique customer projects since shipping our first specimens in 2012. We have also provided our healthcare provider partners with more than $7.5 million in revenue during that time.
The Regulatory Environment
iSpecimen works with the healthcare industry and with clinical researchers, both highly regulated environments in the United States and other countries. Government departments and agencies, at the federal, state, and local levels have regulations related to research activities that involve human subjects as well as regulations that govern the privacy and security of personal and healthcare data about individuals, including the collection, storage, and dissemination of that data. To support compliance with regulations, we have both internal personnel and external resources who provide us with expertise in various areas of compliance including a Chief Information Security Officer, Chief Privacy Officer, contracts manager, biospecimen counsel (external), general counsel (external), IRB (external), and other employees with expertise and oversight of site compliance, lab compliance, and operational compliance.
Our Growth Strategy
We believe we will continue to accelerate our revenue growth by improving and expanding our iSpecimen Marketplace platform to become the most convenient, efficient, and trusted resource for researchers to acquire, and suppliers to share research subjects, biological samples, and data for life science research. We plan to continue to build value by pursuing strategic objectives in five key areas:
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Marketplace technology innovation — We continue to innovate our proprietary iSpecimen Marketplace technology with search and workflow automation features that dramatically improve the buyer’s journey of searching for and compliantly acquiring annotated biospecimens from “inquiry to invoice”, and the supplier’s journey of sharing patient and specimen data, confirming project feasibility, and fulfilling orders.

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Increased patient data — Healthcare data is an important underlying asset of our marketplace business model. Gaining access to increasing levels of healthcare data at our supply partner organizations will allow us to increase the efficiency of our operations from inquiry-to-invoicing while also accelerating the overall biospecimen procurement process. Additionally, our ability to use increasing volumes of patient data to identify and engage with patients for biospecimen research also provides additional opportunities to move into adjacent spaces — including recurring revenue business models — such as premium search subscriptions, patient data subscriptions, the patient recruitment for clinical trials, and software licensing;

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Supply chain expansion — In order to better support worldwide research, we continue to increase access to global patient populations, inventories of banked specimens, patient data, and prospective collection capabilities by expanding our network of high-value suppliers combined with a direct-to-patient specimen collection capability. We are agile in identifying and onboarding new global supply partners who can provide specimens and related services to meet rapidly emerging market needs such as our recent expansion into COVID-19 biomaterials for SARs-CoV-2 research, and into diagnostic, vaccine, and therapeutic development;

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High growth markets — We are focusing on servicing high growth market sectors such as COVID-19 research, precision medicine, regenerative medicine, biopharma/vaccine development, diagnostics development (e.g. oncology liquid biopsy and infectious disease), and specialized areas of life science research (e.g. cancer and autoimmune disease); and

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Organizational capacity — We continue to strengthen our organizational capacity with the right experience, training, skill sets, and resources for developing our iSpecimen Marketplace platform, expanding our marketplace of high-value suppliers and customers located in key geographies, ensuring regulatory compliance, and tracking key performance indicators while fostering a data-driven mindset.

Additionally, we have deployed a multi-faceted go-to-market strategy to support our customer and supplier growth initiatives. This strategy includes a focus on:
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Sales and marketing capabilities — Our sales organization will continue to grow and evolve to better focus on targeted market sectors and key stages of sales development to increase sales funnel conversion rates;

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High value customers and suppliers — We will continue to grow and retain high-value customers and suppliers by delivering excellent service and pursuing deeper relationships. For example, we are developing preferred supplier contracts to increase purchase volume, customer retention/loyalty, and growth in the number of researchers served within a parent account. We are also investing more resources in customer service personnel, site management personnel, and related processes; and

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Channel partners — We will continue to collaborate with channel partners located in key non-U.S. markets to reach more end-users of biospecimens and data, strengthen our brand visibility, increase market share, and drive iSpecimen Marketplace utilization. These partnerships also help mitigate our risk of sales volatility in the case of an economic downturn or other factors that negatively impact sales and market demand in the U.S.

We have articulated our growth plan using a strategy map balanced scorecard approach which identifies strategic objectives and connects internal processes with desired outcomes that align with our mission and vision.
COVID-19 Impact
On January 30, 2020, the WHO announced a global health emergency because of a new strain of coronavirus (COVID-19) originating in Wuhan, China and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The pandemic had and still has both positive and negative effects on iSpecimen’s business.
On the downside, starting in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully-disabled; more than 40% was partially-disabled; and less than 15% was fully-operational. Consequently, during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our ability to fulfill these orders was negatively impacted by COVID-19 and resulted in our revenue only increasing year-over-year by 30% compared to the same period in 2019. However, over the course of the pandemic, many supply chain sites began to recover and became operational by August and even more so by November 2020.

On the positive side, a new market for COVID-19 samples emerged as a result of the pandemic and we responded to the demand and matched requests for COVID-19 specimens to supply sites in areas of outbreak. As a result, COVID-19 specimens accounted for more than 30% of our purchase orders in the first nine months of 2020. We also employed a mobile phlebotomy service provider to allow us to collect specimens from research subjects in their homes should this pandemic or other circumstances in the future drive more social distancing that limits our supply sites’ ability to collect specimens.
These actions helped us to grow revenue by more than 80% in the nine months ended September 30, 2020 when compared to the nine months ended September 30, 2019.
In addition, in May 2020, we applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act.
Risks Associated with Our Business
Our business is subject to numerous risks described in “Risk Factors” immediately following this prospectus summary and elsewhere in this prospectus. Some of the more significant risks are:
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We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability;

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern;

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We may need additional capital in the future and an inability to meet future capital needs could adversely impact our ability to operate;

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We have a relatively short operating history which can lead to difficulty in accurately forecasting future results;

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Our growth strategy may not prove viable and we may not realize expected results;

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The continued COVID-19 pandemic could continue to adversely affect our business;

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Sustainable future revenue growth is dependent upon the development of technology solutions that enable scale and address new markets;

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Failure to comply with applicable federal and state laws around data protection, of research subjects, import/export regulations, occupational health and safety biohazards and dangerous goods, environmental, and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business; and

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Failure to comply with applicable international laws around data protection (such as the EU General Data Protection Regulation), protection of research subjects, import/export regulations, occupational health and safety, biohazards and dangerous goods, environmental and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Our Management Team
We have assembled a highly experienced management team to execute on our mission to accelerate life science research and development via a global marketplace platform that connects researchers to subjects, specimens, and associated data. The following are our executive officers as of September 30, 2020.
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Christopher Ianelli, PhD, MD, our Founder, President, Director, and Chief Executive Officer, has over 20 years of experience in medicine, healthcare investment banking, and startups.

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Jill Mullan, our Treasurer, Secretary, Director, and Chief Operating Officer, is a member of the founding team and has been with us since 2010. She has over 30 years of experience in the high-tech industry including numerous startups, with a focus on strategy, business development, operations, and marketing.

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Benjamin Bielak, Chief Information Officer, has been with us since 2018. He has over 25 years of executive and senior information technology experience with a focus on the healthcare space.

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Tracy Curley, Chief Financial Officer, joined our company in 2020. She has over 30 years of experience in public accounting and corporate finance, with expertise in initial public offerings, public company financial compliance, business combinations, capital transactions, technical accounting, internal controls, budgeting, forecasting, business process and reporting.

Scientific Advisory Board
Our scientific advisory board is composed of six physicians, data scientists, and entrepreneurs known for their work in the area of biospecimens or in the area of online marketplaces. Our scientific advisory board provides us with advice and guidance on scientific and industry matters.
We believe our team, with its deep technical and scientific background, biospecimen industry experience, and business capabilities, has allowed us to become a leading online marketplace for biospecimen procurement.
Corporate Information
Our corporate headquarters are located at 450 Bedford Street, Lexington, MA 02420. Our telephone number is (781) 301-6700. Our website address is www.ispecimen.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.
JOBS Act
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an “emerging growth company” until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.
We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the value of our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the value of our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

THE OFFERING
Common stock offered by us
               shares of our common stock
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to               additional shares of our common stock to cover over-allotments, if any.
Common stock to be outstanding after this offering
          shares (or          shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $      (or approximately $     if the underwriters’ option to purchase additional shares of our common stock is exercised in full), based upon the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to further develop our technology, grow our supply network, increase our marketing and sales presence, scale our operations, for working capital and general corporate purposes, and to repay the accrued and unpaid interest of the Bridge Notes. See the section titled “Use of Proceeds” for additional information.
Risk factors
See “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed Trading Symbol
We have applied to list our common stock on the                    under the symbol “          ”.
The number of shares of common stock to be outstanding after this offering is based on 5,363,365 shares of our common stock outstanding as of September 30, 2020, and includes an additional             shares of our common stock issuable upon (i) the conversion of all outstanding shares of our Series A, Series A-1 and Series B convertible preferred stock immediately prior to the closing of this offering into an aggregate of 7,158,774 shares of common stock, (ii) the conversion of the outstanding Convertible Notes (as defined below) and the outstanding principal of the Bridge Notes (as defined below) into an aggregate of            shares of common stock and (iii) 129,254 shares issuable upon the cancellation of the warrants, and excludes:
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an aggregate of 1,424,041 shares of common stock issuable upon exercise of outstanding stock options granted under the 2010 Stock Incentive Plan (the “2010 Plan”) and the 2013 Stock Incentive Plan (the “2013 Plan”), at a weighted average exercise price of $0.18 per share as of September 30, 2020;

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591,180 shares of common stock available for future issuance under the 2013 Plan as of September 30, 2020;

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         shares of common stock available for future issuance under our 2020 Stock Incentive Plan (the “2020 Plan”); and

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         shares of common stock underlying warrants to be issued to the representative of the underwriters upon the consummation of this offering.

SUMMARY FINANCIAL DATA
The following tables present our summary financial data. We have derived the summary statements of operations data for the year ended December 31, 2018 and 2019 and the summary balance sheet data as of December 31, 2018 and 2019 from our audited financial statements included elsewhere in this prospectus.
The following summary financial data as of September 30, 2020 and for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited condensed financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements.
You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior periods are not necessarily indicative of our future results.
	Years Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
			(Unaudited)
Statement of Operations Data:
Revenue	$4,298,350	$4,394,818	$5,466,375	$3,007,911
Total operating expenses	8,178,439	7,751,119	6,938,305	6,170,707
Loss from operations	(3,880,089)	(3,356,301)	(1,471,930)	(3,162,796)
Other expense, net	(1,003,961)	(2,117,751)	(1,586,610)	(333,175)
Net loss	(4,727,050)	(5,347,052)	(3,058,540)	(3,378,221)
Net loss per common share – basic and diluted(1)	$(0.91)	$(1.03)	$(0.59)	$(0.65)
Weighted average common shares outstanding – basic and diluted(1)	5,190,810	5,196,485	5,191,457	5,190,583

1)
See Note 2 to our audited financial statements and unaudited interim financial statements appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per common share.

	As of December 31,		As of September 30, 2020
	2019	2018
			(Unaudited)
Balance Sheet Data:
Current assets	$1,580,662	$2,303,502	$3,359,897
Total assets	4,214,588	4,044,626	6,047,240
Current liabilities	15,760,261	11,295,302	20,261,087
Total liabilities	15,760,261	11,295,302	20,570,856
Convertible preferred stock	11,173,076	11,173,076	11,173,076
Total stockholders’ deficit	(22,718,749)	(18,423,752)	(25,696,692)

RISK FACTORS
Risks related to our Business
We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability.
We were founded in 2009 and completed our first commercial sale in 2012. We did not start generating revenues until 2016. We are not profitable and have incurred losses in each period since our inception in 2009. For the nine-month period ended September 30, 2020, and the years ending December 31, 2019 and December 31, 2018, we reported net losses of $3,058,540, $4,727,050 and $5,347,052, respectively. We had an accumulated deficit of $27,464,043 as of September 30, 2020.
We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to invest in the growth of our business. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. Even if we achieve profitability in a future period, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had and will continue to have adverse effects on our stockholders’ equity (deficit) and working capital.
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the years ended December 31, 2019 and December 31, 2018 with respect to this uncertainty. While we believe that the net proceeds from this offering will be sufficient to fund our current operating plans for the 24 months following this offering, we have based these estimates on assumptions that may prove to be wrong, and we may need to raise additional funds. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce, or eliminate our technology development programs, our commercialization efforts, general hiring, or to cease operations.
We will likely require additional capital in the future and an inability to meet future capital needs could adversely impact our ability to operate.
We require substantial capital to fund our business growth and we may need additional capital in the future to fund our operations. In addition to investing in personnel growth commensurate with business growth, we believe we must continue to invest in the development of our iSpecimen Marketplace platform to enhance and improve its performance, functionality, ease of use, and reliability to carry out our business strategies. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and/or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services and make corresponding technology enhancements that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We cannot be certain that additional financing will be available to us when required on favorable terms or at all. To the extent that we cannot raise capital, we may not be able to continue operations.
We have a relatively short operating history which can lead to difficulty in accurately forecasting future results.
While we had a small amount of revenue beginning in 2012, we did not have any full-time sales and marketing personnel to build our commercial operations until 2016. As a result of our relatively short history of revenue generation, our ability to accurately forecast future results is limited and is impacted by a number of factors, including:

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Our revenue is transactional and not recurring. Researchers pay us to procure specimens when they have a need for specimens. We do not currently charge our customer or supply chain for access to the iSpecimen Marketplace;

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Our revenue is significantly concentrated and varies by customer year-over-year. In 2019, the top three customers accounted for approximately 40% of our revenue. These customers were different than the two customers that represented our approximately 30% of our revenue in 2018;

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Researcher needs may change over the lifetime of a project, based on the stage of the project. A research customer in one time period may not have a need for specimens again in the next;

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Research projects get terminated or suspended for a variety of reasons, including funding issues or unexpected results. Any termination or suspension of a project may cause a corresponding cancellation or delay in purchase orders we have received for specimens;

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Suppliers may not accurately estimate how long it will take them to fulfill specimen requests, making it more difficult to accurately forecast when we will recognize revenue on these specimen requests; and

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Most of our sales team joined iSpecimen in the fourth quarter of 2019 and therefore we have limited historical selling data per salesperson upon which to generate future revenue forecasts.

Many of these are outside of our control and all of which may change from time to time. Our historical revenue results should not be taken as predictive of future performance. There are many risks that could impact future performance resulting in variations in expected results which could lead to a negative business impact.
Our growth strategy may not prove viable and we may not realize expected results.
Our business strategy is to grow by improving and expanding iSpecimen’s Marketplace platform. This growth is expected to come through: (i) expansion of our platform capabilities to drive increased acquisition of annotated biospecimens through the platform, (ii) further expansion of our customer and supplier base in and outside the United States, and (iii) expansion into new lines of business such as patient recruitment and data licensing. Expansion of our existing business and entry into new lines of business will require a significant investment in technology development, supply development, operations, and marketing and sales. We may not achieve market expansion and acceptance and we may incur problems introducing new solutions and services. We may experience losses related to these investments, which could have a material adverse effect on our results of operations.
Our growth strategy involves a number of risks and uncertainties, including:
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We may not successfully enter into contracts with healthcare providers to gain access to specimens, subjects, and data on terms favorable to us or at all. This can limit our ability to grow in existing lines of business and expand into new lines of business;

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We may not obtain new customers or may lose existing customers if we cannot offer products and services that they need on a timely basis or at all;

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We may fail in the development of our technology and it may not adequately keep pace to support an expansion of our existing line of business or our entry into new lines of businesses;

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The market adoption rate of our marketplace technology may be too slow, and we may fail to get our customers and suppliers to transact for products and services using our technology;

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We may fail to continue to expand outside of the United States, especially if we are required to comply with laws and regulations that differ from geographies in which we currently operate;

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We may fail to gain market acceptance for new products or services; and/or

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We may lose to competitors, some of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the biospecimen industry, which may increase our costs to pursue opportunities.

If we fail to properly evaluate and execute existing and new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs. There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may adversely impact our business model, revenues, results of operations, and financial condition.
The continued COVID-19 pandemic could continue to adversely affect our business.
We are subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders, that limit our ability to procure specimens; (ii) decline in researcher demand for specimens; and (iii) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.
Beginning in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully disabled, more than 40% was partially disabled, and less than 15% was fully operational. As of August 2020, less than 10% of our worldwide supply was fully disabled, approximately 50% was partially disabled, and nearly 40% was fully operational. We expect that while the pandemic lasts, we will continue to experience a slowdown in non-COVID-19 specimen collections due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations. There is considerable uncertainty around the duration of this COVID-19 outbreak and its future impact. While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.
International operation expansion could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.
We operate internationally and expect to expand internationally. For example, we procure specimens from sites outside of the United States and we also distribute samples to organizations located around the world. As of September 30, 2020, we have customers in 16 countries, supply sites in 12 countries, and two international distributors. International expansion exposes us to additional risks, including:
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changes in local political, economic, social, and labor conditions, which may adversely affect our business;

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risks associated with trade restrictions and foreign import requirements, including the importation and exportation of our solutions, as well as changes in trade, tariffs, restrictions or requirements;

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heightened risks of unethical, unfair or corrupt business practices, actual or claimed, in certain geographies;

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fluctuations in currency exchange rates, which may make doing business with us less appealing as our contracts are generally denominated in U.S. dollars;

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greater difficulty in enforcing contracts;

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lack of brand awareness that can make commercializing our products more difficult and expensive;

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management communication and integration problems resulting from cultural differences and geographic dispersion;

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the uncertainty and limitation of protection for intellectual property rights in some countries;

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increased financial accounting and reporting burdens and complexities as a result of being a public company;

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lack of familiarity with local laws, customs and practices, and laws and business practices favoring local competitors or partners;

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potentially different pricing environments, longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

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uncertainty regarding liability for products and services, including uncertainty as a result of local laws and lack of legal precedent;

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different employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions; and

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compliance with complex foreign and U.S. laws and regulations applicable to international operations may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy requirements, research ethics and compliance laws, anti-corruption laws, and anti-competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.
We rely upon our technology solution for the operation of our business and if our technology platform contains defects or fails to perform as expected, we may need to suspend its availability and divert development resources, and our business and reputation may be harmed.
Technology as complex as ours may contain unknown and undetected errors or performance problems. There could be numerous reasons for performance and quality issues including new and updated features, defects in integrated commercial and open source technologies, outages and disruptions in the cloud infrastructure on which our platform relies, human error or malfeasance, scale constraints, design flaws, and bad actions by external factors including security and performance related incidents. Many serious defects are frequently found during the period immediately following introduction and initial release of new capabilities or enhancements to existing platforms. Although we attempt to resolve errors that we believe would be considered serious by our users before making our platforms available to them, our products are not error-free. If a significant failure occurs that prevents our customers, suppliers, or our company from using the iSpecimen Marketplace, our operations may be disrupted, and it may be difficult or, in certain cases, impossible for us to continue our business for a period of time until the failure is corrected. We experienced one such issue when we released our new workflow software in 2018 and it did not deliver the expected value. As a result, our ability to move specimen requests through the sales pipeline was limited, and therefore we elected to delay the planned growth of our sales team until critical software updates were completed in mid-2019. As a result, our revenue remained flat from 2018 to 2019. Any performance or quality problem could result in lost revenues or delays in user acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. Undetected errors or performance problems in our existing or future products may be discovered in the future and known errors, considered minor by us, may be considered serious by our customers, resulting in a loss of customers and a decrease in our revenues.
Sustainable future revenue growth is dependent upon the development of technology solutions that enable scale and address new markets.
Our iSpecimen Marketplace technology consists of four major functional areas: data ingestion and harmonization, search, workflow management, and administration/reporting. Each of these functional areas need continual development to both enable our current business to scale and to enable us to enter new markets. Our intention is to focus most of our engineering resources on the development of the iSpecimen Marketplace platform for the foreseeable future. In the first nine months of 2020, we incurred $1.1 million in technology expenses, and capitalized $864,000 for internally developed software. While we are spending, and expect to continue to spend, a significant amount of time and resources on the development of this platform, we cannot provide any assurances of our iSpecimen Marketplace’s short or long-term success or growth. While we believe that the net proceeds from this offering will be sufficient to fund our current operating plans for the 24 months following this offering, there is no assurance that the resources being allocated for the platform will be sufficient to complete planned additional capabilities, or that such completion will result in significant revenues or profit for us. If our customers or suppliers do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new customers or suppliers.
Our platform may become technologically obsolete or commoditized.
We must continue to enhance and improve the performance, functionality, ease of use, and reliability of our iSpecimen Marketplace platform or it may become obsolete or commoditized. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and /or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to user requirements or emerging industry standards. If we are unable to adapt to changing market conditions, user requirements, or emerging industry standards, we may not be able to increase our revenue and expand our business. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for our services through the iSpecimen Marketplace may decrease and our business, prospects, results of operations and financial condition could be adversely affected.
We use third-party technology licenses as part of our technology solution.
The iSpecimen Marketplace uses third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services and may need to license additional technology in the future for use in the ongoing operations as part of our technology solution. Most of the software (including source code) and other materials we use are distributed under a “free,” “open source,” or similar licensing model. We also use software and services from commercial providers. However, we believe all of them are generally commercially available to us from other parties. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development. However, there is no assurance that these third-party technology licenses will continue to be available to us on acceptable commercial terms or at all which could significantly harm our business, financial condition, and operating results.
We use open source licenses as part of our technology solution, which may subject us to claims from third parties claiming ownership and unauthorized use.
We use open source software in our software solutions and technology-enabled services. We may encounter claims from third parties claiming ownership and unauthorized use of the software purported to be licensed under the open source terms, demanding release of derivative works of open source software that could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source licenses. These claims could result in litigation that could be expensive to defend. If we become liable to third parties for such claims, we could be required to make our software source code available under the applicable open source license, utilize or develop alternative technology, or cease using, selling, offering for sale, licensing, implementing or supporting the applicable solutions or technology-enabled services. In addition, use of certain open source software may pose greater risks than use of third-party commercial software, as most open source licensors and distributors do not provide commercial warranties or indemnities or controls on the origin of the software.
We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights, which could be costly, time consuming, and prevent the use of our technology solution.
We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.
We do not have any patents protecting our intellectual property and if we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed technology, our business could be adversely affected.
Our success depends upon our proprietary technology. We do not have registered patents on any of our technology because we do not believe that we could obtain blocking patents and that the costs of patent monitoring and prosecution outweigh the benefits. Instead, we rely upon software copyright laws, service marks, trade secret laws, confidentiality procedures, and contractual provisions to establish and protect our proprietary rights as well as the skills, knowledge and experience of our technical and operational personnel, our consultants and advisors, and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect.
We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, collaborators, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to protect our rights. These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we may not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.
If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, customers and suppliers may curtail or stop using our services, and we may incur significant legal and financial exposure.
Our platforms and the network infrastructure that are hosted by third-party providers involve the storage and transmission of healthcare data as well as proprietary information about organizations and programs, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon, or any number of other reasons and, as a result, an unauthorized party may obtain access to our suppliers’ or customers’ data. Although we have never had any breach of data in our third-party provider’s environment, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose suppliers and customers and we may have difficulty obtaining merchant processors or insurance coverage essential for our operations.
Changes in demand for our products and services could affect profitability.
We are fundamentally a matchmaking service provider between researchers who have needs for access to subjects, samples, and data, and healthcare providers and other organizations that have them. Any change that either reduces the demand for our services or changes the composition of the demand could adversely impact our financial results.
Overall customer demand could change for many reasons outside of our control, reducing demand or making it more difficult to match up to our supply chain’s capabilities. These reasons include:
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general economic downturn that impacts the R&D budgets of biopharma;

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changes in the disease landscape, like COVID-19, that affect the types of products and services needed;

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changes in drugs and therapies and the desire to study subjects on these drugs and therapies;

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changes in diagnostic tests performed (like genomic sequencing) that drive the need for subjects and samples with these new or novel test results;

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changes in data requirements, such as the need to know specific outcomes data;

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overall changes in biomarker research, such as emerging liquid biopsy or cell therapy research, that drives the need for different products and services;

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leadership changes within our customers resulting in loss of sponsorship;

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new (alternative) products introduced by competitors and/or developed by customers, which may have potential to reduce or replace the need for certain types of biospecimens that we provide;

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competitive forces, which make it easier for customers to find products and services elsewhere; and/or

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cancellation or delay of research programs, due to funding issues or preliminary research result issues.

If we fail to address these factors in a timely manner or at all, our financial results could be adversely affected.
Additionally, overall customer demand could decrease if we fail to:
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provide high quality products and services;

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provide products and services at a competitive price;

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deliver products and services in a reasonable amount of time;

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offer high levels of customer service;

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offer adjacent services that researchers want to procure along with our existing products and services;

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adequately invest in sales and marketing programs and teams to drive demand or operational support to fulfill requests;

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develop a large and diverse supply network to satisfy demand; or

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provide a technology solution that simplifies the biospecimen procurement process for researchers and specimen providers alike.

Challenges or unanticipated costs in establishing the sales, marketing, and distribution capabilities necessary to successfully commercialize our products globally could affect profitability.
To generate revenue, we need to expand our sales, marketing, and distribution capabilities to support our operations in North America, Europe, and Asia Pacific and we expect approximately $      of the proceeds raised in this offering will be allocated to enhance our sales, marketing, and distribution capabilities. It may be expensive and difficult for us to develop a global sales and marketing presence and therefore, we will likely seek distributors to the life sciences industry to market and sell some of our products and services outside of the United States. In 2020, we started the process of identifying potential distributors to market and sell our products and services to key geographic areas outside the United States. We have entered into agreements with two non-exclusive distributors in the country of Japan and will continue to look for distributor partnership opportunities covering other rest-of-world markets. We may not be able to provide adequate compensation to these distributors for them to spend time and resources marketing and selling our products and some of our products may be too complex for them to adequately represent them. In addition, any third-party distributors with whom we work may not successfully sell our products and services, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any distributors, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties.
We incur credit risk with our customers, and we may provide them with products and services for which we do not get paid.
Our customers generally place orders for our products and services using a purchase order and we invoice our customers after they have received the products or services from us. During this procurement process, we become obligated to pay our suppliers for any products or services we procure from them on behalf of our customers regardless of our whether our customers ultimately pay us for these products or services. Therefore, we bear the responsibility for the credit risk of our customers. We mitigate this credit risk through procedures that evaluate the creditworthiness of customers prior to accepting a purchase order from them. However, our procedures may not successfully identify all those who ultimately fail to pay us for our products and services and any non-payments may negatively impact our revenues, results of operations, and financial condition.
Our customer mix increases the risk of customers not paying our invoices.
We derive, and believe that we may continue to derive, a significant portion of our revenues from privately held, investor-backed biopharma companies that are not profitable and have little operating history. These organizations may be at a higher risk of not paying for provided products and services on a timely basis or at call. If these companies fail to pay our invoices, our profitability will be adversely impacted.
We rely upon relatively few customers for a significant portion of revenue and do not have a recurring revenue business model. A loss of large customers could affect our ability to operate.
We have derived, and believe that we may continue to derive, a significant portion of our revenue from a limited number of customers that vary each year. For the nine months ended September 30, 2020, our two largest customers accounted for 10% and 32% of our revenue. For the fiscal year ended December 31, 2019, our three largest customers accounted for 20%, 11%, and 10% of our revenue. For the fiscal year ended December 31, 2018, our two largest customers accounted for 18% and 13% of our revenue. We do not have a recurring revenue model and our customers may buy less of our products or services depending on their research and development cycles, internal budget cycles, product and service requirements, and competitive offerings. A major customer in one year may not purchase any of our products or services in another year, which may adversely affect our financial performance.
Customers and customer prospects may be averse to using a self-service marketplace to procure specimens and may continue to require iSpecimen personnel in the procurement process, impacting our scalability and profitability.
The iSpecimen Marketplace functions as a lead generation system to capture customer requests for specimens and as a workflow engine to allow customers, suppliers, and our company to track and manage specimen requests. Currently, it does not fully support self-service eCommerce because key capabilities required to satisfy these transactions across all of our product lines, such as a pricing engine and patient-level search, have yet to be incorporated. Therefore, currently all customer requests for specimens require assistance from iSpecimen sales personnel. At a minimum, our sales personnel are involved in the generation of customer quotes, but they often also act in a consulting role to help develop specimen request specifications on more complex projects or to perform searches on the customer or customer prospect’s behalf.
While we continue to invest in capabilities to support customer self-service in the iSpecimen Marketplace, including $      of the proceeds of this offering, we do not know when we will have the resources to fully develop these capabilities. Additionally, we do not know if researchers will utilize the iSpecimen Marketplace to transact without the intervention of iSpecimen personnel which could limit our scalability. We may continue to invest in software which may never provide a return on its investment and diverts resources from the development of software that drives other parts of our procurement workflow.
Our business may be materially and adversely impacted by the reduction, delay or cancellation of orders from our customers.
Our contracts with our customers generally allow them to reduce, delay, or cancel the unfulfilled portion of their specimen order with a two-week notice. Customers may reduce, delay, or cancel their unfulfilled orders due to a variety of reasons including: they make changes to project requirements and the open request no longer meets their needs; their budgets change or projects get cancelled; they place orders with multiple specimen providers and cancel open orders when they have procured sufficient quantity of samples across all their sources; or we are unable to fulfill the entire order before the project deadline. For orders received and closed (either fully fulfilled, reduced, or cancelled) between January 1, 2016 and September 30, 2020, we fulfilled approximately 60% of the total value of these orders. Our business, financial condition, results of operations and cash flows may be materially and adversely impacted by the reduction, delay or cancellation of orders.
We have entered into contracts with U.S. government agencies which subjects us to federal contract and audit risks.
We have entered into contracts with U.S. government agencies, representing less than 10% of our total revenue from January 1, 2018 through September 30, 2020, that may contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:
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suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts;

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terminate our existing contracts;

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reduce the scope and value of our existing contracts;

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audit and object to our contract-related costs and fees, including allocated indirect costs;

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change certain terms and conditions in our contracts.

The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions may enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions may not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.
As a U.S. government contractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation, and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.
We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although we have not had any government audits and reviews to date, future audits and reviews could cause adverse effects.
Sustainable future revenue growth is dependent on growth in the capabilities of our supply network which we may not be able to achieve.
Our business is fundamentally a match-making business between healthcare providers who have access to subjects, samples, and data and life science researchers who need them. Currently, we receive more requests for our products and services than we have access to in our supply network and we are therefore supply constrained. Although we plan to use $      of the proceeds of this offering in supply development and commensurately grow our supply network capabilities to keep pace with demand, this supply-demand imbalance could increase in the future if we do not continue or increase our investment in this area. Additionally, demand for specimens we receive is becoming more specific, requiring access to a greater population of subjects, samples, and data to find those that meet a researcher’s inclusion and exclusion criteria. For example, whereas a few years ago, a researcher may have requested access to formalin fixed paraffin embedded (“FFPE”) tumor blocks from subjects with lung cancer, now researchers may need access to FFPE blocks that are less than two years old, from subjects with non-small cell lung cancer with a known genetic mutation, who took a specific medication, and whose cancer did not respond to the medication. It takes a larger network of subjects, samples, and data to access a wide enough population of subjects to meet a growing number of requests with more stringent criteria. Delays, difficulties, or unanticipated costs in developing our supply network capabilities necessary to successfully procure products and services could adversely affect revenue and profitability.
Sustainable future revenue growth is dependent upon gaining access to more healthcare data from our supply network and a failure to obtain this data may adversely affect our growth.
Key to our growth strategy is the accessibility and availability of deep medical record data from our healthcare provider supply sites. This data is used to automate the process of matching researchers to subjects, samples, and data, and also used to automate the procurement workflow. Currently, we have gained access to laboratory data to support the distribution of clinical lab specimens as well as biorepository data to support the distribution of banked specimens. However, we have not gained access to deeper medical record data sets from a broad set of healthcare providers to support custom specimen collections, clinical trial recruitment, or data licensing. Should we fail in our ability to access deeper healthcare data, we may not be able to effectively compete in our served markets or grow as anticipated and our business may suffer.
The adoption cycle of our supply network tends to be very lengthy, which may adversely affect our ability to scale rapidly and increase revenues.
The business development cycle for the adoption of our technology solution at healthcare provider supply partners can take up to 18 months or more from initial contact with the prospect through execution of a contract. We may spend significant resources to attempt to secure a new supply partner without successfully engaging the supply partner. Even if we are successful in securing a new supply partner, once a contract is executed, implementation of our technology in the supply partner’s environment can take another several months to a year or more. Because of the lengthy adoption cycle, we may fail to expand our supply network quickly enough to reach our revenue growth targets.
Potential adverse effect from changes in the healthcare industry, including consolidations and regulatory changes, could affect access to subjects, samples, and data and affect our growth.
Changing healthcare-related legislation and regulation may impact the fiscal stability and sustainability of our supply partners. Additionally, many healthcare providers are consolidating to create larger healthcare systems and/or integrated healthcare delivery systems. These changes can divert resources at our healthcare provider supply sites away from the evaluation or implementation of the iSpecimen solution to the adoption of new infrastructure, policies, and procedures to support the changes, thereby extending their timeline to adopt the iSpecimen solution. We cannot predict whether or when future healthcare reform initiatives at the international, federal, or state level, consolidations, or other initiatives affecting healthcare providers’ businesses will be proposed, enacted, or implemented or what impact those initiatives may have on our business, results of operations, and financial condition.
Our supply chain may not provide adequate resources to quickly respond to requests for specimens and delays in the procurement process can affect our reputation, revenue, and profitability.
Many of the healthcare providers in our supply network are not-for-profit organizations whose primary business is to provide clinical care to patients. Supporting biospecimen research may be an adjunct activity for them. These organizations may lack adequate resources to quickly respond to our requests for specimens now and into the future. Should we and our customers experience slow turnaround times on specimen requests, our reputation may be damaged and there may be an adverse impact on our revenue and profitability.
We do not control the end-to-end quality of specimens and data collected in our supply chain and quality issues can affect our reputation, revenue, and profitability.
We rely upon our supply sites and their quality control processes to provide us with products and services that meet order specifications. Most of the products are shipped directly from the supply sites to our customers but we occasionally receive products from supply sites and ship them to our customers. When we receive products from our supply sites, we perform a visual inspection of the products, but we do not perform an in-depth quality control check to ensure that products meet all specifications. Instead, we rely upon our customers to perform quality checks themselves and offer refunds or replacements for products that do not meet specification. In 2019, approximately 99% of clinical remnant specimens delivered to our customers met specifications, 92% of banked research specimens delivered to our customers met specifications, and 97% of custom research collections delivered to our customers met specifications. Refunds and replacements for our products that did not meet specifications in 2019 were nominal. Through the third quarter of 2020, the number of specimens that met specifications increased to 100% for clinical remnant specimens, 97% for banked research specimens and 97% for custom research collections. Refunds and replacements for our products that did not meet specifications through the third quarter of 2020 were nominal. Any issues with quality from our supply sites can adversely affect our reputation, revenue, and profitability.
Reliance on relatively few supply partners for significant supplies and services could affect our ability to operate and grow.
We have derived, and believe that we may continue to derive, a significant portion of our revenues from products we procure from a limited number of supply sites. There was one supplier that accounted for 14% of our total cost of revenue during the nine months ended September 30, 2020. There were three suppliers that accounted for 22%, 10%, and 10% of our total cost of revenue during the year ended December 31, 2019. There was one supplier that accounted for 13% of our total cost of revenue during the year ended December 31, 2018. No other single supplier accounted for over 10% of our total cost of revenue during the nine months ended September 30, 2020 or for the years ended December 31, 2019 and 2018. Any change in the ability of a major supply site to provide us with products and services (such as financial health of the supply site, key leadership, research focus, information technology, competitive demand for specimens from third-parties, pricing structures, contract status and changes in the general economy) may adversely affect our financial performance.
Our supply partners’ inventories may become obsolete, which could have a material adverse effect upon our ability to generate revenue.
Approximately 50% of our revenue is derived from specimens that are procured from our supply partners’ existing sample inventories in their biobanks. These inventories may become obsolete due to changes in regulatory requirements such as a requirement for new consent form disclosures; changes in researcher requirements for the types of specimens, subjects, and data they need for their studies; and/or general degradation in the quality of stored specimens. Any change in regulations, researcher needs, or specimen quality could render our supply partners’ inventories obsolete and may adversely affect our financial performance.
Specimen collection from human subjects, including the possible occurrence of adverse events during or after tissue collection, could provide exposure to claims and litigation.
There are inherent risks associated with collecting specimens from human subjects. Although specimen collections are completed by certified staff according to established industry standards, specimen donors vary in their ability to tolerate specimen collection protocols and such donors may potentially have an adverse health reaction either during or following a specimen collection. Research subjects or their legally authorized representative may file claims related to a specimen collection and these claims could result in litigation that could be expensive, and time consuming to defend or result in judgements that exceed the resources of the Company and its insurance coverage.
We procure specimens and data from organizations outside of the U.S. and as such, we rely upon these organizations to collect and distribute specimens and data in accordance with their local regulations as well as our contractual requirements. A failure by our sites to comply with both applicable regulations and our contractual requirements could introduce us to compliance risk.
Some of the organizations from which we procure specimens and data reside outside of the U.S. in jurisdictions that may have data protection rules, human research protection rules, and other pertinent rules that relate to the collection and distribution of specimens and data that vary from U.S. regulations. We, as an organization are not knowledgeable about all the pertinent rules and regulations of all of the jurisdictions in which these sites operate, and therefore we rely upon our contractual relationships with supply sites to ensure that they have legal responsibility for compliance with their own jurisdiction-specific regulations. Should any site fail to comply with the applicable regulations, we may suffer reputational risks if we have distributed specimens and data from that site. Additionally, any compliance failure on the part of our supply sites that impacts our research customers’ ability to utilize specimens and data they previously obtained from us, as well as utilize any research results, they derived from these specimens and data, may subject us to claims by these customers. These claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition, and results of operations.
We may experience delays or interruption in the shipments of our specimens due to factors outside of our control, and such disruption could lead to lost revenue and customer satisfaction issues.
We distribute biological specimens to customers around the world. These specimens need to be delivered over a range of temperatures from ambient to cryogenic and delivery timeframes that can be as quick as hours. We rely on third-party shipping materials (such as thermal containers) as well as shipping services (such as FedEx) to transport specimens to our customers. Shipping materials may be defective and third-party shipping services, including international shipping services, could become disrupted by adverse weather conditions, natural disasters, flight cancellations, ground logistics issues, customs delays, and other service interruptions. Any defect in our shipping materials or delays in shipping service times could cause damage to these specimens and render them unusable by our customers. If we are unable to deliver our specimens in a timely matter and without damage, our revenue could be negatively impacted and our reputation with our customers could suffer, resulting in material harm to our business.
Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.
Our future success will depend upon our ability to retain our key management and other personnel and will also depend in large part on our ability to attract and retain additional qualified software developers, bioinformaticists, operations personnel, sales and marketing personnel, and business development personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Boston, Massachusetts area where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel, especially in the area of sales. Failure to attract, assimilate, and retain personnel would have a material adverse effect on our business and potential growth.
Our competitors may have greater resources than us and may outspend us to grow more quickly.
Our competitors are highly fragmented and comprise thousands of biobanks, healthcare providers, and commercial biospecimen organizations. We expect to continue to experience significant and increasing levels of competition in the future, especially from several larger biospecimen providers who have consolidated via mergers and acquisitions and who are well-capitalized by private equity. These organizations are currently acquiring smaller biospecimen businesses and have larger customer bases, their own collection centers, biospecimen inventories, larger marketing and sales budgets, and an international presence. They may also be developing their own technology solution that could be better or less costly to develop than our own iSpecimen Marketplace, thereby eliminating one of our key competitive advantages. They may continue to outspend us to grow more quickly and we may not be able to successfully compete with a competitor that has greater resources; hence such competition may adversely affect our business.
We may lose business to competitors which have or develop their own biorepositories and/or collection centers that can meet customers’ needs.
Many of our competitors have their own biorepository of specimens that they have collected or procured over time. These inventories, when they meet a customer’s needs for product, almost always provide our competitors with a time-to-delivery advantage because they can directly fulfill requests from their own inventories, whereas we must procure products through our supply network after an order has been received from our customers. Additionally, some competitors have their own collection facilities and direct access to eligible research subjects which also provides a time-to-delivery advantage. We have lost and will continue to lose business to competitors when they can provide samples more quickly than we can from our supply network.
We may face pricing pressure from competitors who may lower prices to reduce biorepository inventories or because they have more favorable specimen acquisition costs.
Many competitors invest in biorepositories of specimens and data. These competitors may be incented to drop prices in order to more quickly recoup their inventory carrying costs, especially when they have held inventory for longer periods of time. This may cause downward pricing pressure on us. Additionally, some competitors may have cost advantages on some types of collections either because of more favorable supply relationships or because they have their own collection centers, and they can likewise exert pricing pressure in the market. Lower prices will adversely impact our revenue and gross margins.
Our overall business results may suffer from an economic downturn.
We rely upon researchers from biopharma companies as the primary source of our revenue. During an economic downturn, the biopharma industry typically experiences a drop in the annual growth rate of research and development spending and allocates fewer resources towards it. An economic downturn could adversely affect the demand for our products and services and have a corresponding impact on our revenue and profitability. A prolonged economic downturn may cause us to reduce investment in the longer-term growth of our company in order to reduce short term costs.
We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.
Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational, and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems, or the occurrences of unexpected expansion difficulties, could have a material adverse effect on our financial condition and our ability to timely execute our business plans.

Our revenue may be adversely affected if we are required to charge sales tax or other transaction taxes on all or a portion of our past and future sales.
States and other jurisdictions have varying policies regarding when a company has a taxable presence in their locale. There are many factors to consider when determining if a locale nexus exists and if yes, whether products and services offered by the company are subject to sales tax. To date, we have not paid any sales tax in any state on the provision of services to distribute biospecimens. However, it is possible that we could owe sales tax on past sales or in the future if laws and policies, court decisions, Federal law, or our decisions about where and when sales tax is owed changes.
Our ability to utilize net operating loss carryforwards may be limited, resulting in income taxes sooner than currently anticipated.
As of December 31, 2019, we had net operating loss carryforwards (“NOLs”) of approximately $20.4 million for federal income tax purposes of which approximately $12.9 million expires at various periods through 2037 and approximately $7.5 million can be carried forward indefinitely. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes limitations on a corporation’s ability to utilize NOLs if it experiences an ownership change as defined in Section 382. In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Code. Any unused annual limitation may be carried over to later years. We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock in the future. If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.
A pandemic, epidemic, or outbreak of an infectious disease in the United States or worldwide could adversely affect our business.
Outbreaks of pandemic, epidemic, or infectious diseases, such as the current COVID-19 pandemic, Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, or the H1N1 virus, could disrupt the operations of our business, much as with the current COVID-19 pandemic. Our supply chain’s ability to collect specimens from subjects may be disrupted if medical resources are re-allocated to focus on the treatment of disease, medical personnel work remotely, or patient appointments are cancelled or move to virtual appointments. Our customers’ demand for specimens may be reduced if research projects are cancelled, paused, or temporarily slowed due to an economic downturn caused by a widespread health crisis or our customers move to remote work environments where they cannot use our products and services. Limitations on travel may disrupt our supply development and customer development initiatives. Our ability to fulfill requests for products and services, develop our technology, and market and sell our solutions may be impacted if there is a closure of our facilities.
We may acquire other businesses, products, or technologies that could disrupt our business, reduce our financial resources, or cause dilution to our stockholders.
Although we have not identified such an opportunity, as part of our business strategy, we may, in the future, pursue acquisitions of businesses and assets or pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our offerings, increase our customer base, or increase our supply base. We have no experience with acquiring other companies and limited experience with forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations, and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to acquisitions of other companies, which could have a material adverse effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, or joint venture.
To finance any acquisitions or joint ventures, we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.
Risks Related to Regulatory Environment
Failure to comply with federal and state data protection regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.
Because we may gain access to protected healthcare or personal data, we must comply with various data protection regulations worldwide, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and their implementing regulations at 45 CFR Parts 160-164 (collectively, “HIPAA”). As part of the operation of our business, we act in the capacity of a HIPAA business associate with respect to protected health information (“PHI’’), we receive from our healthcare provider partners. As a HIPAA business associate, we are required to protect the privacy and confidentiality of PHI, and we are required to comply with HIPAA security regulations requiring certain administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of electronic PHI (“ePHI’’). To comply with our regulatory and contractual obligations, which may change over time, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding data protection requirements. If we, or any of our employees or agents, are unable to maintain the privacy, confidentiality, and security of the PHI that is entrusted to us, we could be subject to civil and criminal fines and sanctions imposed by the Department of Health and Human Services (“HHS”) or state regulatory authorities, and we could be found to have breached our HIPAA business associate agreements with our healthcare provider suppliers. In addition to the HIPAA requirements that we are subject to, we may be subject to similar state laws and regulations, which regulate the collection, handling, processing, and storage of sensitive personal information. While we have never had a data breach, we cannot guarantee that it will not happen in the future nor can we guarantee that we will always be in compliance with these regulations. Failure to comply with federal, state and local laws and regulations could subject the Company to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on its business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.
Failure to comply with international laws related to data protection, such as the GDPR could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.
We may be required to comply with international laws, such as the European Union (“EU”) General Data Protection Regulation (“GDPR”). The GDPR took effect in May 2018 and regulates the collection, storage, use, disclosure, transfer, and/or other processing of personal data of identified or identifiable individuals located in the European Economic Area (“EEA”), including the EU. This data specifically includes personal health data that generally is provided as part of biospecimen collection studies. The GDPR imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates for processing (with some exceptions), allowing individuals to revoke consents granted, enabling individuals the right to have their data erased (with some exceptions), amended, or transferred to another data controller (known as “data portability”), providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, limiting the transfer of data to countries outside of the EU, providing notification of data breaches, and taking certain measures when engaging third-parties who may also use or process the data. In addition, EU member states may make their own further laws and regulations limiting the processing of personal data, including biometric, genetic or health data.
The GDPR covers areas where we may not have expertise and the GDPR and the regulatory guidance enforcing GDPR may be actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance with the GDPR or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of this law, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.
Failure to comply with federal and state laws around environmental, health and safety, biohazards and dangerous goods, and imports/exports could result in fines, penalties, and litigation, and have a material adverse effect upon our business.
In limited instances, we may take temporary possession of specimens from our healthcare provider suppliers and redistribute them to our research customers. Because we receive, store, and ship specimens, we are subject to regulation under federal, state, and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation, and disposal of specimens and infectious and hazardous waste materials, as well as regulations relating to the safety and health of laboratory employees. Our laboratory is subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens, and we utilize outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV, COVID-19, and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. There are also federal laws related to import and export of biospecimens and related data.
Failure to comply with federal, state and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.
Failure to comply with other international laws around environmental, health and safety, biohazards and dangerous goods, imports/exports, and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.
Because we procure specimens from and distribute specimens to countries outside of the United States, we are subject to international and foreign rules similar to any of the aforementioned U.S. rules, including those related to environmental, health and safety, biozards, and imports/exports. We may be unaware of those international and foreign rules.
These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with laws and regulations related to the protection of research subjects could result in fines, penalties, and litigation, and have a material adverse effect upon our business.
We are subject to regulation under international, federal, state, and local laws and regulations relating to the protection of research subjects. Federally-funded human-subject research in the United States, including the collection of identifiable human biospecimens, is governed by 45 CFR Part 46, also known as the Health and Human Services Policy for Protection of Human Research Subjects or the “Common Rule.” Use of biospecimens in certain other research is subject to Food and Drug Administration (“FDA”) regulations for the Protection of Human Subjects and Institutional Review Boards at 21 CFR Parts 50 and 56. Research funded by the National Institutes of Health (“NIH”) may be subject to grant or contract requirements, as well as NIH Certificates of Confidentiality. When collecting specimens for research in the United States, iSpecimen and its collection sites are responsible for ensuring that specimens are collected in accordance with these regulations. In addition, other countries have their own regulations around the ethical collection of human specimens for research. While we believe that we are in compliance with these laws, we may not be aware of all such laws or may fail to properly audit and identify gaps in compliance. Similarly, we may find errors in our technology and processes and may fail to properly match the compliance requirements of our researchers to the compliance requirements of our suppliers. Failure of our company or our suppliers to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.
Our lack of knowledge of all the laws and regulations related to our business operations may result in our failure to abide by these rules.
In addition to the above-described laws and regulations, there are many other federal, state and international laws and regulations applicable to iSpecimen. The following list contains some of the other laws and regulations that could directly or indirectly affect our ability to operate the business:
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Occupational Safety and Health regulations and requirements;

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Centers for Disease Control Import Permit Program rules related to biological agents;

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Shipping rules such as IATA Dangerous Goods regulations;

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State and local laws and regulations for the disposal and handling of medical waste and biohazardous material;

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Export laws such as the U.S. Department of Commerce’s Bureau of Industry and Security Export Administration Regulations, U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of the Treasury’s Office of Foreign Assets Control in export licensing;

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Import laws such as the Customs and Border Protection Trade Act of 2002 and the Customs Modernization Act;

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The federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs;

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Federal, state, and local tax and tariff rules;

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Other laws and regulations administered by the FDA;

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Other laws and regulations administered by HHS; and

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State and local laws and regulations governing human subject research and clinical trials.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.
Failure to comply with governmental export and import regulations could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.
Our products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of our products and services must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.
In addition, changes in our products and services or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and services to international markets, prevent our customers from procuring our products and services or, in some cases, prevent the export or import of our products and services to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our products and services, or in our decreased ability to export or sell our products and services to existing or potential customers. Any decreased use of our products and services or limitation on our ability to export or sell our products and services could adversely affect our business, financial condition and results of operations.
Product safety and product liability, including bio-hazard risks, could provide exposure to claims and litigation.
Specimens may have hazardous properties and may carry transmissible infectious agents. There are inherent risks in connection with the handling, storage, disposal, distribution, and/or use of the specimens. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulation and regulations of foreign jurisdictions, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Individuals who use or come in contact with the specimens may file claims related to their use and these claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition and results of operations.
Risks Related to the Offering and our Securities
There has been no prior public market for our common stock and an active trading market may not develop.
Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following completion of this offering or, if developed, may not be sustained. The price for our common stock in this offering will be determined by negotiations between us and the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at or above the initial offering price or at all at the time you wish to sell them. An inactive trading market may also impair our ability to both raise capital by selling shares of common stock and acquire other complementary diagnostic tests, technologies or businesses by using our shares of common stock as consideration and attract and motivate employees through equity and incentive awards.
Upon closing of this offering, we expect that our common stock will be listed on the                   . If we fail to satisfy the continued listing standards of the                   , however, we could be delisted, which would adversely impact the price of our common stock and Company reputation.

The sale of substantial shares of our common stock may depress our stock price.
As of September 30, 2020, we have 5,363,365 shares of common stock issued; outstanding stock options to purchase 1,424,041 shares of common stock at an average price of $0.18 per share; outstanding warrants to purchase 129,254 shares of common stock at an average price of $0.01 per share, an aggregate of 7,158,774 shares of Series A, Series A-1 and Series B preferred stock that will convert into 7,158,774 shares of common stock in connection with this offering, and $5.5 million of Convertible Notes and $       of the outstanding principal of the Bridge Notes that will convert into        shares of our common stock on in connection with this offering. Additionally, we have reserved        shares to issue stock options, restricted stock or other awards under our 2020 Equity Incentive Plan. Upon the closing of this offering, we will issue warrants to purchase         shares of our common stock to the representative of the underwriters. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.
If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing common stock in this offering will incur immediate dilution of $      per share, based on an assumed initial public offering price of $      per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and our pro forma as adjusted net tangible book value per share as of      . For more information on the dilution you may suffer as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”
This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering as well as the conversion of our preferred stock and convertible debt into shares of our common stock upon the completion of this offering and the exercise of stock options granted to our employees as the conversion and exercise prices of such securities and options are substantially below the price offered to the public in this offering.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell their shares, could result in a decrease in the market price of our common stock. Immediately after this offering, we will have         outstanding shares of common stock based on the number of shares outstanding as of September 30, 2020. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares,     shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the section of this prospectus entitled “Shares Eligible For Future Sale.” Moreover, after this offering, holders of an aggregate of up to     shares of our common stock, including shares of our common stock issuable upon the conversion of the shares of our Series A, Series A-1 and Series B preferred stock that will be outstanding immediately prior to the consummation of this offering, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders as described in the section of this prospectus entitled “Shares Eligible For Future Sale — Registration Rights.” Once we register these shares, they can be freely sold in the public market, subject to volume limitations applicable to affiliates and the lock-up agreements described in the section of this prospectus entitled “Underwriters.”
Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.
After this offering, our officers, directors and principal stockholders each holding more than 5% of our common stock will collectively control approximately    % of our outstanding common stock. As a result,

these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, impeding a merger, consolidation or other business combination transaction involving us and discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the company and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.
We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline.
Certain provisions of our certificate of incorporation, as amended, and our bylaws, as amended, may make it more difficult for a third party to affect a change-of-control.
Our certificate of incorporation, as amended, authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. In addition, our certificate of incorporation, as amended, provides for a staggered board of directors. As a consequence, only a minority of the board of directors will be considered for election at every annual meeting of stockholders, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Additional provisions that may discourage unsolicited takeover proposals include (i) board vacancies may be filled by a majority of the remaining board members, (ii) the board may adopt, repeal, rescind, alter or amend our bylaws without stockholder approval, (iii) stockholders holding more than 15% of the outstanding shares may call a special meeting, (iv) a director may be removed from office only by the affirmative vote of the a majority of the issued and outstanding stock entitled to vote; and (v) no cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.
Our bylaws, as amended, designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our bylaws, as amended, provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.
Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.
Our certificate of incorporation, as amended, and bylaws, as amended, provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.
We are responsible for the indemnification of our officers and directors.
Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation, as amended, and bylaws, as amended, also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.
We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment will only occur if our stock price appreciates.
We may need additional capital, and the sale of additional shares of common stock or other equity securities could result in additional dilution to our stockholders.
While we believe that the net proceeds from this offering will be sufficient to fund our current operating plans for the 24 months following this offering, we have based these estimates on assumptions that may prove to be wrong. Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, or other sources. We do not currently have any committed external source of funds. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.
To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate technology development or future commercialization efforts.
Our quarterly revenue tends to fluctuate, making it harder to forecast and meet investor expectations.
Quarterly revenue has been difficult to predict, has historically fluctuated, and may vary from quarter to quarter due to a variety of factors, many of which are beyond our control. Accordingly, comparing our operating results on a period-to-period basis may not be meaningful. Factors that may affect our quarterly revenue and operating results may include: any material changes in demand for our products and services; changes in our supply sites’ ability to collect and ship specimens or our ability to retain them; changes in the number, availability, and quality of competing products; our ability to maintain a timely delivery of high quality products and services; the timing and amount of sales and marketing expenses incurred by us to attract new customers; changes in the economic or business prospects of our customers or the economy generally; changes in the pricing policies of our competitors; unforeseen defects in our technology; changes in the regulatory environment; and unforeseen costs necessary to improve and maintain our technology. These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results. The change in our earnings or general economic conditions may cause the market price of our common stock to fluctuate.
Our stock price may be volatile.
The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various risk factors, including the following:
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changes in our industry;

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ability to enhance our platform or to add new functionality;

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regulatory changes;

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competitive pricing or other pressures;

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failures of our suppliers to deliver product on time;

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loss of supply partners;

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additions or departures of key personnel;

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sales of our common stock;

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our ability to execute our business plan;

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operating results that fall below expectations;

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loss of any strategic relationship including customers, suppliers and channel partners; and/or

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economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.
Our status as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act of 2013 may make it more difficult to raise capital when we need to do it or make our common stock less attractive to investors.
Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.
We have limited insurance which may not cover claims by third parties against us or our officers and directors.
We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Also, due to high self-insured retention costs and deductibles, we may incur significant costs from any claim made against us before insurance policies provide coverage. Any significant claims would have a material adverse effect on our business, financial condition, and results of operations. In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.
We identified a material weakness in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.
In connection with the audit of our financial statements for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
For the year ended December 31, 2019, in connection with our adoption of Topic 606 Revenue from Contracts with Customers (“ASC 606”), we began recognizing revenue when specimens are accessioned rather than upon shipment. We generated reports from our Marketplace Platform to determine what specimens had been accessioned but not yet shipped as of December 31, 2019 in order to accrue for unbilled specimen revenue. The underlying conclusions of these reports were not verified by management prior to completion of the financial statements and, these reports were determined to be inaccurate. As a result, audit adjustments were made to unbilled revenue upon adoption of ASC 606 on January 1, 2019 and as of December 31, 2019. Therefore, we have noted a material weakness in internal controls over unbilled revenue.
While our efforts to address this matter should have taken place prior to the 2019 audit process, we believe it has now been addressed and that we have a process and report that provides accurate information for our unbilled specimen revenue. We consider this matter to be remediated.
We may identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes- Oxley, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot assure that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect our reputation, financial condition and results of operations.
The requirements of being a U.S. public company may strain our resources and divert management’s attention.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and        rules. Following this offering, the requirements of these rules and regulations will significantly increase our legal and financial compliance costs, including costs associated with the hiring of additional personnel, making some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources and divert management’s attention.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain disclosure controls and procedures and internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place, as well as maintaining these controls and procedures, is a costly and time-consuming effort that needs to be re-evaluated frequently.
Additionally, various rules and regulations applicable to public companies make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or higher deductibles or incur substantially higher costs to maintain coverage.
Evaluation of internal control and remediation of potential problems will be costly and time consuming and could expose weaknesses in financial reporting.
Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires that we evaluate our internal control over financial reporting to enable management to report on the effectiveness of those controls annually. In connection with the Section 404 requirements, we could, as part of that documentation, identify material weaknesses, significant deficiencies, or other areas for further attention or improvement.
Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers, and employees, require the hiring of additional finance, accounting and other personnel, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, adequate internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.
Our senior management team has limited experience managing a public company.
Our senior management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.
Public company compliance may make it more difficult to attract and retain officers and directors.
The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we are expected to follow Sarbanes-Oxley Act regulations and other public company rules, and these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a result, these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult and costly for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus may constitute “forward-looking statements” for purposes of federal and state securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, used in either the singular or plural form, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
➢
our ability to enter into contracts with healthcare providers to gain access to specimens, subjects, and data on favorable terms;

➢
our ability to obtain new customers and keep existing customers;

➢
development of our technology to adequately keep pace to support expansion of our existing line of business or our entry into new lines of businesses;

➢
market adoption rate of our marketplace technology;

➢
our ability to continue to expand outside of the United States in compliance with local laws and regulations;

➢
our business model generally and our utilization of the proceeds from this offering;

➢
the viability of our current intellectual property;

➢
acceptance of the products and services that we market;

➢
government regulation;

➢
our ability to retain key employees;

➢
adverse changes in general market conditions for medical devices;

➢
our ability to continue as a going concern;

➢
our future financing plans; and

➢
our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic) which could impair our operations and financial performance.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We estimate, based upon an assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $      million (or $      million if the underwriters exercise their option to purchase additional shares of common stock in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently estimate that we will use the net proceeds from this offering, together with our existing cash as follows:
➢
approximately $      million to continue development and expansion of the iSpecimen Marketplace platform to support more diverse and complex data sets, improve search functionality (including patient/subject search), enhance user workflows, and optimize administrative and reporting functionality;

➢
approximately $      million to expand our supplier development and management capabilities, including gaining access to more diverse and emerging healthcare data sets;

➢
approximately $      million to grow our sales and marketing efforts, including internationally;

➢
approximately $      million to repay the accrued and unpaid interest of the Bridge Notes (with an aggregate principal amount of $6.5 million, an interest rate of 30% per annum and due and payable on March 31, 2021);

➢
approximately $      million for our operations and fulfillment function to support our expected growth in specimen orders; and

➢
the remainder for working capital, business development opportunities, general corporate purposes, including expanding our legal, finance, and compliance capabilities to support operating as a public company.

Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition as well as the market environment. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering or any of the actual amounts that we will spend on the uses set forth above. We may also use a portion of the proceeds to license, acquire, or invest in additional businesses, technologies, products, services, or assets, although currently we have no specific agreements, commitments, or understandings in this regard.
The amount and timing of our actual expenditures will depend on numerous factors, including the progress of our technology development efforts, our ability to expand our supply network to access more diverse and complex healthcare datasets, changing customer demands, any collaborations that we may enter into with third parties, and any unforeseen cash needs. As a result, the executive management team will retain broad discretion over the allocation of the net proceeds from this offering.
Pending the use of the proceeds from this offering, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit, or government securities.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each 1,000,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming that the price per share for the offering remains at $      (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development, commercialization, and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on any class of our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth cash, as well as our capitalization, as of September 30, 2020 as follows:
➢
on an actual basis;

➢
on a pro forma basis to give effect to (i) the issuance of         shares of common stock, in aggregate, upon conversion of unsecured convertible promissory notes, as amended, we issued to Andrew L. Ross, Anna-Maria & Stephen Kellen Foundation, and OBF Investments, LLC in 2017 and 2018 (collectively, the “Convertible Notes”) and the outstanding principal of the secured promissory notes (the “Bridge Notes”); and (ii) the automatic conversion of all outstanding shares of our Series A, Series A-1, and Series B preferred stock into           shares of our common stock, all of which will occur immediately prior to the closing of this offering;

➢
on a pro forma, as adjusted, basis, giving effect to the pro forma adjustments set forth above and the sale and issuance by us of         shares of our common stock in this offering, based upon the assumed initial public offering price of $       per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and related notes, and the sections titled “Selected Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and related notes that are included elsewhere in this prospectus.
	As of September 30, 2020
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited)
Cash	$957,246	$—	$—
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	$5,489,728	$—	$—
Bridge notes payable, net of debt issuance costs	4,588,504
Bridge notes payable, related parties	1,905,000
Notes payable (including short-term maturities of $473,239)	783,008
Total debt	12,766,240
Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 3,174,363 shares issued and outstanding, actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,550 shares authorized, 556,540 issued and outstanding, actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, issued and outstanding, actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted	2,612,038
Total convertible preferred stock	11,173,076
Stockholders’ deficit:
Common stock, $0.0001 par value, 16,000,000 shares authorized; 5,363,365 shares outstanding, actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted	537
Additional paid-in capital	1,766,986
Treasury stock, at cost, 171,908 shares	(172)

	As of September 30, 2020
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited)
Accumulated deficit	(27,464,043)
Total stockholders’ deficit:	(25,696,692)
Total capitalization:	$(1,757,376)

Each $1.00 increase or decrease in the assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (or decrease) each of cash, additional paid in capital, total stockholders’ (deficit) equity and total capitalization on a pro forma as adjusted basis by approximately $      million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase (or decrease) each of cash, additional paid in capital, total stockholders’ (deficit) equity and total capitalization on a pro forma as adjusted basis by approximately $      million, assuming that the price per share for the offering remains at $      (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The information in the table above excludes:
➢
an aggregate of 1,424,041 shares of common stock issuable upon exercise of outstanding stock options granted under the 2010 Stock Incentive Plan (the “2010 Plan”) and the 2013 Stock Incentive Plan (the “2013 Plan”), at a weighted average exercise price of $0.18 per share as of September 30, 2020;

➢
591,180 shares of common stock available for future issuance under the 2013 Plan as of September 30, 2020;

➢
        shares of common stock available for future issuance under our 2020 Plan as of       , 2020 and

➢
the issuance of warrants to purchase shares of common stock to be issued to the representative of the underwriters upon the consummation of this offering.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.
Our historical net tangible book value (deficit) as of September 30, 2020 was $(25.7) million, or $(4.79) per share of our common stock. Our historical net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities and our Series A, Series A-1, and Series B preferred stock. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 5,363,365 shares of our common stock outstanding as of September 30, 2020.
Our pro forma net tangible book value (deficit) as of September 30, 2020 was $      million, or $      per share. Pro forma net tangible book value per share is our total tangible assets less our total liabilities and dividing the difference by the number of shares of common stock deemed to be outstanding, after giving effect to (i) the issuance of         shares of common stock, in aggregate, upon conversion of our Convertible Notes and the outstanding principal of the Bridge Notes; and (ii) the automatic conversion of all outstanding shares of our Series A, Series A-1, and Series B preferred stock immediately prior to the closing of this offering into         shares of common stock.
After giving further effect to our issuance and sale of           shares of our common stock in this offering at an assumed initial public offering price of $       per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of        , would have been $       million, or $      per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $      per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $      per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:
Assumed initial public offering price per share of common stock		$—
Historical net tangible book value (deficit) per share as of September 30, 2020
Increase per share attributed to the conversion of outstanding preferred stock		$—
Pro forma net tangible book value per share as of September 30, 2020 before this offering		—
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new common stock investors in this offering	$
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share (which is the midpoint of the price range listed on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $      , and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after the offering would be $      per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $      per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $      per

share, in each case assuming an initial public offering price of $      per share, which is the midpoint of the price range listed on the cover page of this prospectus.
The following table summarizes, as of September 30, 2020, after giving effect to this offering, the number of shares of our common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an assumed initial public offering price of $      per share (which is the midpoint of the price range listed on the cover page of this prospectus) before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares purchased		Total consideration		Average price per share
	Number	Percentage	Amount	Percentage
Existing Shareholders	5,363,365	%	1,737,720	%	$0.32
New Investors
Total
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $      million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions but before estimated offering expenses.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock and excludes:
➢
an aggregate of 1,424,041 shares of common stock issuable upon exercise of outstanding stock options granted under the 2010 Stock Incentive Plan (the “2010 Plan”) and the 2013 Stock Incentive Plan (the “2013 Plan”), at a weighted average exercise price of $0.18 per share as of September 30, 2020;

➢
591,180 shares of common stock available for future issuance under the 2013 Plan as of September 30, 2020;

➢
       shares of common stock available for future issuance under our 2020 Plan as of       , 2020; and

➢
the issuance of warrants to purchase       shares of common stock to be issued to the representative of the underwriters upon the consummation of this offering.

SELECTED FINANCIAL DATA
You should read the following selected financial data together with our financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018 from our audited financial statements included elsewhere in this prospectus.
The statement of operations data for the nine months ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 have been derived from our unaudited condensed financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements.
The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of our future results.
	Years Ended December 31,				Nine Months Ended September 30,
	2019		2018		2020		2019
					(Unaudited)
Statement of Operations Data:
Revenue		$4,298,350		$4,394,818		$5,466,375		$3,007,911
Operating expenses:
Cost of revenue		2,127,900		2,362,495		2,032,111		1,506,820
Technology		993,329		1,210,079		1,131,695		778,892
Sales and marketing		1,413,059		1,313,881		1,305,897		1,029,049
Supply development		792,778		673,439		395,200		593,377
Fulfillment		914,633		736,799		642,140		701,037
General and administrative		1,936,740		1,454,426		1,431,262		1,561,532
Total operating expenses		8,178,439		7,751,119		6,938,305		6,170,707
Loss from operations		(3,880,089)		(3,356,301)		(1,471,930)		(3,162,796)
Other income (expense), net
Interest expense		(1,724,450)		(1,214,983)		(1,517,697)		(1,209,857)
Change in fair value of derivative liability		551,000		(946,000)		(76,000)		725,000
Other income		168,859		41,733		6,691		151,073
Interest income		630		1,499		396		609
Other expense, net		(1,003,961)		(2,117,751)		(1,586,610)		(333,175)
Net loss before benefit from income taxes		(4,884,050)		(5,474,052)		(3,058,540)		(3,495,971)
Benefit from income taxes		157,000		127,000		—		117,750
Net loss		$(4,727,050)		$(5,347,052)		$(3,058,540)		$(3,378,221)
Net loss per common share – basic and diluted(1)		$(0.91)		$(1.03)		$(0.59)		$(0.65)
Weighted average common shares outstanding – basic and diluted(1)		5,190,810		5,196,485		5,191,457		5,190,583
Pro forma net loss per common share – basic and diluted (unaudited)(2)	$		$		$		$
Pro forma weighted average common shares outstanding – basic and diluted (unaudited)(2)	$		$		$		$

1)
See Note 2 to our audited financial statements and unaudited interim financial statements appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per common share.

2)
Reflects (i) the conversion of the Convertible Notes and the outstanding principal of the Bridge Notes into       shares of our common stock, and (ii) the automatic conversion of all outstanding shares of our Series A, Series A-1 and Series B preferred stock into      shares of our common stock upon the closing of this offering.

	As of December 31,		As of September 30, 2020
	2019	2018
			(Unaudited)
Balance Sheet Data:
Cash	$53,893	$1,130,364	$957,246
Working capital(1)	(14,179,599)	(8,991,800)	(16,901,190)
Total assets	4,214,588	4,044,626	6,047,240
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	5,350,278	4,801,189	5,489,728
Derivative liability for embedded conversion features	2,214,000	2,765,000	2,290,000
Bridge notes payable, net of debt issuance costs	3,586,326	1,117,286	4,588,504
Bridge notes payable, related parties	1,655,000	1,050,000	1,905,000
Note payable, current portion	—	—	473,239
Note payable, net of current portion	—	—	309,769
Convertible preferred stock	11,173,076	11,173,076	11,173,076
Total stockholders’ deficit	(22,718,749)	(18,423,752)	(25,696,692)

1)
We define working capital as current assets less current liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and plan of operations together with our selected financial data, financial statements and the related notes, and other financial information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Overview
We were incorporated in 2009 under the laws of the state of Delaware. Our mission is to accelerate life science research and development via a single global marketplace platform that connects researchers to subjects, specimens, and associated data. We are headquartered in Lexington, Massachusetts. We operate as one operating and reporting segment.
In addition to creating a single global platform where both specimen providers and researchers can connect, the platform automates the process of searching for and selecting specimens for research. The platform taps into healthcare provider data to gain insights into the available samples in biobanks or laboratories, or to gain insights into the patient populations to support specimen collections directly from research subjects. The platform receives de-identified data from electronic medical records, laboratory information systems, and other healthcare data sources of available specimens and research subjects and harmonizes the data across all participating organizations.
Researchers can search this data using our intuitive, web-based user interface to obtain specimens more efficiently. They can instantly find the specific specimens they need for their studies, request quotes for these specimens or for custom collections directly from research subjects, place orders, and track and manage their specimens and associated data across projects.
Biospecimen providers also gain efficiencies using the iSpecimen Marketplace, not only because the platform provides instant access to a large researcher base, but because the technology orchestrates the bioprocurement workflow from specimen request to fulfilment. Specimen providers access intuitive dashboards to view requests, create proposals, and track and manage their orders.
Finally, the platform helps with administrative and reporting functions for researchers, suppliers, and our internal personnel, including user and compliance management.
The iSpecimen Marketplace is composed of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve engagement with the platform and liquidity across it. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.
The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We derive our revenue by procuring specimens from our healthcare provider network and commercial biobank partners and then distributing these annotated specimens to our research client base. Costs paid to acquire specimens from hospitals and laboratories generally varies depending upon the sample type, collection requirements, and data provided. We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where inventory turnover and cash conversion cycles can be lengthy.

Impact of the COVID-19 Pandemic on Our Operations
We are subject to the risks arising from the SARS-Cov2 (“COVID-19”) outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders, that limit our ability to procure specimens; (ii) decline in researcher demand for specimens; and (iii) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.
Beginning in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully disabled, more than 40% was partially disabled, and less than 15% was fully operational. Consequently, during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our ability to fulfill these orders was negatively impacted by COVID-19 and resulted in our revenue only increasing year-over-year by 30% compared to the same period in 2019.
In response to the COVID-19 outbreak, we implemented measures to help stabilize revenue, improve our cash position, and reduce costs. In May 2020, we applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act. Cost saving measures included the elimination of non-essential travel and in-person training activities, deferral of certain planned expenditures, and the furlough of 7% of our employees in August 2020.
To stabilize revenue, we added COVID-19 samples to our product line to support growing research in this area and also contracted with mobile phlebotomy service providers to more easily collect specimens from research subjects who may be practicing social distancing. We received our first request for samples from patients with a prior or current COVID-19 infection on March 18, 2020, and through September 30, 2020, we fielded additional COVID-19 specimen requests. Because of our large, geographically diverse network with many sites around the country and the world, we were able to respond quickly to this new demand and match requests for COVID-19 specimens to sites in areas of outbreak. As a result, more than 30% of our total purchase orders in the first nine months of the 2020 related to COVID-19 specimens.
As of September 30, 2020, most of our supply organizations had resumed research operations but generally in a more limited capacity than before the pandemic began. Supplier survey results from August 2020 indicate that less than 10% of our worldwide supply was fully disabled, approximately 50% was partially disabled, and nearly 40% was fully operational. We expect that while the pandemic lasts, we will continue to experience a slowdown in non-COVID-19 specimen collections due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations. There is considerable uncertainty around the duration of this COVID-19 outbreak and its future impact. While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.
Components of Our Results of Operations
Revenue
We generate revenue by procuring various specimens from hospitals, laboratories, and other supply sites comprising our network, and delivering them to our medical research customers using our proprietary software to identify and locate the required specimens. We do not currently charge suppliers or customers for the use of our proprietary online marketplace platform. Each customer executes a material and data use agreement with iSpecimen or agrees to the online purchase terms, both of which include customer rights, service period, payment, and cancellation terms. These are then supplemented by subsequent statements of work and/or purchase orders that further specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent our contracts with our customers. Generally, contracts have fixed unit pricing.
We have evaluated principal versus agent considerations as part of our revenue recognition policy. We have concluded that our role in procuring specimens for our customers, which is the only performance obligation in a customer contract, is that of a principal as we set the prices for the specimens, control the collection of the specimens being provided prior to transferring control to the customer, and bear the responsibility for customer credit risk associated with selling specimens to customers.
We review contracts and related orders upon receipt to determine if the specimens ordered have an alternative use by the Company. Generally, specimens ordered do not have an alternative future use by us and the performance obligation is satisfied when the related specimens are collected. In the rare circumstances where specimens do have an alternative future use, our performance obligation is satisfied at the time of shipment. We use an output method to recognize revenue for specimens collected with no alternative future use. The output method is measured based on the number of specimens collected. We have an enforceable right to payment when specimens are collected. Customers are typically invoiced upon shipment; however, a customer deposit amount may be required prior to order fulfilment depending on project set-up requirements and type of specimen collection.
Cost of Revenue
Cost of revenue primarily consists of the purchase price to acquire specimens from hospitals and laboratories; inbound and outbound shipping costs; supply costs related to samples; payment processing and related transaction costs; and costs paid to the supply sites to support sample collections. Shipping costs upon receipt of products from suppliers are recognized in cost of revenue.
Additionally, we believe that loss from operations is a more meaningful measure of profitability than gross profit due to the nature of specimens collected and the diversity of our pricing.
Technology
Technology costs include payroll and related expenses for employees involved in the development and implementation of our technology; software license and system maintenance fees; outsourced data center costs; data management costs; depreciation and amortization; and other expenses necessary to support technology initiatives. Collectively, these costs reflect the efforts we make to offer a wide variety of products and services to our customers. Technology and data costs are generally expensed as incurred.
A portion of technology costs are related to research and development. Costs incurred for research and development are expensed as incurred, except for software development costs that are eligible for capitalization. Research and development costs primarily include salaries and related expenses, in addition to the cost of external service providers.
Sales and Marketing
Sales and marketing costs primarily consist of payroll and related expenses for personnel engaged in marketing and selling activities, including salaries and sales commissions; travel expenses; public relations and social media costs; ispecimen.com website development and maintenance costs; search engine optimization fees; advertising costs; direct marketing costs; trade shows and events fees; marketing and customer relationship management software; and other marketing-related costs.
Supply Development
We have agreements with supply partners that allow us to procure specimens from them and distribute these samples to customers. Supply development costs primarily include payroll and related expenses for personnel engaged in the development and management of this supply network; related travel expenses; regulatory compliance costs to support the network; and other supply development and management costs.
Fulfillment
Fulfillment costs primarily consist of those costs incurred in operating and staffing operations and customer service teams, including costs attributable to assess the feasibility of specimen requests; creating and managing orders; picking, packaging, and preparing customer orders for shipment; responding to inquiries from customers; and laboratory equipment and supplies.
General and Administrative
General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses for human resources, legal, finance, and executive teams; associated software licenses; facilities and equipment expenses, such as depreciation and amortization expense and rent, outside legal expenses, insurance costs, and other general and administrative costs.
Financial Operations Overview and Analysis for the Three and Nine Months Ended September 30, 2020 and 2019 (unaudited) and Years Ended December 31, 2019 and 2018
Comparison of the Three Months Ended September 30, 2020 and 2019
	Three Months Ended September 30,		Change
	2020	2019	Dollars	Percentage
	(unaudited)
Revenue	$2,250,147	$692,707	$1,557,440	225%
Operating expenses:
Cost of revenue	903,862	486,665	417,197	86%
Technology	413,381	302,934	110,447	36%
Sales and marketing	506,641	357,209	149,432	42%
Supply development	133,007	205,659	(72,652)	(35)%
Fulfillment	241,785	227,182	14,603	6%
General and administrative	774,407	645,627	128,780	20%
Total operating expenses	2,973,083	2,225,276	747,807	34%
Loss from operations	(722,936)	(1,532,569)	809,633	(53)%
Other income (expense), net
Interest expense	(469,477)	(454,859)	(14,618)	3%
Change in fair value of derivative liability	(54,000)	(158,000)	104,000	(66)%
Other income	—	29	(29)	(100)%
Interest income	87	156	(69)	(44)%
Other income (expense), net	(523,390)	(612,674)	89,284	(15)%
Benefit from income taxes	—	39,250	(39,250)	(100)%
Net loss	$(1,246,326)	$(2,105,993)	$859,667	(41)%
Revenue
For the three months ended September 30, 2020, revenue increased by approximately $1,557,000 or 225%, as compared with the three months ended September 30, 2019, primarily due to an expansion of our sales team and new demand for specimens from patients with known COVID-19 test results. In addition to an expansion of the sales team from three to seven employees, we also had a more seasoned sales team in 2020 compared to 2019. Sales efforts resulted in specimens collected during the three months ended September 30, 2020 increasing by approximately 2,500, or 41.1% to approximately 6,000, compared to approximately 3,500 specimens collected during the three months ended September 30, 2019, contributing to the increase in sales period-over-period. This increase was also impacted by the specimen mix with an increase of $180, or 47.8%, in the average selling price per specimen period-over-period.
Cost of Revenue
For the three months ended September 30, 2020, cost of revenue increased by approximately $417,000 or 86%, as compared with the three months ended September 30, 2019, which was primarily attributable to the increase in specimens collected during the current period over the same period in the prior year. Certain specimens generally have lower procurement costs than other specimens. During 2020, an increase of $13, or 8.6%, in the average cost per specimen collected period-over period allowed the Company’s cost of revenue to increase at a lower rate than revenue for the same period.
Technology
Technology costs increased by approximately $110,000 or 36%, from approximately $303,000 for the three months ended September 30, 2019 to approximately $413,000 for the three months ended September 30, 2020. The increase was primarily related to project expenses in the development and implementation of our technology that were not capitalizable of approximately $379,000 and an increase in depreciation and amortization of approximately $34,000.
Sales and Marketing Expenses
Sales and marketing expenses increased approximately $149,000 or 42%, from approximately $357,000 for the three months ended September 30, 2019 to approximately $507,000 for the three months ended September 30, 2020. The increase was primarily attributable to an increase in payroll and related expenses associated with the hiring of additional staff during the fourth quarter of 2019, which amounted to approximately $177,000, partially offset by reductions to external marketing efforts of approximately $30,000 in 2020 due to the COVID-19 outbreak.
Supply Development
Supply development expenses decreased by approximately $73,000 or 35%, from approximately $206,000 for the three months ended September 30, 2019 to approximately $133,000 for the three months ended September 30, 2020. The decrease was primarily attributable to a decrease in payroll and related expenses of approximately $71,000 for personnel engaged in supply development activities and travel-related expenses due to the COVID-19 outbreak.
Fulfillment
Fulfillment costs increased approximately $15,000 or 6%, from approximately $227,000 for the three months ended September 30, 2019 to approximately $242,000 for the three months ended September 30, 2020. The increase was primarily attributable to an increase in payroll and related expenses of approximately $22,000 for personnel engaged in pre-sales feasibility assessments, and post-sales activities such as order processing and management, shipping and receiving, and customer service, partially offset by other decreases in fulfillment related expenses.
General and Administrative Expenses
General and administrative expenses increased approximately $129,000 or 20%, from approximately $646,000 for the three months ended September 30, 2019 to approximately $774,000 for the three months ended September 30, 2020. The increase was primarily attributable to increases in operating and maintenance expenses of approximately $339,000 and an increase in utilities and facilities of approximately $27,000, offset by a decrease in payroll and related expenses of $192,000 and general and administrative expenses of approximately $33,000.
Other Income (Expense), net
During the three months ended September 30, 2020 we recorded other expense of approximately $523,000 compared to other expense of approximately $613,000 for the three months ended September 30, 2019. The decrease in other expense was primarily the result of a difference in the change in fair value of the derivative liability related to the Convertible Notes of approximately $104,000.
Benefit from Income Taxes
The Company did not record an income tax benefit for the three months ended September 30, 2020, as the Company did not qualify for a refundable R&D tax credit during the period.
Comparison of the Nine Months Ended September 30, 2020 and 2019
	Nine Months Ended September 30,		Change
	2020	2019	Dollars	Percentage
	(unaudited)
Revenue	$5,466,375	$3,007,911	$2,458,464	82%
Operating expenses:
Cost of revenue	2,032,111	1,506,820	525,291	35%
Technology	1,131,695	778,892	352,803	45%
Sales and marketing	1,305,897	1,029,049	276,848	27%
Supply development	395,200	593,377	(198,177)	(33)%
Fulfillment	642,140	701,037	(58,897)	(8)%
General and administrative	1,431,262	1,561,532	(130,270)	(8)%
Total operating expenses	6,938,305	6,170,707	767,598	12%
Loss from operations	(1,471,930)	(3,162,796)	1,690,866	(53)%
Other income (expense), net
Interest expense	(1,517,697)	(1,209,857)	(307,840)	25%
Change in fair value of derivative liability	(76,000)	725,000	(801,000)	(110)%
Other income	6,691	151,073	(144,382)	(96)%
Interest income	396	609	(213)	(35)%
Other income (expense), net	(1,586,610)	(333,175)	(1,253,435)	376%
Benefit from income taxes	—	117,750	(117,500)	(100)%
Net loss	$(3,058,540)	$(3,378,221)	$319,681	(9)%
Revenue
For the nine months ended September 30, 2020, revenue increased by approximately $2,458,000 or 82%, as compared with the nine months ended September 30, 2019 due primarily due to an expansion of our sales team and new demand for specimens from patients with known COVID-19 test results. In addition to an expansion of the sales team from three to seven employees, we also had a more seasoned sales team in 2020 compared to 2019. Sales efforts resulted in specimens collected during the nine months ended September 30, 2020 increasing by approximately 7,800, or 45.9% to approximately 17,000, compared to approximately 9,200 specimens collected during the nine months ended September 30, 2019, contributing to the increase in sales period-over-period. This increase was also offset by the specimen mix with a decrease of $5, or 1.6%, in the average selling price per specimen period-over-period.
Cost of Revenue
For the nine months ended September 30, 2020, cost of revenue increased by approximately $525,000 or 35%, as compared with the nine months ended September 30, 2019, which was attributable to the increase in specimens collected during the current period over the same period in the prior year. Certain specimens generally have lower procurement costs than other specimens. During 2020, a decrease of $44, or 37.0%, in the average cost per specimen collected period-over period allowed the Company’s cost of revenue to increase at a lower rate than revenue for the same period.
Technology
Technology costs increased approximately $353,000 or 45%, from approximately $779,000 for the nine months ended September 30, 2019 to approximately $1,132,000 for the nine months ended September 30, 2020. The increase was primarily related to project expenses for development of the Company’s technology that were not capitalizable of approximately $187,000 and an increase in depreciation and amortization of approximately $166,000.
Sales and Marketing Expenses
Sales and marketing expenses increased approximately $277,000, or 27%, from approximately $1,029,000 for the nine months ended September 30, 2019 to approximately $1,306,000 for the nine months ended September 30, 2020. The increase was primarily attributable to an increase in payroll and related expenses associated with the hiring of additional staff during the fourth quarter of 2019, which amounted to approximately $437,000, partially offset by reductions to external marketing efforts of approximately $102,000 in 2020 due to the COVID-19 outbreak, a reduction in general operating expenses related to sales and marketing of approximately $44,000, and other reductions in marketing efforts.
Supply Development
Supply development expenses decreased approximately $198,000, or 33%, from approximately $593,000 for the nine months ended September 30, 2019 to approximately $395,000 for the nine months ended September 30, 2020. The decrease was primarily attributable to a decrease in payroll and related expenses of approximately $217,000 for personnel engaged in supply development activities and travel-related expenses due to the COVID-19 outbreak, partially offset by an increase in compliance-related costs to support a larger supply network.
Fulfillment
Fulfillment costs decreased approximately $59,000, or 8%, from approximately $701,000 for the nine months ended September 30, 2019 to approximately $642,000 for the nine months ended September 30, 2020. The decrease was primarily attributable to a decrease in payroll and related expenses of approximately $55,000 for personnel engaged in pre-sales feasibility assessments, and post-sales activities such as order processing and management, shipping and receiving, and customer service.
General and Administrative Expenses
General and administrative expenses decreased approximately $130,000 or 8%, from approximately $1,562,000 for the nine months ended September 30, 2019 to approximately $1,431,000 for the nine months ended September 30, 2020. The decrease was primarily attributable to decreases in payroll and related expenses of approximately $180,000 and a decrease in other general and administrative expenses of approximately $77,000, offset by an increase in operating and maintenance expenses of approximately $113,000 and an increase in facilities and utilities expenses of approximately $38,000.

Other Income (Expense), net
During the nine months ended September 30, 2020 we recorded other expense of approximately $1,587,000 compared to other expense of approximately $333,000 for the nine months ended September 30, 2019. The increase in other expense was primarily the result of a difference in the change in fair value of the derivative liability related to the Convertible Notes of approximately $801,000, and an increase in interest expense of approximately $308,000 in 2020 related to the issuance of additional Bridge Notes.
Benefit from Income Taxes
The Company did not record an income tax benefit for the nine months ended September 30, 2020, as the Company did not qualify for a refundable R&D tax credit during the period.
Comparison of the Years Ended December 31, 2019 and 2018
	Years Ended December 31,		Change
	2019	2018	Dollars	Percentage
Revenue	$4,298,350	$4,394,818	$(96,468)	(2)%
Operating expenses:
Cost of Revenue	2,127,900	2,362,495	(234,595)	(10)%
Technology	993,329	1,210,079	(216,750)	(18)%
Sales and marketing	1,413,059	1,313,881	99,178	8%
Supply development	792,778	673,439	119,339	18%
Fulfillment	914,633	736,799	177,834	24%
General and administrative	1,936,740	1,454,426	482,314	33%
Total operating expenses	8,178,439	7,751,119	427,320	6%
Loss from operations	(3,880,089)	(3,356,301)	(523,788)	16%
Other income (expense), net
Interest expense	(1,724,450)	(1,214,983)	(509,467)	42%
Change in fair value of derivative liability	551,000	(946,000)	1,497,000	(158)%
Interest income	168,859	41,733	127,126	305%
Other income	630	1,499	(869)	(58)%
Other expense (income), net	(1,003,961)	(2,117,751)	1,113,790	(53)%
Benefit from income taxes	157,000	127,000	30,000	24%
Net loss	$(4,727,050)	$(5,347,052)	$620,002	(12)%
Revenue
Revenue decreased by approximately $96,000 or 2%, from approximately $4,395,000 for the year ended December 31, 2018 to approximately $4,298,000 for the year ended December 31, 2019. Revenue remained relatively flat year-over-year primarily because we did not invest in our sales and marketing efforts to support revenue growth throughout the three quarters of 2019. This decision was made in large part because our ability to adequately scale operations was severely limited due to a software release in mid-2018 that did not perform as expected. We believed that software modifications were needed prior to increasing the size of our sales and marketing effort. The software was adequately updated by mid-2019 and we subsequently expanded our sales team during the fourth quarter of 2019 in anticipation of resuming revenue growth in 2020. Our sales team increased by four employees in the fourth quarter of 2019. Given the limited sales resources, we also shifted focus from the distribution of specimens with lower average selling price to specimens with a higher average selling price, but are generally sold in lower quantities. During 2019, the number of specimens collected decreased to approximately 13,150 from 24,000 specimens collected during 2018. The average selling price increased to approximately $327 during 2019 from approximately $183 during 2018.
Cost of Revenue
Cost of revenue decreased by approximately $235,000, or 10%, from approximately $2,362,000 for the year ended December 31, 2018 to approximately $2,128,000 for the year ended December 31, 2019 resulting from the decrease in revenu es during the same period. While there was a decrease in the volume of specimens collectedof approximate 10,900, or 82.6%, that attributed to the decrease in cost of revenue, this decrease was partially offset by an increase of $63, or 39.2% in the average cost per specimen period-over-period.
Technology
Technology expenses decreased by approximately $217,000 or 18% from approximately $1,210,000 for the year ended December 31, 2018 to approximately $993,000 for the year ended December 31, 2019. The decrease in costs expensed year-over-year was primarily attributable to a decrease in related project expenses for the development and implementation of the Company’s technology that were capitalizable of $77,000, offset by an increase in depreciation and amortization of $140,000.
Sales and Marketing Expenses
Sales and marketing expenses increased approximately $99,000, or 8%, from approximately $1,314,000 for the year ended December 31, 2018 to approximately $1,413,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase in payroll and related expenses associated with the hiring of additional sales personnel during the fourth quarter of 2019, which amounted to approximately $144,000, partially offset by reductions to external marketing efforts of approximately $8,000 and reductions in other expenses of approximately $34,000.
Supply Development
Supply development expenses increased approximately $119,000, or 18%, from approximately $673,000 for the year ended December 31, 2018 to approximately $793,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase in payroll and related expenses of approximately $170,000 for personnel engaged in supply development activities, partially offset by reductions in other expenses of approximately $47,000.
Fulfillment
Fulfillment costs increased approximately $178,000, or 24%, from approximately $737,000 for the year ended December 31, 2018 to approximately $915,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase in payroll and related expenses of approximately $168,000 for personnel engaged in pre-sales feasibility assessments, and post-sales activities such as order processing and management, shipping and receiving, and customer service.
General and Administrative Expenses
General and administrative expenses increased approximately $482,000 or 33%, from approximately $1,454,000 for the year ended December 31, 2018 to approximately $1,937,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase in payroll and related expenses of approximately $389,000, other general and administrative expenses of approximately $68,000, and depreciation and amortization expenses of approximately $26,000. This increase was partially offset by a decrease in utilities and maintenance expense of approximately $10,000, and a decrease in insurance of approximately $10,000.

Other Expense, net
Other expense, net decreased approximately $1,114,000, or 53%, from approximately $2,118,000 for the year ended December 31, 2018 to approximately $1,004,000 for the year ended December 31, 2019. The decrease in other expense, net was primarily attributable to the change in fair value of the derivative liability related to the Convertible Notes of approximately $1,497,000, offset by an increase in interest expense of approximately $509,000 related to accrued interest on the Bridge Notes and Convertible Notes, as well as amortization of debt discount on the Convertible Notes.
Benefit from Income Taxes
Income tax benefit for the year ended December 31, 2019 was approximately $157,000 representing an increase of $30,000 or 24% increase, as compared to benefit from income tax of approximately $127,000 for the year ended December 31, 2018 due to a refundable R&D tax credit.
Liquidity and Capital Resources
Capital Resources
As of September 30, 2020, our available cash totaled approximately $957,000 which represented an increase of approximately $903,000 compared to December 31, 2019. As of September 30, 2020, we had a working capital deficit of approximately $16,901,000 which represents an increase of approximately $2,721,000 compared to the year ended December 31, 2019. Since inception, we have relied upon raising capital to finance our operations and at September 30, 2020, we did not have sufficient capital to fund our operations through the next twelve months.
The future success of the Company is dependent on its ability to successfully obtain additional working capital and to ultimately attain profitable operations. To attain profitable operations, we expect to achieve economies of scale through further advancements in the iSpecimen Marketplace platform that increase operational efficiencies, while devoting additional resources to customer and supplier acquisition and management. Together, these actions are expected to help to increase revenue and manage expenditures to improve our financial position and fund operations. We may seek to fund our operations through public equity, private equity, or debt financings, as well as other sources. We may obtain and renegotiate debt financing to support operations. However, we may be unable to raise additional capital, or if we are able to raise additional capital, we may be unable to do so on commercially favorable terms. Our failure to raise capital or enter into such other arrangements, if and when needed, would have a negative impact on our business, results of operations, and financial condition and our ability to continue. However, as certain elements of our operating plan are outside of our control, they cannot be considered probable. If we do not receive additional capital from future anticipated capital raises, our business plan will need to be scaled down.
These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of one year after the date the financial statements are issued should we fail to successfully obtain additional working capital. Our plan to alleviate the conditions that raise substantial doubt include delaying certain projects and capital expenditures and eliminating certain future operating expenses in order to fund operations at reduced levels for the Company to continue as a going concern.
Additionally, we might need or choose to raise additional capital through debt or equity financings, which might not be available on favorable terms or at all and could hinder our business and dilute our existing shareholders. Our future capital requirements depend on many factors, including our level of investment in technology and our rate of growth into new markets. Our capital requirements might also be affected by factors which we cannot control such as changes in the healthcare industry, interest rates, and other monetary and fiscal policy changes to the manner in which we currently operate. Additionally, as the impact of the COVID-19 outbreak on the economy and operations evolves, we will continuously assess our liquidity needs. In the event of a sustained market deterioration, we may need or seek advantageously to obtain additional funding through equity or debt financing.

Cash Flows
Nine Months Ended September 30, 2020 and 2019
	Nine Months Ended September 30,		Change
	2020	2019	Dollars	Percentage
	(unaudited)
Net cash flows used in operating activities	$(263,728)	$(1,851,395)	$1,587,667	(86)%
Net cash flows used in investing activities	(865,927)	(1,119,244)	253,317	(23)%
Net cash flows provided by financing activities	2,033,008	2,373,674	(340,666)	(14)%
Net increase (decrease) in cash and cash equivalents	$903,353	$(596,965)	$1,500,318
Operating Activities
For the nine months ended September 30, 2020, net cash used in operating activities was $263,728, which consisted of a net loss of $3,058,540 offset by non-cash charges of approximately $931,000 which primarily includes $599,425 related to amortization of internally developed software, $141,628 of amortization of discount and debt issuance costs on the Convertible Notes, $80,597 in share-based compensation, a $76,000 loss on derivative liability and $33,563 related to depreciation and amortization of property and equipment.
Total changes in assets and liabilities of approximately $1,864,000 were primarily driven by a $1,374,139 increase in accrued interest, an increase of $581,912 in deferred revenue, an increase of $474,264 in accounts payable, a $130,813 decrease in accounts receivable-unbilled, an increase in accrued expenses of $129,644, a $104,624 decrease in tax credit receivable, and a decrease of $28,174 in inventory, offset by a $924,827 increase in accounts receivable, and a $35,144 increase in prepaid expenses and other current assets.
For the nine months ended September 30, 2019 net cash used in operating activities was $1,851,395 which consisted of a net loss of $3,378,221, offset by non-cash charges of approximately $506,000, which primarily includes $432,781 of amortization of internally developed software, $415,736 amortization of discount and debt issuance costs on the Convertible Notes, $339,863 of share-based compensation, and $43,020 of depreciation and amortization, offset by a $725,000 gain on derivative liability. Total changes in working capital assets and liabilities of approximately $1,020,000, were primarily driven by an increase in accrued interest of $791,154, a $389,405 decrease in accounts receivable, an increase in accrued expenses of $102,931, and a decrease in prepaid expenses and other current assets of $3,693, offset by an increase in tax credit receivable of $117,750, an increase in accounts receivable-unbilled of $100,435, a decrease in accounts payable of $40,708, and an increase of $7,864 in inventory.
Investing Activities
Net cash used in investing activities was $865,927 and $1,119,244 for the nine months ended September 30, 2020 and 2019, respectively. Net cash used in investing activities for the nine months ended September 30, 2020 consisted of $864,921 of capitalization of internally developed software, and purchases of property and equipment of $1,006. Net cash used in investing activities for the nine months ended September 30, 2019 consisted of $1,081,068 of capitalization of internally developed software, and purchases of property and equipment of $38,176.
Financing Activities
Net cash provided by financing activities was $2,033,008 and $2,373,674 for the nine months ended September 30, 2020 and 2019, respectively. Net cash provided by financing activities for the nine months ended September 30, 2020 consisted of proceeds received from the issuance of Bridge Notes totaling $1,250,000 and proceeds received from notes payable of $783,008. Net cash provided by financing activities for the nine months ended September 30, 2019 consisted of proceeds received from the issuance of Bridge Notes totaling $2,370,000, and proceeds received from the exercise of stock options of $3,674.
Years Ended December 31, 2019 and 2018
	Years Ended December 31,		Change
	2019	2018	Dollars	Percentage
Net cash flows used in operating activities	$(2,679,900)	$(2,681,749)	$1,849	—%
Net cash flows used in investing activities	(1,475,245)	(1,025,637)	(449,608)	44%
Net cash flows provided by financing activities	3,078,674	3,515,306	(436,632)	(12)%
Net decrease in cash and cash equivalents	$(1,076,471)	$(192,080)	$(884,391)
Operating Activities
For the year ended December 31, 2019, net cash used in operating activities was $2,679,900, which consisted of a net loss of $4,727,050 offset by non-cash charges of approximately $996,000 which primarily includes $577,605 related to amortization of internally developed software, $551,993 of amortization of discount and debt issuance costs on the Convertible Notes, $360,379 in share-based compensation, $57,360 in depreciation and amortization of property and equipment, offset by $551,000 of gain on derivative liability.
Total changes in assets and liabilities of approximately $1,051,000 were primarily driven by a $1,172,359 increase in accrued interest, a decrease in accounts receivable of $192,253, a $94,725 increase in accrued expenses, a $40,882 increase in accounts payable, and a $20,791 decrease in prepaid expenses and other current assets, offset by a $305,576 increase in accounts receivable-unbilled, an increase in tax credit receivable of $157,000, and an increase in inventory of $7,621.
For the year ended December 31, 2018, net cash used in operating activities was $2,681,749 which consisted of a net loss of $5,347,052 offset by non-cash charges of approximately $2,297,000, which primarily includes $946,000 of loss on derivative liability, $767,716 of amortization of discount and debt issuance costs on the Convertible Notes, $438,007 of amortization of internally developed software, $113,921 of share-based compensation, and $31,166 of depreciation and amortization. Total changes in assets and liabilities of approximately $368,000, were primarily driven by an increase in accounts payable of $584,051, an increase in accrued interest of $447,263, a decrease in prepaid expenses and other current assets of $17,212 offset by an increase in accounts receivable of $393,192, a decrease in accrued expenses of $147,178, an increase in tax credit receivable of $127,000, and an increase in inventory of $12,663.
Investing Activities
Net cash used in investing activities was $1,475,245 and $1,025,637 for the years ended December 31, 2019 and 2018, respectively. Net cash used in investing activities for the year ended December 31, 2019 consisted of $1,447,062 of capitalization of internally developed software, and purchases of property and equipment of $28,183. Net cash used in investing activities for the year ended December 31, 2018 consisted of $969,679 of capitalization of internally developed software, and purchases of property and equipment of $55,958.
Financing Activities
Net cash provided by financing activities was $3,078,674 and $3,515,306 for the years ended December 31, 2019 and 2018, respectively. Net cash provided by financing activities for the year ended December 31, 2019 consisted of proceeds received from the issuance of Bridge Notes totaling $3,075,000 and proceeds received from the exercise of stock options of $3,674. Net cash provided by financing activities for the year ended December 31, 2018 primarily consisted of proceeds received from the issuance of Bridge Notes totaling $2,175,000 and proceeds from the issuance of Convertible Notes in the amount of $1,350,000.

Non-GAAP Financial Measure
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we use adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define our non-GAAP financial measure of Adjusted EBITDA as net loss, excluding income tax benefit, change in fair value of derivative liability, interest expense, depreciation and amortization, and share-based compensation expense.
We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of share-based compensation expense provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations.
We are presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net loss, the closest comparable GAAP measure. Some of these limitations are that:
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Adjusted EBITDA excludes the change in fair value of the derivative liability, which represents a non-cash charge related to the change in fair value for the embedded features on the Convertible Notes;

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Adjusted EBITDA excludes amortization of debt issuance costs and discounts on Convertible Notes which are components to interest expense;

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Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of leasehold improvements, property and equipment and amortization of internally developed software and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

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Adjusted EBITDA excludes share-based compensation expense which has been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(unaudited)
Net loss	$(3,058,540)	$(3,378,221)	$(4,727,050)	$(5,347,052)
Income tax benefit	—	(117,750)	(157,000)	(127,000)
Change in fair value of derivative liability	76,000	(725,000)	(551,000)	946,000
Interest expense	1,517,697	1,209,857	1,724,450	1,214,983
Depreciation & amortization	632,988	475,801	634,965	469,173
Share-based compensation	80,597	339,863	360,379	113,921
Adjusted EBITDA	$(751,258)	$(2,195,450)	$(2,715,256)	$(2,729,975)
Critical Accounting Policies
Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
Revenue Recognition
We recognize revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) we satisfy the performance obligations.
We generate revenue by collecting various specimens from our healthcare provider supply network and delivering them to our life science research customers using our proprietary software to identify and locate the required specimens. We do not currently charge suppliers or customers for the use of our proprietary online marketplace platform. Each customer will execute a material and data use agreement with us or agree to them in online purchase terms, both of which includes customer rights, specimen collection period, payment and cancellation terms. These are then supplemented by subsequent statements of work and/or purchase orders that further specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent our contract with our customer. Generally, contracts have fixed unit pricing.
We have evaluated principal versus agent considerations as part of our revenue recognition policy. We have concluded that our role in collecting specimens for our customers, which is the only performance obligation in a customer contract, is that of a principal as we set the prices for the specimens, control the collection of the specimens being provided prior to transferring control to the customer, and bear the responsibility for customer credit risk associated with selling specimens to customers.
We review a contract and related orders upon receipt to determine if the specimens ordered have an alternative use by us. Generally, specimens ordered do not have an alternative future use by us and the performance obligation is satisfied when the related specimens are collected. In the rare circumstances where specimens do have an alternative future use, our performance obligation is satisfied at the time of shipment. We use an output method to recognize revenue for specimens collected with no alternative future use. The output method is measured based on the number of specimens collected. We have an enforceable right to payment when specimens are collected. Customers are typically invoiced upon shipment; however, a customer deposit amount may be required prior to order fulfilment depending on project set-up requirements and type of specimen collection. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being collected over time. However, specimens are generally shipped as soon as possible after they have been collected.
Specimen collection and shipment frequently occur in the same accounting period. For a specimen which has no alternative future use, and for which we have an enforceable right to payment, that has been collected but not shipped, we record the offset to revenue in accounts receivable — unbilled. Once the specimens have been shipped and invoiced, a reclassification is made from accounts receivable — unbilled to accounts receivable.
Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens. We have a nominal history of returns for nonacceptance of specimens delivered. When this has occurred, we have given the customer a credit for the returns. We have not recorded a returns allowance.
Internally Developed Software
We capitalize certain internal and external costs incurred during the application development stage of internal-use software projects until the software is ready for its intended use. Amortization of the asset commences when the software is complete and placed into service and is recorded in operating expenses. We amortize completed internal-use software over its estimated useful life of five years on a straight-line basis. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are classified as technology and expensed to operations as incurred. Costs that do not meet the capitalization criteria are expensed as incurred.
Derivative Liability for Embedded Conversion Features
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.
We evaluate convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
The fair value of the embedded conversion features is estimated using a scenario-based analysis that estimates the fair value of the convertible promissory notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, or IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.
Share-based Compensation
We record share-based compensation for options granted to employees, non-employees, and to members of the board of directors for their services on the board of directors, based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the applicable service period. Forfeitures are recognized when they occur.

In order to determine the fair value of our common stock for share-based compensation awards we use the Black-Scholes-Merton option pricing model to determine the fair value of stock options. The use of the Black-Scholes-Merton option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. In order to determine the fair value of our common stock, we considered, among other things, contemporaneous valuations of our common stock, our business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an IPO, or sale, given prevailing market conditions; the lack of marketability of our common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. We have concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. We compute the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. We have not paid, and do not anticipate paying, cash dividends on shares of common stock.
Income Taxes
We provide for income taxes using the asset and liability method. We provide deferred tax assets and liabilities for the expected future tax consequences of temporary differences between our financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.
We do not have any material uncertain tax positions for which reserves would be required. We will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.
Recent Accounting Standards
For information on recent accounting standards, see Note 2 to our financial statements included elsewhere in this prospectus.
JOBS Act Transition Period
On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS
Our Mission, Vision, and Core Values
iSpecimen’s mission is to accelerate life science research and development with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth; results and accountability; team before self; a can-do positive attitude; and the perseverance to succeed.
Overview
iSpecimen is technology-driven company founded to address a critical challenge: how to connect life science researchers who need human for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.
The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.
Our Marketplace platform ingests de-identified healthcare data provided by our healthcare supply partners — including more than 11 million patient records, 58 million clinical specimen records, one million banked specimen records, 475 million laboratory test results, and 800,000 medical conditions as of September 30, 2020 — to allow researchers to easily search for and select research subjects, specimens, and associated data they need to drive their research programs. It then orchestrates and manages the biospecimen procurement workflows of both researchers and suppliers to bring efficiencies to the entire buying process. Through the iSpecimen Marketplace, researchers gain instant access to millions of specimens anytime, anywhere, while participating supply organizations gain an opportunity to contribute compliantly to medical research while increasing their revenue and sustainability.
The Opportunity
The overall demand for annotated human biospecimens continues to grow dramatically. Global spending on the procurement of annotated biospecimens in 2020 is currently estimated by our management team to be $3 billion to $4 billion annually, with a market growth rate estimated on the order of 10% to 15% annually through 2024. These expenditures are spread across the commercial, academic, and government sectors of the healthcare and life sciences industry, with the commercial sector (biopharmaceutical and in vitro diagnostics companies) representing the majority of the market. Market growth is primarily driven increases in R&D spending aimed at identifying and aligning biomarkers with clinical outcomes — a key step towards the development of more targeted disease treatments and diagnostics. Both the precision medicine market, estimated to be growing at 10 to 13% per year according to Statista, and the regenerative medicine market, with a growth rate of 26% according to a 2019 article on the Fortune Business Insight, rely heavily upon biospecimens for research and development programs.
Precision medicine, sometimes known as “personalized medicine,” is an innovative approach to tailoring disease prevention and treatment that takes into account differences in people’s genes, environments, and lifestyles. The precision medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of novel drugs, diagnostic tests, and technologies that boost the precision medicine workflow.
Regenerative medicine therapies include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act (42 U.S.C. 264) and Title 21 of the Code of Federal Regulations Part 1271 (21 CFR Part 1271). The regenerative medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of cell and immunotherapies, genetically modified cells, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products.
Human biospecimens can be very difficult for researchers to acquire and for healthcare providers to distribute. There are over 10 million healthcare providers that possess collections of such human biospecimens or have access to patients and their biospecimens during clinical care, so many specimens exist that could potentially be used in research. However, researchers have little way to know which healthcare organizations are willing to make their specimens available for research and healthcare providers likewise have little access to the research community. Even if these organizations could identify each other, it takes time and money to execute contracts that allow them to transact. Once organizations are under contract with each other, researchers must then ensure that the specimens have been collected under appropriate compliance frameworks, using collection protocols consistent with their research needs, and accompanied by required data. Our iSpecimen Marketplace compliantly connects each side of this highly fragmented market to reduce the costs, time, and risks for both suppliers and customers in the biospecimen supply chain. We know of no other commercial human biospecimen marketplaces that provide instant online searchability of specimens available across a network of healthcare providers.
The biospecimen procurement market is poised for disruption and has many attractive characteristics of other markets with successful online marketplaces:
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Large and growing.   We estimate the biospecimen market to be $3 billion to $4 billion in size and growing rapidly, at an estimated 10 to 15% annually;

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Highly fragmented.   This market today is comprised of fragmented landscape of millions of healthcare providers who could potentially offer biospecimens and data for research, and hundreds of thousands of life science researchers who need access to them; and

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Inefficient.   Researchers and healthcare providers today largely utilize manual processes such as email, phone calls, and spreadsheets to find each other, request specimens, and manage the specimen procurement process.

We believe our marketplace technology has the potential to disrupt the over $3 billion human biospecimen supply chain industry.
The Challenges
The iSpecimen Marketplace solves the following challenges that researchers and healthcare providers currently face in the biospecimen procurement process:

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Researchers cannot easily or quickly find research subjects, samples, and associated healthcare data for their research.   According to market research data from the Center of Medicare and Medicaid Services and Federation of State Medical Boards, in 2020, there were more than 5,000 hospitals, 260,000 Clinical Laboratory Improvement Amendments (“CLIA”) certified laboratories, and 985,000 active physicians in the U.S. alone. Annually, these organizations collectively conduct more than one billion patient encounters as estimated by Centers for Disease Control and Prevention and generate more than 14 billion laboratory test results according to the American Association for Clinical Chemistry. We also estimate that more than one billion associated human specimens are discarded annually, based upon our own database that indicates there are average of 8.2 tests per specimen collected. We also estimate that global numbers are more than three times these U.S. numbers based on the U.S. share of the global laboratory services market. Additionally, in 2012, there were more than 800 biorepositories in the U.S. with an average of 461,396 specimens stored and unused in each surveyed biobank according to national survey published on BMC and more than 1500 biobanks worldwide according to Pascal Puchois in his book Comprehensive Biomarker Discovery and Validation for Clinical Application. This fragmented base of healthcare providers and biobanks, each of which may have different policies around distributing specimens to research programs, makes it exceedingly difficult for life scientists to find organizations that actually can and do provide samples to researchers and then to procure the specific samples and data they need for their studies. Estimates from the Office of Biorepositories and Biospecimen Research conducted in 2011 and our own survey of researchers performed in 2019 indicate that more than 80% of researchers limit the scope of their research because of the difficulty of finding adequate quantity and/or quality of specimens for their research. The drive towards precision medicine research and regenerative medicine research is escalating the biospecimen procurement problem, as the need for ever more specific cohort of research subjects means researchers need to tap into larger patient populations and associated healthcare providers to obtain enough targeted samples for their studies.

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Healthcare providers who have access to patients, samples, and data, have no easy way to find researchers who need them.   According to the U.S. Bureau of Labor and Statistics, in 2019, there were more than 138,000 medical scientists in the U.S. alone, and more than 12,000 pharmaceutical and diagnostics companies that employ many of these scientists. Our management estimates that globally, numbers are more than double based upon industry reports indicating the U.S. pharmaceutical R&D expenditures represent approximately half of the worldwide spend. This highly distributed nature of researchers makes it challenging for healthcare providers to access the researchers who have a need for human specimens, especially because healthcare organizations typically lack the resources to market and distribute specimens to researchers. As a result, healthcare providers routinely store samples indefinitely in biorepositories for future use or destroy samples when they are no longer needed for clinical care. Annually, a report on Biopreservation and Biobanking in June 2019 estimates that less than 20% of the specimens stored in biobanks are utilized; billions of clinical and pathology specimens that are suited for research are discarded; and billions of patient encounters occur where the patients could be but are not asked to provide potentially important specimens and data for research.

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Once researchers and healthcare providers find each other, contract negotiations and compliance management are time consuming and costly processes.   The negotiation and execution of contracts to allow specimen and data transfers can take many months and sometimes longer than a year, and require the involvement of personnel across research and development, biobank and lab operations, information technology, administration, clinical operations, procurement, legal, and compliance according to industry report and our own observation. This site development process can delay research and can cost over $10,000 in personnel and associated resources for each executed contract. Once healthcare providers are under agreement, researchers must ensure that the providers are operating with appropriate regulatory and ethics oversight and collecting samples under approved Institutional Review Board protocols (or equivalent international ethics standards that protect the rights of research subjects), with informed consent when necessary. Managing compliance frameworks across multiple supplying organizations can be time-consuming and also introduce regulatory compliance risks, if not properly followed.

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Searching for the precise specimens, research subjects, and data needed is a manual, inefficient process.   Once contracts are in place and organizations can legally transfer specimens and data, searching for and selecting precise research subjects, specimens, and data that meet research projects’ inclusion and exclusion criteria is a manual, inefficient process that is usually done via email and spreadsheets. This process can take weeks to months to complete because of the back and forth communication required between researchers and providers to refine specimen requirements to match them up to available specimen and data. Specimen providers often lack an easy way to search their inventory for existing samples and data and also lack tools to search their medical record systems for patient populations who may provide specimens at future patient encounters.

We believe that in the currently fragmented biospecimen supply chain, there is an opportunity for consolidation and increased efficiencies through the use of a modern marketplace technology approach. We plan to seize this opportunity via the iSpecimen Marketplace.
The iSpecimen Marketplace Solution
The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers — quickly and compliantly — saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our Marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease-of-use characteristics of these B2C marketplaces, from simple guided searches, to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time-consuming and manual process.
Our Marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line. Our two-sided marketplace platform makes it easy for both sides to connect and transact, introducing efficiencies into what is otherwise a very time-consuming and manual process.

The iSpecimen Marketplace instantly shows researchers the available specimens that meet their specific inclusion and exclusion criteria.
The platform is built upon a robust healthcare data set comprised of information about available specimens and research subjects, which then enables the search and matchmaking process. It receives de-identified specimen and patient data from electronic medical records, laboratory information systems, biobank inventory systems, and other healthcare data sources (either in real time via data feeds or regularly via file extracts) and harmonizes this “big data” across all participating organizations into a common dataset. The data is then easily searchable by researchers using our intuitive, web-based user interface. Researchers can use their unique study inclusion and exclusion criteria as selection filters to search the de-identified healthcare data to find matching specimens currently available in laboratories and biobanks in our network. Researchers can then select the specific specimens they need for their studies, add them to a cart, request quotes, place orders, and track and manage their specimen requests and associated data across projects. When specimens are not available that meet their research criteria, researchers can, with a click of a button, request a quote for a custom specimen collection and this custom specimen request will be distributed across our network of biospecimen providers.
Biospecimen providers also gain efficiencies using the iSpecimen Marketplace, not only by giving providers instant access to a large researcher base, but because the technology orchestrates the bioprocurement workflow from specimen request to fulfilment. Specimen providers gain access to intuitive dashboards to view requests, create proposals, and track and manage their orders.
In addition to providing the technology platform to connect researchers and healthcare providers, iSpecimen handles all marketing, sales, contracting, and compliance functions across both sides of the marketplace. We market to and develop relationships with researchers and specimen providers alike to bring them together into a single platform. We contract once with each participating customer and with each supplier organization and a single agreement then enables all users in that organization to instantly connect and work with all other organizations in the iSpecimen network. We also audit our suppliers to confirm they have proper IRB (or equivalent) protocols in place where required by law.
For researchers, the iSpecimen Marketplace saves time and money in the biospecimen procurement process while reducing risks by:
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Eliminating the time-consuming and complex process of identifying, building, and maintaining supply relationships and getting to an executed supply agreement, each of which may take months to more than a year to develop and may cost over $10,000;

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Providing anytime, anywhere access to a searchable database of available specimens in our supply network to reduce the typical back and forth email process that can take days to months per specimen request;

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Simplifying the process of tracking and managing specimen requests; and

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Reducing regulatory compliance complexity by both auditing supply sites for compliance and performing matchmaking between supplier and researcher compliance requirements.

For supply partners, the iSpecimen Marketplace also reduces costs and risks of biospecimen procurement while helping increase sustainability by:
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Eliminating the time consuming and costly process to develop a customer base of researchers;

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Simplifying the process of responding to researcher requests through the iSpecimen Marketplace;

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Providing a new source of revenue as well as helping providers advance their research mission by making their specimens available to a broad research base; and

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Reducing regulatory compliance complexity by performing matchmaking between supplier and researcher compliance requirements.

As of September 30, 2020, we had more than 3,500 external registered users on the iSpecimen Marketplace platform, representing more than 2,700 unique organizations. Collectively, these users logged into the iSpecimen Marketplace more than 80,000 times and performed more than 9,000 specimen searches yielding more than 900 quote requests since its launch.
Planned Developments of our Marketplace
While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, by the end of 2022, we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. We plan to use a portion of the proceeds of this offering for such development and believe that we would have sufficient funds to support our planned growth. However, if we decide to accelerate our business development, enter into new lines of business or if we fail to meet our revenue and expense targets, we may need to raise additional funds.
We plan to continue technology investment to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expanding the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:
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Enhance the customer experience. By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

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Improve operational efficiency. By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.

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Increase our supplier engagement. By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these approaches and believe that continuing to focus on these approaches will enable us to scale our business model more effectively.
Our Technology
Technology Components
The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.
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Search.   The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both what is currently available and what is likely to be available based on historic statistical analysis of data. This allows researchers to quickly and easily determine how we can fulfill their requirements, which is especially useful for project planning and budgeting.

Our search capabilities are what most notably distinguish the iSpecimen Marketplace from other business-to-business, or B2B bioprocurement marketplaces. Whereas some other bioprocurement marketplaces support a search that generates a list of service providers that the researcher must then contact to inquire about specimen availability, the iSpecimen Marketplace goes a step further and returns a list of available specimens and data that actually meet the researcher’s specific requirements. Researchers can then select the individual specimens, add them to a cart, and request a quote for these exact specimens. By incorporating user experiences that researchers are accustomed to from their online consumer shopping experiences, such as faceted searches and the ability to add items to a cart, the iSpecimen Marketplace brings B2C ease of use to the B2B space.
Workflow.   Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our Marketplace technology enables suppliers to track and manage all their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

In addition to supporting our suppliers’ workflow requirements, our workflow engine orchestrates customers’ bioprocurement workflows from specimen requests through fulfillment. Customers can not only search for and select specimens, but they can track and manage their specimen quote requests; place orders; track the progress of orders as they are fulfilled and shipped; and download packing lists, data sheets, and other accompanying data.
Finally, the Marketplace technology acts as the command and control center for internal iSpecimen operations users and allows them to easily federate and manage the sourcing of specimens and data for all requested projects across a large and growing supply chain. The technology tracks and manages requests for specimens from inquiry-to-invoice and provides a single place for internal users to manage all specimen requests, orders, shipments, and data. Additionally, because our technology easily scales to support a growing supply network and customer base, we have satisfied projects of all types and sizes — from small specimen requests to projects with more than a thousand samples from specific patient cohorts. As of September 30, 2020, we have delivered more than 130,000 specimens in support of more than 1,700 unique projects since inception.
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Data.   We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and all other applicable regulations that govern the research use of patient specimens and data. As of September 30, 2020, the iSpecimen Marketplace had ingested and harmonized data on more than 11 million patients, 58 million clinical specimens, one million banked specimens, 475 million laboratory test results, and 800,000 medical conditions.

In addition, our platform gathers usage data that enables us to granularly understand supply and demand as well as provide value-added insights to our business partners. For example, our biobanking partners often have access to more samples than they can economically store. Understanding which samples are likely to be the most useful to researchers helps guide the biobanks’ operational practices to optimize their supply chain (for example, providing them with information on the medical conditions and specimen types that are in highest demand can help guide their collection practices). Our ability to deliver relevant insights further increases the engagement with our platform and positions us as a valuable partner.
As we continue to ingest and generate more data, there are additional business opportunities to leverage this our platform and continue to evolve the iSpecimen Marketplace using modern approaches such as robotic process automation and artificial intelligence/machine learning techniques to further improve the efficiency and effectiveness of the platform and enhance the value of the data. Our ability to leverage network effects will enable us to realize increasing returns from our investments and expand into adjacent markets such as clinical trial patient recruitment, data as a product, and software-as-a-service (SaaS).
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Administrative, Compliance, and Reporting.   Administration, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have IRB (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administration, compliance, and operational functions.

Technology Development
The iSpecimen Marketplace software was developed over nine years with more than 80 staff-years invested in research and development. It comprises an orchestration of SaaS solutions, commercial and open source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full-time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.
The iSpecimen Marketplace uses third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. The iSpecimen Marketplace uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0 (MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We believe all of them are generally commercially available to us from other parties. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing technology development.
Our Products and Services
The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We derive our revenue by procuring specimens from our healthcare provider network and then distributing these annotated biospecimens to our research client base. Revenue flows from the researchers who pay our company to procure the specimens and we share that revenue back with the healthcare providers who supplied them. Revenue share back to the supplying organization is generally 25% to 50%, depending upon the sample type, collection requirements, and data provided. We are flexible and allow our suppliers to work with us using a number of revenue share constructs, including a fixed percent revenue share arrangement (whereby we share a fixed percentage of the revenue back with them), a fixed pricing schedule (whereby they set their pricing per specimen type), or on a project-based pricing (whereby the supply site sets fees on a per project basis). We have derived substantially all of our revenue from biospecimen procurement and to date, have not charged our customers or suppliers fees for the use of the iSpecimen Marketplace platform, or for marketing, sales, contracting, or compliance functions that we provide as part of the specimen procurement process.
We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where turnover and cash conversion cycles can be lengthy, depending on market demand for certain specimen types.
Currently, we provide access to the following types of human biospecimens from healthy and diseased-state subjects:
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Biofluids — such as whole blood, plasma, serum, urine, saliva, sputum, nasopharyngeal material, and cerebral spinal fluid;

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Solid tissue — such as fresh, fixed, and cryopreserved tissue; and formalin-fixed paraffin embedded blocks, slides, and curls; and

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Hematopoietic stem and immune cells — such as bone marrow, cord blood, whole blood, or sub-components of these tissues such as peripheral blood mononuclear cells (including normal or mobilized leukapheresis collections) and other isolated cell types (CD34+, T cells, NK cells, B cells, and monocytes).

For each of the biospecimen types, we offer:
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Remnant specimens — specimens collected originally for clinical testing purposes but are no longer needed for clinical care of that patient. These samples typically are sourced from clinical laboratories and pathology laboratories prior to their disposal; and

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Research use only specimens — specimens collected specifically for research via a direct intervention with a research subject, under a protocol that has been reviewed and approved by an ethics committee such as an IRB and with such research subject’s consent. These samples are typically sourced at healthcare providers or commercial partners that are a part of our supply network.

The cross product of all these categories (i.e. remnant or research use only and biofluids, tissues, or hematopoietic stem or immune cells) describes the product types we use to track and manage the business. These groupings include:
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Remnant biofluids — These leftover clinical samples are procured from our clinical lab partners and are typically available days after specimen collection. They are generally priced to the researcher in the $30 to $150 range per specimen, depending upon specimen type, rarity, and requested data. In 2019, these specimens contributed to approximately 5% of our revenue. In the first nine months of 2020, due to new demand for remnant specimens tested for COVID-19, remnant biofluids represented approximately 14% of our revenue.

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Remnant tissue — These leftover anatomic pathology samples are procured from ourpathology lab partners and typically are available years after they were first collected for clinical care. They are generally priced in the $50 to $1,000 range, depending upon specimen type, rarity, and requested data. Remnant tissue accounts for an immaterial portion of our yearly revenue in 2019 and 2020 as most of the tissue samples we distribute are research use only specimens.

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Remnant hematopoietic stem and immune cells — Remnant hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their viable cellular components, that are left over from a clinical testing process. These samples may be obtained from clinical and anatomic pathology labs and are generally priced to the researcher below $1,000 per specimen. We do not distribute many remnant hematopoietic stem and immune cells and therefore they contribute immaterially to our revenue.

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Research use only biofluids — Research use only biofluids are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. We obtain these samples via a variety of sources, including our biorepository and clinical research center partners. They are generally priced to the researcher in the mid-hundreds-to-low thousands of dollars per collection, depending upon specimen type, rarity, and requested data. In 2019 and also during the first nine months of 2020, these specimens represented approximately 57% to 60% of our revenue.

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Research use only tissue — Research use only tissues are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. They are typically collected during a clinically required surgical procedure. We obtain these specimens from our biorepository partners, anatomic pathology laboratories, or clinical research centers that have relationships with surgical facilities. These samples are priced to the researcher at approximately mid-hundred to low-thousand dollars per sample, depending upon specimen type, rarity, and requested data. In 2019, these specimens contributed to approximately 35% of our revenue and in the first nine months of 2020, they contributed to approximately 25% of our revenue.

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Research use only hematopoietic stem and immune cells — Research use only hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their cellular components, which are collected from subjects with their consent and under an IRB (or equivalent) protocol. Some of the aforementioned products are collected from healthy subjects or diagnosed (diseased) subjects and may be offered to researchers in fresh or cryopreserved format. They are prospectively collected primarily from our blood donor center partners or picked from banked inventory maintained by our supply site partners. The collection of these samples may require subjects to undergo apheresis procedures, bone marrow extraction procedures, and/or hematopoietic stem cell

(HSC) mobilization therapies. These products are generally priced to the researcher at $1,000 to $9,000 per collection but could cost tens of thousands of dollars per collection depending upon collection type, specimen type, rarity (subject phenotype or attributes selected), required procedures, and requested data. Research use only hematopoietic stem and immune cells were a relatively new product to us in 2019, with revenue from this product line immaterial in that period. In the first nine months of 2020, they contributed approximately 3% of our revenue.
For each of these product types, biospecimens may already exist in lab archives or banked in our network of biorepositories (“banked”) or may be collected in the future from our network of healthcare providers and commercial specimen providers (“prospectively-collected” or “custom collections”).
Our Supply Partners
Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a nine-year period and as of September 30, 2020, our supply network consisted of more than 160 unique healthcare organizations and biospecimen providers under agreement, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, clinical research sites, and cadaveric donation centers.
Our suppliers are located in 12 countries across the Americas, Europe, and Asia and our cost of revenue for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, break out as follows geographically:
	September 30, 2020	2019	2018
Americas	87.9%	97.7%	99.5%
Europe, Middle East, and Africa (“EMEA”)	3.8%	0.2%	0.4%
Asia Pacific (“APAC”)	8.3%	2.1%	0.1%
There was one supplier that accounted for 14.4% of our total cost of revenue during the nine months ended September 30, 2020. There were three suppliers that accounted for 21.7%, 10.0%, and 9.7% of our total cost of revenue during the year ended December 31, 2019. There was one supplier that accounted for 13.5% of our total cost of revenue during the year ended December 31, 2018. No other single supplier accounted for over 10% of our total cost of revenue during the years ended December 31, 2019 and 2018.
Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:
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Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups. As of September 30, 2020, more than 30 of our healthcare supply sites provided us with access to remnant biofluids originating in clinical labs;
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Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories. As of September 30, 2020, approximately 15 of our healthcare supply sites provided us with access to remnant tissue or cells originating in pathology labs;

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Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes. As of September 30, 2020, approximately 40 of our supply sites provided us with access to specimens stored in biorepositories;

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Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use. As of September 30, 2020, five of our supply sites provided us with access to large volume blood products;

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Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes. As of September 30, 2020, four of our supply sites provided us with cadaveric tissues and biofluids; and

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Clinical research centers — These organizations generally reside within healthcare facilities such as hospitals or clinics, or they operate as standalone entities providing access to subjects for research programs. Subjects may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects. As of September 30, 2020, more than 100 of our healthcare supply sites provided us with access to patients directly from over 700 hospitals and thousands of clinics and practice groups.

Supply sites may provide specimens from one or all these environments, depending on their practices and capabilities. Each supply site can select how it will work with our company.
In addition to obtaining specimens and data directly from healthcare organizations, we work with several commercial biobanks and biospecimen brokers who have their own network of healthcare provider supply partners and wish to make their samples available to our research clients as well. While these organizations are generally considered our competitors, they are willing to work with us because we provide value by acting as both a distribution channel for them and a supply partner to them to increase their revenues. Moreover, the inclusion of competitors’ specimens in our iSpecimen Marketplace platform further strengthens our competitive position and value to our customers by further de-fragmenting our customers’ buying experience.
Our Customers
Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic (“IVD”) companies, and government/academic institutions. As of September 30, 2020, we have distributed our specimens to more than 300 unique customer organizations, comprising most of the large IVD and biopharma companies along with large government agencies, such as the Centers for Disease Control and Prevention.
Additionally, in 2019, we entered the new and rapidly growing regenerative medicine segment, which according to a market research report published by Fortune Business Insight, was valued at $23.8 billion globally in 2018 and is expected to reach $152 billion by the end of 2026, thereby exhibiting an estimated CAGR of 26%. Moreover, according to the Alliance for Regenerative Medicine, global financing for the regenerative medicine sector set an annual record of $15.9 billion in the first three quarters of 2020. This “rapid growth” of the regenerative medicine market is characterized by the double-digit annual revenue growth rate combined with record global financing levels. We have entered into site participation agreements with several provider partners which enable us to offer through our iSpecimen Marketplace, various types of annotated hematologic products that are used in the research and development of regenerative medicine therapies. Such products include, for example, whole bone marrow aspirate, mononuclear cell fractions, and isolated immune cell products that have been collected from both healthy and diagnosed (diseased) human donors. Some of the aforementioned products are offered in both fresh and cryopreserved formats depending on the customer’s preference. Since entering the regenerative medicine market late 2019, we have acquired 20 active customers representing 1.8% of our total revenue in 2019 and 2.6% in 2020.
From our inception through September 30, 2020, we have distributed more than 130,000 specimens to 16 countries and our geographical revenues distribution for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, were as follows:
	September 30, 2020	2019	2018
Americas	94.2%	77.5%	97.6%
Europe, Middle East, and Africa (EMEA)	3.6%	22.5%	1.5%
Asia Pacific (APAC)	2.2%	0.0%	0.9%
During the nine months ended September 30, 2020, there were two customers that accounted for 20.7% and 14.8% of our total revenue generated. Notably in 2019, we significantly expanded our client base outside the Americas in large part due to one large international project. The project came to completion when the client moved to a new phase of its research. While we expect the client to approach us when it has specimen needs, we have no assurances that we will continue to be awarded projects of significance from this customer. During the year ended December 31, 2019, there were three customers that accounted for 20.0%, 10.6%, and 10.0% of our total revenue generated. There were two different customers that accounted for 18.1% and 12.6% of our total revenue generated during the year ended December 31, 2018. No other single customer accounted for over 10% of our total revenue generated during the years ended December 31, 2019 and 2018. We continuously engage with all customers when we receive inbound requests from them, whether they are within or outside of the Americas. Year-over-year, our top customers have been different because their specimen needs tend to be project-based and depending upon where they are in their research and development cycle, they may not need large numbers of specimens each year. Regardless, our customer retention rates are high, with 20 of our top 25 customers (80%) in 2019 also procuring specimens in the first nine months of 2020.
Biospecimens have broad utility within the healthcare and life science industries, as they are collected and used throughout nearly every stage of diagnostic and therapeutic product discovery and development. For diagnostic products, they are used consistently for preclinical discovery, clinical validation, and post-market validation, as well as surveillance. For therapeutic products, these samples are most often used during preclinical research involving drug target identification and validation, compound screening, lead optimization, predictive toxicology, and pharmacokinetic studies. They are also used for biomarker/companion diagnostic discovery and development, which has been shown to reduce the costs of drug clinical trials by 30 to 60% according to Ark Research. In the case of regenerative medicine applications, hematologic samples are used for research and development of engineered cell therapies (e.g. CAR-T, CAR-NK), stem cell therapies (e.g. hematopoietic stem cells, mesenchymal stem cells ), exosome therapies, identification of cell immunophenotypes for allogeneic therapies, and for developing and scaling-up cell therapy manufacturing processes.
Given recent advances in technology that now allow for the identification of molecular determinants of disease, the role of the patient’s biospecimen has become even more important in all these endeavors and is essential to the development of precision medicine. This pursuit of precision medicine by the healthcare and life science industries has further increased the already high demand for human biospecimens and the clinical data that describe them.
Our Competitors
We compete with a highly fragmented landscape of organizations who have access to human biospecimens.
The competitive organizations, including:
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Healthcare providers, who may offer access to clinical laboratory specimens, pathology laboratory specimens, biorepository specimens, or patients directly for research;

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Commercial biobanks, who purchase and maintain inventories of specimens from healthcare providers in anticipation of future requests from researchers. Some of these organizations offer online catalogs that can be searched for specimens within their own biobanks;

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Specimen brokers, who act as a middleman between healthcare providers and researchers on a transaction-by-transaction basis;

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Commercial specimen providers who operate their own donor centers, specimen procurement groups, and cell manufacturing facilities. Some of these organizations offer online catalogs that can be searched for specimens within their own biobanks; and

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Research services marketplaces, that provide access to a list of biospecimen providers but not a list of available biospecimens. These organizations allow a researcher to fill out a specimen request form online which then gets distributed to the biospecimen providers in their marketplace. They do not support searches for precise specimens in the services marketplace.

In each of these cases, the landscape is extraordinarily fragmented, and our management estimates that most biospecimen providers have less than 1% market share each, and no single biospecimen provider has more than a 10% market share. Most competitors are smaller organizations with limited specimen procurement abilities. However, there are several larger biospecimen providers who are consolidating the industry by acquiring smaller specimen providers to enable them to provide broader access to specimens and research subjects. These organizations are well-capitalized by private equity and while they still lack a technology-based approach that enables them to search the inventories across their biospecimen provider network, because of their broad specimen access, banked inventory, and available cash, they currently represent our biggest competitive threat.
Specimen providers (e.g. Discovery Life Sciences and StemExpress) maintain internal biobanks and enable researchers to search online for specimens that reside within their own biobanks. Other research services marketplaces (e.g. Science Exchange) allow researchers to describe a specimen request which then gets broadcast to a network of specimen providers (i.e. no searching for specimens, but rather the identification of specimen providers who may or may not have matching specimens and the distribution of the specimen request to them). As such, we believe that there are no other online human biospecimen marketplaces that operate in a manner similar to our business. In addition, we believe that over the long term, the iSpecimen technology-based approach will allow us to scale faster than our competitors who rely upon manual efforts to procure specimens. Nonetheless, we believe we will continue to face competition from: healthcare providers that have their own inventory of biospecimens and thus offer lower prices by eliminating us and others as middlemen; commercial biobanks that have their own inventory of biospecimens and thus may deliver samples more quickly when a researcher’s needs align with their existing inventory; specimen brokers with a specific niche (e.g. infectious disease); and commercial specimen providers with their own donor centers who may more predictably collect and deliver specimens.

Our Competitive Advantages
When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is driving these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves scale by the end of 2022, when we will have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. To date, we have been unable to operate the marketplace profitably. For the nine month period ended September 30, 2020 and for the years ended December 31, 2019 and 2018, we reported net losses of $1,471,930, $3,880,089, and $3,356,301, respectively.
We provide the following benefits to our research customers and suppliers:
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We reduce the time and costs for researchers and specimen providers to connect.   The iSpecimen Marketplace is made up of more than 160 unique specimen providers and connects them to thousands of researchers who need access to specimens. We continue to invest in marketing, sales, site development, and technology resources to further increase the number of organizations and users that are connected. Researchers save time and money by eliminating the need to develop their own supply chain while suppliers gain a new source of revenue via access to a large research base without associated marketing and sales costs.

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We reduce the cost and risks associated with contracting and compliance.   Via a single contract between our company and a supplier or customer organization, researchers and suppliers can instantly access each other. This process is more efficient and cost-effective than each provider and researcher contracting independently. Additionally, we manage the compliance process by matching up researcher requirements to supplier requirements to ensure that consents, protocols, and contracts are all aligned.

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We simplify the process to find and procure specimens and data.   Researchers can instantly search for specimens and data, anytime and anywhere, eliminating the time that both researchers and specimen providers typically spend handling specimen requests via email and spreadsheets. Both sides can also track and manage projects and get a real-time view into their progress. Finally, our technology harmonizes and manages data associated with projects, making it easier for researchers to access and use the data while reducing the workload and errors that suppliers face with manual data extractions and annotation. Researchers and customers alike obtain operational efficiencies in the biospecimen procurement process using the iSpecimen Marketplace.

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We have lower capital cost structure and little inventory risks when compared to commercial biobanks.   Commercial biobanks have consolidated some of the biospecimen supply. However, high capital costs required to establish and maintain freezer farms and specimen inventories ties up capital and increases operational costs. We believe an expensive, capital-intensive approach to procuring and storing large numbers of specimens is not a viable long-term solution, especially as medical researchers’ needs for specimens and data change, potentially rendering existing inventories obsolete. Since we generally only procure specimens in response to an actual customer order, we do not have the capital costs, inventory carrying costs, and associated risks of commercial biobanks.

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We have an experienced management team with deep expertise in biospecimens, life sciences, healthcare, technology, regulatory compliance, and marketplaces.   On average, each member of our management team has more than 25 years of relevant industry experience. Many on the team have worked together for 10 years or longer, either at our company or at prior companies.

As a result of these advantages, as of September 30, 2020 we have delivered more than 130,000 specimens in support of more than 1,700 unique customer projects since shipping our first specimens in 2012. We have also provided our healthcare provider partners with more than $7.5 million in revenue during that time.
In short, we believe that our technology-based marketplace approach allows us to better serve our research clients and supply chain today while allowing us to more easily scale both in the future to capture a larger portion of the market.

Our Sales Pipeline
Our sales pipeline is comprised of four active sales stages: inquiry, quote, purchase order, and revenue. Each customer opportunity goes through one or more of these stages before getting closed as a won opportunity or lost opportunity. If the specimen request is not converted into revenue, that customer opportunity is closed as a lost opportunity.
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Inquiry — In this stage, a customer or customer prospect articulates a need for specimens (“Specimen Request”), either by searching the iSpecimen Marketplace, filling out an online request form, or otherwise communicating the Specimen Request to us. This stage starts when the Specimen Request is captured and ends when either a quote is generated, or the opportunity is lost;

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Quote — Once we confirm that the specimens can be obtained in our supply network in accordance with the Specimen Request, the Specimen Request is quoted to the customer or customer prospect. The quote stage starts when the quote is created and ends when a purchase order is received for the order of the specimens or the opportunity is lost;

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Purchase Order — Once a customer or customer prospect would like to place an order, they provide a purchase order to us for the procurement of specimens in accordance with the Specimen Request. the purchase order stage begins with the receipt of the Purchase Order (or equivalent document) and ends when the Specimen Request is closed because the order has been fully fulfilled, partially fulfilled, or cancelled before any specimens are fulfilled; and

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Revenue — Once a Specimen Request or any portion of it is collected specifically for the customer’s purchase order, that portion of the Specimen Request is fulfilled, and we recognize revenue. We generally invoice for specimens upon shipment of the specimens to the customer.

Revenue is generally lower than purchase order value. This is because only a completely fulfilled purchase orders generate the amount of revenue as its value and some purchase orders are not completely fulfilled due to a variety of reasons including:
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researchers make changes in project requirements and the open request no longer meets the researcher’s needs;

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researcher budgets change or projects get cancelled;

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researchers place orders with multiple specimen providers and cancel open orders when they have procured sufficient quantity of samples across all their sources; or

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we have not fulfilled the entire order before the project deadline.

For purchase orders received and closed between January 1, 2016 and September 30, 2020, we fulfilled approximately 60% of the total value of such purchase orders. As of September 30, 2020, we had approximately $8 million in the open backlog.
We track Specimen Requests from “inquiry-to-invoice,” including the total dollar amount, average dollar amount, number of requests, and time spent in each pipeline stage. The following table shows the total value of Specimen Requests that entered that stage each year from 2016 to 2019 along with the compound annual growth rate (“CAGR”) from 2016 to 2019.
Sales Pipeline Totals (Unaudited) ($’s in ‘000)
	As of December 31,				CAGR 2016-19	As of September 30,
Sales Pipeline Stage — Totals	2019	2018	2017	2016		2020	2019
Inquiries	$54,266	$26,530	$26,237	$11,057	69.9%	$56,751	$39,807
Quotes	$36,569	$17,851	$16,464	$6,763	75.5%	$49,805	$24,245
Purchase Orders	$12,053	$8,228	$5,185	$2,109	78.8%	$9,961	$5,842
Revenue	$4,298	$4,395	$3,067	$1,448	43.7%	$5,466	$3,008

In 2016, we hired our first Vice President of Sales and in that year, with a single salesperson, we generated $1.4 million in revenue. In 2017, we added two additional sales personnel to focus on the remnant biofluids segment to match our supplier concentration at the time. Revenue more than doubled to $3.1 million in 2017. In 2018, we released new workflow software designed to help suppliers and iSpecimen more easily manage the inquiry-to-invoice process which did not deliver the expected value. As a result, our ability to move Specimen Requests through the sales pipeline was limited, and thus revenue growth stalled from mid-2018 to mid-2019 as we made critical software repairs. As a result, our revenue remained flat from 2018 to 2019. The management team made a strategic decision to delay the build out of the sales team until the critical repairs were completed which took to mid-2019. In the fourth quarter of 2019, the sales team was increased from three to seven people in anticipation of growth commencing again in 2020. We ended 2019 with approximately $9 million in open backlog, meaning we had more than $9 million in open orders for specimens.
As a result of these changes, as of the first nine months of 2020, revenue was $5.5 million and grew 81% when compared to the first nine months of 2019. Additionally, the sales pipeline showed strong growth during the first nine months of 2020. Quotes grew 105% year-over-year to $49.8 million during the first nine months of 2020 compared to $24.2 million during the first nine months of 2019. Purchase orders received grew at 70.5% year-over-year to $10.0 million during the first nine months of 2020 compared to $5.8 million during the first nine months of 2019. Additionally, as of September 30, 2020, we had more than $8 million in open backlog, representing open orders for specimens still in the fulfillment process. Management believes that the major scalability issues we faced from mid-2018 to mid-2019 that adversely affected our revenue have been remedied.
In addition to growing our total number of Specimen Requests throughout the sales pipeline, our average value per Specimen Request has increased in all stages of the pipeline between 2016 and 2019. This is in large part due to a change in our specimen mix from predominantly remnant specimens to research use only specimens, the latter of which typically have a higher value per Specimen Request and per specimen. In 2016, remnant specimens accounted for approximately 40% of our revenue. By 2019, remnant specimens accounted for approximately 5% of our revenue. During the first nine months of 2020, our overall specimen mix shifted once again to include approximately 14% remnant specimens, which contributed to a slight decline in the overall average selling price per specimen shipped. This increase in remnant specimen demand is due in large part to COVID-19 and the corresponding growth in requests for remnant plasma, serum, and nasopharyngeal swabs that were tested for this virus.
The following table shows the average value per Specimen Request that entered that stage any time during the year:
Sales Pipeline Average Specimen Request Size (Unaudited) ($’s in ‘000s)
	As of December 31,				CAGR 2016-19	As of September 30,
Sales Pipeline Stage — Averages (in thousands)	2019	2018	2017	2016		2020	2019
Inquiries	$42.1	$23.2	$17.8	$18.8	30.9%	$54.1	$40.4
Quotes	$47.1	$34.1	$20.3	$16.5	41.8%	$79.9	$41.4
Purchase Orders	$35.6	$26.3	$9.8	$7.0	72.0%	$30.9	$22.8
Additionally, our average selling price per specimen shipped also increased commensurately as our product mix shifted more towards research use only specimens. The following table shows average selling price per specimen shipped each year from 2016 to 2019 and year to date comparisons between 2019 and 2020:
Average Selling Price per Specimen Shipped (Unaudited)
	As of December 31,				CAGR 2016-19	As of September 30,
Average Selling Price	2019	2018	2017	2016		2020	2019
Per Specimen Shipped	$329.18	$163.98	$95.46	$35.48	110.1%	$314.31	$324.73

The overall size of our customer base continues to grow. The cumulative number of customers (which includes any organization that ever-procured specimens from us) and the number of active customers (i.e. any organization that procured specimens from us in the preceding twelve-month period) both showed increases between 2016 and 2019.
Number of Customers
	As of December 31,				CAGR 2016-19	As of September 30,
	2019	2018	2017	2016		2020	2019
Cumulative Number of Customer Organizations	234	176	140	69	50.2%	308	212
Number of Active Customer Organizations	110	99	108	56	25.2%	162	102
We believe our 2020 growth to date is primarily attributable with the two-fold growth in our sales team during the fourth quarter of 2019.
Our Growth Strategies
We believe we will continue to accelerate our revenue growth by improving and expanding our iSpecimen Marketplace platform to become the most convenient, efficient, and trusted resource for researchers to acquire, and suppliers to share research subjects, specimens, and data for life science research. We plan to build value by pursuing strategic objectives in five key areas:
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Marketplace technology innovation — We continue to innovate our proprietary iSpecimen Marketplace technology with search and workflow automation features that dramatically improve the buyer’s journey of searching for and compliantly acquiring annotated biospecimens from “inquiry to invoice”, and the supplier’s journey of sharing patient and specimen data, confirming project feasibility, and fulfilling orders;

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Increased patient data — Healthcare data is an important underlying asset of our marketplace business model. Gaining access to increasing levels of healthcare data at our supply partner organizations will allow us to increase the efficiency of our operations from inquiry-to-invoicing while also accelerating the overall biospecimen procurement process. Additionally, our ability to use increasing volumes of patient data to identify and engage with patients for biospecimen research also provides additional opportunities to move into adjacent spaces — including recurring revenue business models — such as premium search subscriptions, patient data subscriptions, the patient recruitment for clinical trials, and software licensing;

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Supply chain expansion — In order to better support worldwide research, we continue to increase access to global patient populations, inventories of banked specimens, patient data, and prospective collection capabilities by expanding our network of high-value suppliers combined with a direct-to-patient specimen collection capability. We are agile in identifying and onboarding new global supply partners who can provide specimens and related services to meet rapidly emerging market needs such as our recent expansion into COVID-19 biomaterials for SARs-CoV-2 research, and into diagnostic, vaccine, and therapeutic development. As part of our effort to expand outside of the United States, we entered into two Non-Exclusive Marketing, Sales & Distribution Agreements, one with BizCom Japan, Inc. on June 8, 2020, and another with Cosmo Bio Co., Ltd. on August 24, 2020, pursuant to which we granted to each distributor a non-exclusive right to purchase, inventory, market, sell and distribute specimens for certain authorized purposes in Japan, and each distributor agreed to maintain an effective marketing and sales effort dedicated towards acquiring new research customers and growing business with existing research customers. The distributors would also receive a 20% discount off list prices or standard price quote amount in cases involving bespoke specimen requirements. BizCom Japan, Inc. is subject to a minimum annual purchase order amount obligation under the terms of the agreement; and

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High growth markets — We are focusing on servicing high growth market sectors such as COVID-19 research, precision medicine, regenerative medicine, biopharma/vaccine development, diagnostics development (e.g. oncology liquid biopsy and infectious disease), and specialized areas of life science research (e.g. cancer and autoimmune disease); and
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Organizational capacity — We continue to strengthen our organizational capacity with the right experience, training, skill sets, and resources for developing our iSpecimen Marketplace platform, expanding our marketplace of high-value suppliers and customers located in key geographies, ensuring regulatory compliance, and tracking key performance indicators while fostering a data-driven mindset.

Additionally, we have deployed a multi-faceted go-to-market strategy to support our customer and supplier growth initiatives. This strategy includes a focus on:
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Sales and marketing capabilities — Our sales organization will continue to grow and evolve to better focus on targeted market sectors and key stages of sales development to increase sales funnel conversion rates;

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High value customers and suppliers — We will continue to grow and retain high-value customers and suppliers by delivering excellent service and pursuing deeper relationships. For example, we are developing preferred supplier contracts to increase purchase volume, customer retention/loyalty, and growth in the number of researchers served within a parent account. We are also investing more resources in customer service personnel, site management personnel, and related processes; and

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Channel partners — We will continue to collaborate with channel partners located in key non-U.S. markets to reach more end-users of biospecimens and data, strengthen our brand visibility, increase market share, and drive iSpecimen Marketplace utilization. These partnerships also help mitigate our risk of sales volatility in the case of an economic downturn or other factors that negatively impact sales and market demand in the U.S.

We have articulated our growth plan using a strategy map balanced scorecard approach which identifies strategic objectives and connects internal processes with desired outcomes that align with our mission and vision.
Our Intellectual Property
Intellectual property rights are an important component of our business. While we currently do not have any patents protecting our intellectual property, we rely on a combination of copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as confidentiality and non-disclosure agreements and other contractual protections with employees and third parties to protect our intellectual property rights, including our proprietary technology, brand, and know-how. We believe factors such as the technological and creative skills of our people; our existing and evolving partnerships; the creation of new features, functionality, and services; and the frequent enhancements to our platform have helped us to establish and will help us maintain our technology leadership position.
Regulations
iSpecimen works with the healthcare industry and with clinical researchers, both highly regulated environments in the United States and other countries. Government departments and agencies, at the federal, state, and local levels have regulations related to research activities that involve human subject research as well as regulations about the collection, storage, and dissemination of personal and healthcare data related to individuals. To support compliance with regulations, we have both internal personnel and external resources who provide us with expertise in various areas of compliance including a Chief Information Security Officer, Chief Privacy Officer, contracts manager, biospecimen and data privacy counsel (external), general counsel (external), IRB (external), and other employees with expertise and oversight of site compliance, lab compliance, and operational compliance.
The following is a general overview of the major laws and regulations pertaining to our business in the United States:
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45 CFR Part 46 — Federal Policy for the Protection of Human Subjects

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HIPAA and 45 CFR Parts 160, 162, and 164 — HIPAA Privacy Rule, Security Rule, and Breach Notification Rule

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21 CFR Part 11 — Food and Drug Regulations — Electronic Records, Electronic Signatures

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21 CFR Part 50 — FDA Regulations — Protection of Human Subjects

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21 CFR Part 56 — FDA Regulations — Institutional Review Boards

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Other Information Laws and Regulations

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Other Applicable Laws

Most countries have their own corresponding rules that we are also required to follow.
45 CFR Part 46 — Federal Policy for the Protection of Human Subjects — “The Common Rule”
The Common Rule refers to regulations issued by the U.S. Department of Health and Human Services (“HHS”) and other federal agencies that fund or participate in research, which regulations protect individuals participating in research. The Common Rule defines “Human Subjects Research” as research involving a living individual about whom an investigator is conducting research when information or biospecimens are obtained through intervention or interaction with the individual, or where the research uses, studies, analyzes, or generates identifiable private information or identifiable biospecimens. For this type of research, the Common Rule stipulates: (i) when this research must be reviewed and approved by an IRB (as well as when it may be exempt from IRB review and approval); (ii) the requirements for an IRB’s membership, authority, review procedures, record keeping, and approval criteria; (iii) when informed consent must be obtained from a research subject for participation in research and the elements that must be communicated in an informed consent form (as well as when consent may be waived by an IRB); and (iv) rules related to special requirements for vulnerable populations (such as prisoners and pregnant women).
iSpecimen is involved with both Human Subject Research and non-Human Subject Research. The collection of Research Use Only (“RUO”) specimens (i.e., samples collected specifically for research via a direct intervention with the research subject and not collected as part of routine clinical care) is considered Human Subject Research. In those cases, iSpecimen and our suppliers are subject to the Common Rule. Therefore, all research use only specimens collected in the United States need to be collected under an IRB-approved protocol, with informed consent (unless an IRB waives consent under appropriate regulatory standards). When iSpecimen is the study sponsor (i.e. specimens are collected under our IRB protocol), we work with a commercial IRB (currently Advarra) to approve our protocol, informed consent forms, subject recruitment material, and collection sites. These protocols and associated material are reviewed regularly by our IRB in accordance with the Common Rule. When iSpecimen is not the study sponsor (i.e., when research use only specimens are collected at participating healthcare providers under their own IRB-approved protocols), we audit the site before we start procuring specimens to ensure that appropriate IRB approvals are in place. For international specimen collection sites, we rely on those sites to ensure they are collecting specimens in accordance with the laws in their own jurisdictions, in addition to following basic U.S. rules related to Human Subjects Research.
Finally, iSpecimen participates in Non-Human Subject Research, specifically when we collect clinical remnant samples (i.e., those specimens that were collected originally as part of clinical care). According to the Common Rule, as long as the physical sample and any associated dataset is de-identified before being used for research, the use of clinical remnant samples is not considered Human Subject Research and therefore does not need IRB review and approval, nor does it require patient consent. For these samples, iSpecimen leaves it up to each supplier to determine whether the supplier seeks patients’ consent or whether the supplier will inform its patients about the supplier’s use of remnant samples, or allows its patients to opt-out of their use. In all cases, we track any use limitations that attached to a particular specimen. For researchers who only want samples from patients who have consented to allow use in research, we only distribute specimens meeting that criteria to those researchers.
Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health ( “HITECH”) Act, all as implemented by 45 CFR Part 160, 162 and 164 (collectively, “HIPAA”)

HIPAA includes several applicable rules, including the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”), the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”), and the Breach Notification Rule (“Breach Notification Rule”).
The Privacy Rule addresses the allowable uses and disclosures of an individual’s PHI by Covered Entities, defined by HHS as (1) health plans, (2) healthcare clearinghouses, and (3) healthcare providers who electronically transmit any health information in connection with transactions for which HHS has adopted standards (such as electronic billing). The Privacy Rule also applies to Business Associates, which include persons or entities that performs certain functions or activities that involve the use or disclosure of PHI on behalf of, or provide certain services to, a Covered Entity. HIPAA requires Covered Entities to obtain HIPAA Business Associate Agreements with their Business Associates.
The Security Rule establishes a national security standard for protecting ePHI. The Security Rule requires Covered Entities and Business Associates to implement physical, administrative, and technical safeguards to protect ePHI.
The Breach Notification Rule pertains to Covered Entities and Business Associates that have access to PHI and requires them to provide notification following a use or disclosure of PHI that does not comply with the Privacy Rule that compromises the security or privacy of the PHI (a “Breach”).
Covered Entities and Business Associates that fail to comply with the HIPAA standards may be subject to civil money penalties or criminal prosecution.
iSpecimen has implemented many protocols and processes to comply with HIPAA and other data privacy and related laws and regulations. First, to reduce the likelihood of any Breach, iSpecimen removes all ePHI prior to storing information in our datacenter so that we do not possess PHI that is subject to HIPAA. Secondly, to the extent any PHI inadvertently remains in our datacenter, we have implemented physical, administrative, and technical safeguards to comply with the HIPAA Security Rule. We have implemented more than eighty HIPAA privacy and security policies at the Company to help ensure compliance with HIPAA Privacy, Security and Breach Notice rules. Thirdly, we regularly undergo HIPAA gap analyses and security testing using external, independent firms to find weaknesses and vulnerabilities in our technology and our data protection policies and procedures and remediate as needed. Finally, iSpecimen executes Business Associate Agreements or Data Use Agreements with our healthcare provider partners if they might share ePHI with us. To date, iSpecimen has never had a Breach of PHI and has never been investigated by HHS nor found to be out of compliance with HIPAA.
21 CFR — FDA Regulations
The Food and Drug Administration is an HHS agency that regulates clinical investigations of products under its jurisdiction, such as drugs, biological products, and medical devices. The FDA has its own set of rules related to the protection of human subjects in research which may differ from the Common Rule. However, FDA does harmonize its regulations with the Common Rule whenever permitted by law (see section 1002 of the 21st Century Cures Act, Public Law 114-255). iSpecimen follows the FDA regulations related to the protection of research subjects, so that its customers may submit data to the FDA resulting from research performed using data and specimens provided to the researcher by iSpecimen.
21 CFR Part 11 Electronic Records; Electronic Signatures
21 CFR Part 11 is relevant when submissions to the FDA include records in electronic form that are created, modified, maintained, archived, retrieved, or transmitted under any records requirements set forth in FDA regulations. At a high level, Part 11 requires organizations to implement good business practices by defining the criteria under which electronic records and signatures are considered to be accurate, authentic, trustworthy, reliable, confidential, and generally equivalent to paper records and handwritten signatures on paper. These rules stipulate a range of features that must be in place in computer systems that handle electronic data; standard operating procedures relating to information technology systems and processes; system validation processes and procedures to ensure that electronic systems operate as intended.
Although iSpecimen defines and implements many relevant policies, processes, and technical controls, the iSpecimen Marketplace has not been certified or audited for 21 CFR Part 11 compliance. In addition, we do not require the originating systems from whom we receive data to be 21 CFR Part 11 compliant. While we do not represent to customers or suppliers that our systems are 21 CFR Part 11 compliant, our clients may still submit data to the FDA that was received, stored, and transmitted in our systems.
The vast majority of the specimens used by our customers are for projects that do not require 21 CFR Part 11 compliance, and our customers are responsible for determining whether they require Part 11-compliant data for the particular use. For specimens that are collected with informed consent, we audit informed consent differently for supply sites that use their own IRB or ethics committee and those supply sites that use the IRB we contract. In the event we are required to contact a client about a shipped specimen that is not supported by informed consent, which has not happened as of September 30, 2020, the client would then determine whether it could use the specimen without informed consent. In addition, we contract with an outside IRB for IRB services, which agrees to perform the services in accordance with all applicable laws and regulations governing independent institutional review boards, and to indemnify us for its failure to comply with applicable laws, rules, and regulations. The failure of our company or our supply sites to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.
21 CFR Part 50 — Protection of Human Subjects
21 CFR Part 50 contains the general standards for obtaining informed consent and for human participation in clinical investigations as well as additional safeguards for children involved in clinical investigations, when the investigations are regulated by the FDA. The regulations specify the requirements for informed consent, exceptions to these requirements, elements of informed consent, and documentation of informed consent. Additionally, the requirements detail additional regulations for investigations involving children. Informed consent is not required to use de-identified specimens and data for certain FDA-regulated research, as set forth in guidance documents issued by the FDA.
To the extent our suppliers seek informed consent from individuals to use specimens and data for research, we will provide our clients, upon request, with copies of our or our suppliers’ template informed consent forms and IRB approval prior to obtaining samples from us. However, gaps may exist in our or our suppliers’ protocols and informed consent forms that make them incompatible with this regulation and we may fail to properly audit and identify these gaps.
21 CFR 56 Institutional Review Boards
21 CFR Part 56 contains the general standards for the composition, operation, and responsibility of an IRB that reviews clinical investigations regulated by the FDA. These regulations are intended to protect the rights and welfare of human subjects involved in such investigations and indicate the required organization and membership of an IRB; the IRB’s function and operations; record-keeping and reporting; and administrative actions for non-compliance.
iSpecimen utilizes an outside IRB to review the iSpecimen specimen collection protocol. While we believe the IRB composition and operations to be 21 CFR Part 56 compliant, there may be gaps that make them incompatible with this regulation.
Other Information Laws and Regulations
Other information laws and regulations include all applicable laws concerning the privacy and/or security of personal information including, but not limited to, state data breach notification laws; personal data protection laws such as the California Consumer Privacy Act of 2018, Nevada Senate Bill 220 (an amendment to the state’s existing online privacy policy statute) and Maine’s Act to Protect the Privacy of Online Consumer Information; and all applicable Payment Card Industry Security Standards with respect to account data protection.
Currently, iSpecimen collects personal data on customers, suppliers, investors, employees, research subjects, Marketplace registrants, and other individuals who interact with iSpecimen personnel or our websites. We believe we are in compliance with these data protection rules but there remains inherent risk of a data breach of iSpecimen’s systems or any of our technology service and SaaS providers (such as those organization who provide us with customer relationship management software, marketing automation software, online file storage, web services, email systems, accounting systems, and data aggregation and visualization services).
Other Applicable Laws
In addition to the above-described regulation by United States federal and state government related to Human Subject Research and data privacy and security, there are many other U.S. and international rules that are applicable to iSpecimen. The following list contains some of the other federal and state laws and regulations that could directly or indirectly affect our ability to operate the business:
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Occupational Safety and Health regulations and requirements;

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Centers for Disease Control Import Permit Program rules related to biological agents;

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Shipping rules such as IATA Dangerous Goods regulations;

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State and local laws and regulations for the disposal and handling of medical waste and biohazardous material;

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Export laws such as the U.S. Department of Commerce’s Bureau of Industry and Security Export Administration Regulations, U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of the Treasury’s Office of Foreign Assets Control in export licensing;

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Import laws such as the Customs and Border Protection Trade Act of 2002 and the Customs Modernization Act;

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The federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs;

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Federal, state, and local tax and tariff rules;

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Other laws and regulations administered by the FDA;

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Other laws and regulations administered by HHS;

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State and local laws and regulations governing human subject research and clinical trials; and

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Other laws and regulations of which we are unaware.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory compliance.
International Regulatory Environment
Because iSpecimen procures specimens from and distributes specimens to countries outside of the United States, we are subject to international rules related to the protection of human subjects in research, data privacy and security, import and export regulations, tariffs, and foreign rules similar to any of the aforementioned U.S. rules, as well as those of which we are unaware.
One of the more prominent international regulations is the GDPR which took effect in May 2018. The GDPR regulates the collection, use, disclosure, transfer, and/or other processing of personal data of identified or identifiable individuals located in the European Economic Areas, including the European Union. This data specifically includes personal health data that generally is provided as part of biospecimen collection studies. The GDPR imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates for processing (with some exceptions), allowing individuals to revoke consents granted, enabling individuals the right to have their data erased (with some exceptions), amended, or transferred to another data controller (known as “data portability”), providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, limiting the transfer of data to countries outside of the EU, providing notification of data breaches, and taking certain measures when engaging third-party’s who may also use or process the data. In addition, EU member states may make their own further laws and regulations limiting the processing of personal data, including biometric, genetic, or health data.
The GDPR increases our obligations with respect to data collected by our EU suppliers. We generally rely upon our contractual terms with these organizations as a means for obligating them to provide us data in accordance with the GDPR regulations. In addition to utilizing contractual terms to obligate specimen suppliers to conform with GDPR, we generally request the international supplier fills out a pre-contract questionnaire to understand their GDPR compliance before engaging in the contracting process and then perform a post-contract audit that also asks about GDPR applicability and the site’s conformance to the GDPR. Audit questionnaires are distributed every two years after the initial site audit.
COVID-19 and its Impact
On January 30, 2020, the WHO announced a global health emergency because of a new strain of coronavirus (COVID-19) originating in Wuhan, China and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The pandemic had and still has both positive and negative effects on iSpecimen’s business.
On the positive side, a new market for COVID-19 samples emerged as a result of the pandemic. We received our first request for samples from patients with a prior or current COVID-19 infection on March 18, 2020, and through September 30, 2020, we fielded 307 unique COVID-19 specimen requests representing approximately $17 million in opportunities. Because of our large, geographically diverse network with many sites around the country and the world, we were able to respond quickly to this new demand and match requests for COVID-19 specimens to sites in areas of outbreak. As a result, we won 98 of these opportunities and received purchase orders for approximately $3.4 million, which represented more than 30% of our purchase orders in the first nine months of 2020. Notable among these COVID-19 opportunities was an $850,000 order from the Centers for Disease Control for a longitudinal collection of blood from subjects who recently had a COVID-19 infection. This project not only provided revenue during the general COVID-19 slowdown, but because of this work, we are now registered as a government contractor and can pursue other opportunities across U.S. governmental agencies.
On the downside, starting in March 2020, COVID-19 negatively impacted our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully disabled; more than 40% was partially disabled; and less than 15% was fully operational. Consequently, during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our ability to fulfill these orders was negatively impacted by COVID-19 and resulted in our revenue only increasing year-over-year by 30% compared to the same period in 2019. However, over the course of the pandemic, many supply chain sites began to recover and became operational by August and even more so by November 2020. We expect that while the pandemic lasts, we will continue to experience a slowdown in non-COVID-19 specimen collections due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations.
To help mitigate the financial risks during COVID-19 outbreak, the Company implemented measures to help control costs. For example, we eliminated non-essential travel and in-person training activities, deferred certain planned expenditures, and furloughed 7% employees. Also, going forward, the addition of mobile phlebotomy capabilities provides us with some level of risk reduction as it enables us to more easily pursue direct-to-patient specimen collections, thereby reducing our reliance upon our supply network should this pandemic or other circumstances in the future further limit our supply sites’ specimen collection capabilities.

We also applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act in May 2020.
There is considerable uncertainty around the duration of this COVID-19 outbreak and its future impact.While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.
Employees
As of September 30, 2020,we had 37 full time employees (not including co-ops or summer interns), seven of whom were engaged in research and development activities, 11 of whom were engaged in sales and marketing activities, ten who were engaged in operations and fulfillment activities, four who were engaged in supply development and management activities, and five of whom were engaged in general and administrative functions. Our employees are primarily located in Lexington, Massachusetts with ten remote sales, marketing, and supply development personnel located elsewhere in the U.S.
Facilities
We occupy approximately 8,835 square feet of office and laboratory space in Lexington, Massachusetts under a lease that expires on February 28, 2024. Our laboratory is subject to applicable federal and state laws and regulations relating to the safe handling of laboratory specimens along with biohazard disposal, and we utilize an outside medical and biohazard disposal company for disposal of such specimens. We believe our existing facilities meet our current needs. We will need additional office space in the future as we continue to build our development, commercial and support teams. We believe we can find suitable additional space in the future on commercially reasonable terms.
Legal Proceedings
We may from time to time be involved in various legal proceedings and other matters arising in the normal course of business. We may in the future institute additional, legal proceedings to enforce our rights and seek remedies, such as monetary damages, injunctive relief and declaratory relief. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us because of diversion of management time and attention as well as the financial costs related to resolving such disputes.

MANAGEMENT
Officers and Directors
Our officers and directors are as follows:
Name	Age	Position
Christopher Ianelli	53	Chief Executive Officer, President, and Director
Jill Mullan	56	Chief Operating Officer, Secretary, Treasurer, and Director
Benjamin Bielak	51	Chief Information Officer
Tracy Curley	59	Chief Financial Officer
Andrew L. Ross	72	Chairman of the Board
George “Bud” Scholl	61	Director
Steven Gullans	67	Director
John L. Brooks III	69	Director Nominee
Margaret H. Lawrence	45	Director Nominee
Christopher Ianelli has been serving as our Chief Executive Officer, President, and director since founding iSpecimen in July 2009. Mr. Ianelli is the founder of and served as Chief Executive Officer of Abkine Pharmaceuticals, Inc., a development stage biopharmaceutical company pioneering innovative approaches to treatment of inflammatory and autoimmune diseases based on disruption of interleukin 16 signaling and chemoattraction from November 2009 to December 2011. Dr. Ianelli served as Managing Director at Leerink Partners (formerly Leerink Swann), a leading healthcare and life science investment bank, where he managed the expansion and delivery of services and directed strategy to develop new healthcare data and information assets for the firm from August 2003 to March 2008. Prior to that, Dr. Ianelli was a co-founder and Managing Director of Boston Medical & Scientific Advisors, a healthcare investment research firm ultimately acquired by Leerink, from 2000 to 2003. Dr. Ianelli received his Bachelor of Science degree in Biological Sciences from University of Lowell and both his Ph.D. in Immunology and his M.D. from Tufts University. He completed his residency training, including a year as Chief Resident, in Pathology at Brigham & Women’s Hospital and Harvard Medical School. He is well-qualified to serve on our Board due to his extensive experience in operations of biopharmaceutical companies and his expertise in medicine, healthcare and life science.
Jill Mullan has been serving our Chief Operating Officer since August 2013, Secretary since November 2012, Treasurer since February 2017, and director since October 2014. She joined the Company in 2010 as the Vice President of Marketing. She was a marketing/strategy consultant at AppNeta, a computer software company, from 2008 to 2010. From 2003 to 2008, she was a marketing and business strategy consultant to various technology-based companies including EMC and Planon Software. From 2000 to 2003, Ms. Mullan was on the founding team and Director of Marketing at Storigen Systems, a provider of distributed storage networks, where she built and ran the company’s product marketing, communications, and public relations organization; developed the company’s brand identity and launched several successful products. She was also employed at Avid Technology from 1996 to 2000, most recently as a Director of Product Marketing and Management with product responsibility for Avid’s editing product line. Prior to that, Ms. Mullan worked in product management and engineering roles at IBM, MIPS Computer Systems, and Hewlett Packard. Ms. Mullan formerly served as treasurer and board member of the Westford Education Foundation. She graduated with distinction from Cornell University with a Bachelor of Science in electrical engineering and received a Master of Business Administration from Stanford University with a focus on entrepreneurship and marketing. She is well-qualified to serve on our Board due to her extensive experience in operations, strategy, marketing, product, and business development in technology-based companies.
Benjamin Bielak has been serving as our Chief Information Officer since June 2018. He served as the Chief Information Officer at GNS Healthcare, a leading casual machine learning product and services company, from January 2017 to May 2018 and as Director of Academic Technology at Harvard University, from February 2015 to January 2017. Prior to his work at GNS and Harvard, Mr. Bielak was the Chief Information

Officer at Dovetail Health, a high-growth product and services company focused on reducing costs through pharmacy-focused interventions, from November 2006 to April 2014. He previously held roles as Manager of Development and Integration at Boston Medical Center and Senior Manager of Technology at Sapient, a global services company, from December 1997 to July 2005. Mr. Bielak holds a Master of Business Administration degree from Bentley University, where his studies focused on change management, and a master’s degree from Boston University in computer science. He maintains two certifications, the College of Healthcare Information Management Executives (CHIME) Certified Healthcare Chief Information Officer (CHCIO) and the Health Information Management System Society (HIMSS) Certified Professional in Healthcare Information and Management Systems (CPHIMS).
Tracy Curley has been serving as our Chief Financial Officer since August 2020. She was a partner at CohnReznick LLP, a national accounting firm, from September 2017 to June 2020. During her time at CohnReznick, LLP, Ms. Curley led the creation and development of an emerging markets commercial audit practice team for the firm in their Boston, MA office. Her practice focused on recruiting and providing audit services to private and public emerging growth companies in the technology and life sciences industries. From November 2014 to August 2017, she also served as a partner at Marcum LLP, a national accounting firm. Ms. Curley led the northeast regional high-tech practice for the firm. She focused on expanding the client base to provide a full range of accounting, tax and advisory services for private and public emerging growth companies in high tech industries such as technology, life sciences and advanced manufacturing. From March 2010 to October 2014, Ms. Curley served as a partner at Moody, Famiglietti & Andronico, LLP (“MFA”), a proactive consulting firm in the greater Boston, MA area with national and global reach. During her time at MFA, Ms. Curley led the creation and development of a public company audit practice focused on recruiting and providing audit services to public emerging growth companies. Ms. Curley serves as President and a board member of the North Shore Technology Council and as a board member of the Girl Scouts of Eastern Massachusetts and Project Green Schools. Ms. Curley received her Master of Accountancy and Bachelor of Science in Business Administration with a concentration in accounting from Kansas State University. She also attended the United States Military Academy. She is a certified public accountant licensed in the Commonwealth of Massachusetts.
Andrew L. Ross has been serving as our director since 2012. He has been an entrepreneur and investor for almost 50 years. He developed, financed, owned and managed through controlled entities multiple real estate assets, including apartment units, hotels, a golf course, a condominium project, several office and retail commercial properties. Since 2010, Mr. Ross has focused on angel and early-stage investments primarily in biotech and collaborative consumption businesses. He has invested in and advised multiple early-stage enterprises as a seed, angel or A-round investor. Mr. Ross served as a director on the board of Q-State Holdings, Inc., a subsidiary of Q-State Biosciences, Inc., a precision medicine company, from 2013 to February 2020. He is well-qualified to serve on our Board due to his extensive experience in investment.
George “Bud” Scholl has been serving as our director since 2014. He has been an entrepreneur for most of his professional life, primarily focused on purchasing and working out distressed assets across a variety of industries and asset types. He has developed and invested in financial, real estate, service and technology companies. Mr. Scholl currently serves as the President and Chief Executive Officer of OneBlood, which was formed in 2012 as a result of a merger he organized when he was Chairman and Chief Executive Officer of the Community Blood Centers of Florida, one of the three largest blood centers in the southeastern United States. Mr. Scholl also currently serves as the Mayor of the City of Sunny Isles Beach, Florida, where he was elected in 2014 after serving as City Commissioner for 7 years. Mr. Scholl is a graduate of the University of Florida and holds an engineering degree in computer science. He is well-qualified to serve on our Board due to his extensive experience in investment.
Steven Gullans has been serving as our director since October 2020. From May 2018 to December 2019, he served as President and Chief Executive Officer and Director of Gemphire Therapeutics, until it was acquired by NeuroBo Pharmaceuticals. While at Gemphire, he oversaw activities related to clinical trials, manufacturing, finances, business development, R&D and intellectual property. Prior to Gemphire, he was Managing Director at Excel Venture Management, LLC (“Excel”), a Boston-based venture capital firm which he co-founded, from March 2008 to May 2018. At Excel, he focused on investing in life science technology companies with a particular interest in disruptive platforms that can impact multiple industries. Prior to

Excel, Dr. Gullans co-founded RxGen, Inc., a pharmaceutical services company, where he also served as Chief Executive Officer and a director from February 2004 to February 2008. Prior to that, he was the Chief Scientific Officer of US Genomics, Inc., a company that develops technology to analyze DNA for pathogen detection, from November 2002 to January 2004. Dr. Gullans serves as a director at Orionis Biosciences, a drug development company. He was previously a board member of Activate Networks, Inc. which was acquired by Decision Resource Group, nanoMR Inc., which was acquired by DNA Electronics Ltd, Tetraphase Pharmaceuticals, Inc. which went public in 2013, and Molecular Templates, Inc. which was merged into a public entity in 2017. Dr. Gullans was a faculty member at Harvard Medical School and Brigham and Women’s Hospital for almost 20 years. Dr. Gullans holds a B.S. from Union College and a Ph.D. from Duke University. He is well-qualified to serve on our Board due to his extensive experience in biopharmaceutical industries and his expertise in medical and pharmaceutical research.
John L. Brooks III, a director nominee, will join our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. He currently also serves as a director of Hemoshear Therapeutics since November 2008, Noxilizer since March 2009, Hygieia since June 2016 and Atentiv since March 2020. He also serves as the chairman of Thermalin, Inc. since January 2009. In January 2012, Mr. Brooks founded Ammonett Pharma and continues to serve on its board of directors since then. He has also served as the managing director of Healthcare Capital LLC since February 2007. Previously, Mr. Brooks served as the Chief Executive Officer, President and a director of NeuroBo Pharmaceuticals, Inc. from March 2018 to December 2019 and as the chairman of Cellnovo, Ltd. from 2012 to December 2019. Mr. Brooks is also involved with several non-profit organizations. He currently serves as the Chief Executive Officer and President of Worldwide Network for Innovation in Clinical Education and Research (WNICER) since January 2019 and also serves as a director of T1D Exchange since March 2020, the ADA New England Chapter since January 2015, Population Health Alliance since January 2014, and the University of Massachusetts Amherst Foundation since January 2012. He also chairs the College Diabetes Network since January 2011 and is also on the board of trustees of Suffolk University since March 2012. Mr. Brooks received his BBA and MSBA in Accounting from the University of Massachusetts Amherst. He is well-qualified to serve on our Board due to his expertise in healthcare and life sciences.
Margaret H. Lawrence, a director nominee, will join our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Lawrence is an experienced, entrepreneurial executive with over a decade’s experience in finance roles and as a venture capital investor in the software industry. She has spent the last decade in general management leadership roles at high growth technology companies. She currently serves as a General Manager Wayfair Professional in which role she owns the P&L, leads a large team and the full range of disciplines, including business strategy, customer experience, sales effectiveness, brand development, technology, and merchandising strategy since November 2016. Prior to joining Wayfair, Ms. Lawrence was Chief Services Officer at Motus, a SaaS-based expense reimbursement company, in 2016. She previously worked at Google from 2011 to 2015, most recently as the Chief of Staff for Google’s Small and Medium Business organization for the Americas, running strategy and operations for the region. Prior to Google, Ms. Lawrence was a Partner at Pilot House Ventures, a Boston-based early stage venture capital firm. She led the investment process for and held board seats at a number of early stage technology companies. Over the last 15 years, Ms. Lawrence has held several board positions as part of her community engagement as well as her venture capital career. She was on the Planned Parenthood League of Massachusetts board from 2011 to 2017 and served as the Chair of both the Finance Committee and Investment Committee for several years which included a CFO and CEO transition. She currently remains involved in the Planned Parenthood League of Massachusetts as a member of the Finance Committee. Additionally, Ms. Lawrence served on the Spruce Street Nursery School Board and as a member of its Finance Committee from 2011 to 2014. Ms. Lawrence received her BA in economics from Williams College and an MBA from Harvard Business School. She is well-qualified to serve on our Board due to her extensive experience in business strategy and operations, including relevant experience with online marketplaces.
Family Relationships
There are no family relationships among any of our executive officers or directors.

Composition of our Board of Directors
Our board of directors currently consists of five directors. Our certificate of incorporation, as amended, and bylaws, as amended, provide that our board of directors can consist of any number of directors as voted on and approved by the board of directors, currently approved for up to seven directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of      , will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of        will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of        , will expire at the third annual meeting of stockholders.
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Director Independence
Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of Dr. Gullans and             is an “independent director,” as defined under the Exchange Act and the        listing rules. We plan to utilize the phase-in exemption under the        listing rules and expect to have a majority independent board within 12 months of the closing of this offering.
Committees of Our Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee, compensation committee, and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish an audit committee of the board of directors. Dr. Gullans,      and      will serve as members of our audit committee, and Dr. Gullans will chair the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Dr. Gullans qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We will adopt an audit committee charter, which will detail the principal functions of the audit committee, including:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a compensation committee of the board of directors. Dr. Gullans,          and          will serve as members of our compensation committee.          will chair the compensation committee.
We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all our other executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by        and the SEC.
Nominating and Corporate Governance Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a nominating and corporate governance committee of the board of directors. Dr. Gullans,          and          will serve as members of our nominating and corporate governance committee.          will chair the nominating and corporate governance committee.
We will adopt a nominating and corporate governance committee charter, which will provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider several qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Code of Ethics and Code of Conduct
Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.ispecimen.com. In addition, we intend to post on our website all disclosures that are required by law or the        listing standards concerning any amendments to, or waivers from, any provision of the code. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION
The following discussion of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs, see “Special Note Regarding Forward-Looking Statements.” Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.
The discussion below includes a review of our compensation decisions with respect to fiscal years 2019 and 2018 for our “named executive officers,” or NEOs, namely our principal executive officer and our two other most highly compensated executive officers. Our NEOs for fiscal years 2019 and 2018 were:
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Christopher Ianelli, Chief Executive, President and Director

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Jill Mullan, Chief Operating Officer, Secretary and Treasurer

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Benjamin Bielak, Chief Information Officer

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Tracy Curley, Chief Financial Officer

In 2019, we compensated our NEOs through base salary, as described below. Our officers are also eligible for the standard benefits programs we offer all employees.
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for fiscal years 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Christopher Ianelli,	2019	$250,000	$—	$297,587	$—	$547,587
Chief Executive, President and Director	2018	$220,000	$—	$—	$—	$220,000
Jill Mullan,	2019	$230,000	$—	$397,617	$—	$627,617
Chief Operating Officer, Secretary and Treasurer	2018	$220,000	$—	$—	$—	$220,000
Benjamin Bielak	2019	$220,000	$—	$25,500	$—	$245,500
Chief Information Officer	2018	$205,000	$—	$202,800	$—	$407,800
Tracy Curley	2019	$—	$—	$—	$—	$—
Chief Financial Officer	2018	$—	$—	$—	$—	$—

1)
The amounts reported in the “Option awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 10 to our financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

Employment Agreements
We currently have no employment agreements with any of our officers, directors, or key employees. Following this offering, we plan to enter into employment agreements with our officers and key employees.
Indemnification Agreements
We intend to enter into indemnification agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.
Equity Incentive Plans
Our Board has adopted, and our shareholders have approved, the 2010 Plan and 2013 Plan. The number of shares issued, number of shares reserved for issuance, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under each plan, as of September 30, 2020, are as follows:
Plan	Number of Shares Issued	Number of Shares Reserved for Issuance	Number of Shares underlying Outstanding Options or Warrants	Number of Shares Remaining Available for Future Issuance
2010 Stock Incentive Plan	868,427	1,500,000	631,573	—
2013 Stock Incentive Plan	329,922	1,713,570	792,468	591,180
In addition, we plan to adopt a 2020 Stock Incentive Plan prior to the consummation of this offering. For descriptions of each stock incentive plan, please see “Description of Capital Stock — Stock Incentive Plans.”
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding all outstanding stock options and restricted stock held by each of our named executive officers as of December 31, 2019:
	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards; Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Christopher Ianelli	9,375	15,625	—	$1.02	January 31, 2029
Christopher Ianelli	266,752	—	—	$1.02	July 12, 2029
Jill Mullan	107,000	—	—	$1.08	June 29, 2026
Jill Mullan	9,375	15,625	—	$1.02	January 31, 2029
Jill Mullan	364,821	—	—	$1.02	July 12, 2029
Benjamin Bielak	65,000	65,000	—	$1.56	June 14, 2028
Benjamin Bielak	9,375	15,625	—	$1.02	January 31, 2029
Changes in Control
There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Non-Employee Director Compensation
As of September 30, 2020, we have not paid our non-employee directors for their service.
The following table sets forth information regarding the total compensation paid to our current non-employee directors during 2019 for their service on our Board. Our directors who are employed by us do not receive any additional compensation for serving on our Board.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Andrew Ross,	2019	$—	$—	$—	$—	$—
Chairman of the Board	2018	$—	$—	$—	$—	$—
Bud Scholl	2019	$—	$—	$—	$—	$—
Director	2018	$—	$—	$—	$—	$—
Steven Gullans	2019	$—	$—	$—	$—	$—
Director	2018	$—	$—	$—	$—	$—

1)
The amounts reported in the “Option awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 10 to our financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

We plan to adopt an official compensation policy for our non-employee directors following this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following are summaries of certain provisions of transactions within the past three years to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest, and are qualified in their entirety by reference to all of the provisions of such agreements.
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
Issuance of Convertible Promissory Notes
From March 2017 through July 2018, we issued and sold an aggregate of $5.5 million principal amount in unsecured Convertible Notes with an annual non-compounding interest rate of 6%, which will convert upon the closing of this offering into shares of our common stock at 30% discount to the public offering price. The following persons who are directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof currently own Convertible Notes with a combined principal plus interest value that exceeds or will exceed $120,000 as of September 30, 2020. On October 1, 2020, the maturity date of the Convertible Notes was extended to March 31, 2021.
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Andrew Ross, Chairman of our Board of Directors and a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $1,650,000

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OBF Investments, LLC, a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $2,150,000

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Kellen Foundation, a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $1,700,000

Issuance of Secured Promissory Notes
From August 2018 through September 2020, we issued and sold an aggregate of $6.5 million in Bridge Notes with an annual non-compounding interest rate of 24%, and a current maturity date of the earlier of September 30, 2020, the closing of a new permanent equity financing in excess of $10,000,000, the sale of our Company or the pre-payment by our Company. On October 1, 2020, the maturity date was further extended to March 31, 2021.
The following persons who are directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof currently own Bridge Notes with a combined principal plus interest value that exceeds or will exceed $120,000 as of September 30, 2020. On October 1, 2020, we amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020.
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Andrew Ross, a principal stockholder and Chairman of our Board of Directors, and the Andrew L. Ross 2013 Irrevocable Trust, purchased Bridge Notes in the aggregate principal amount of $205,000

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Callen Ross, son of Andrew Ross, purchased Bridge Notes in the aggregate principal amount of $100,000

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Barri Mullan-Goodman, sister of Jill Mullan, our Chief Operating Officer, purchased Bridge Notes in the aggregate principal amount of $150,000

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Jill Mullan, our Chief Operating Officer, purchased Bridge Notes in the aggregate principal amount of $350,000

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David Ianelli, brother of Christopher Ianelli, our Chief Executive Officer, purchased Bridge Notes in the aggregate principal amount of $100,000

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Joseph Ianelli, father of Christopher Ianelli, our Chief Executive Officer, purchased Bridge Notes in the aggregate principal amount of $300,000

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OBF Investments, LLC, a principal stockholder, purchased Bridge Notes in the aggregate principal amount of $500,000

Policies and Procedures for Related Person Transactions
We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
Prior to the consummation of this offering, we will adopt a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of ethics that we plan to adopt prior to the consummation of this offering is filed as an exhibit to the registration statement of which this prospectus is a part.
In addition, our audit committee, pursuant to a written charter that we will adopt prior to the consummation of this offering, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that we plan to adopt prior to the consummation of this offering is filed as an exhibit to the registration statement of which this prospectus is a part. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of November 16, 2020 (i) reflecting the automatic conversion of all outstanding shares of our convertible preferred stock into 7,158,774 shares of our common stock, (ii) 129,254 shares of common stock potentially issuable upon the cancellation of the common stock warrants, and (iii) as adjusted to give effect to this offering, without giving effect to the    shares of common stock potentially issuable upon the automatic conversion of the Convertible Notes and the outstanding principal of the Bridge Notes and for:
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each person known by us to beneficially own more than 5% of our common stock;

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each of our directors;

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each of our named executive officers; and

➢
all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity before this offering is computed on the basis of 5,363,365 total shares of our common stock outstanding and the conversion of all outstanding shares of our convertible preferred stock into 7,158,774 shares of our common stock, in each case immediately prior to the closing of this offering (other than this offering). The percentage ownership of each individual or entity following this offering is after giving effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into 7,158,774 shares of our common stock, (ii) an estimated      shares of common stock potentially issuable upon the conversion of the Convertible Notes and the outstanding principal of the Bridge Notes and (iii) 129,254 shares potentially issuable upon the cancellation of the common stock warrants. Unless otherwise indicated, the address of all listed stockholders is 450 Bedford Street, Lexington, MA 02420.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares beneficially owned prior to the offering				Shares beneficially owned after the offering
Name of beneficial owner	Common stock	Options exercisable within 60 days	Aggregate number of shares beneficially owned	%	Assuming no exercise of option to purchase additional shares	%	Assuming exercise of option to purchase additional shares	%
5% or more stockholders:
Anna-Maria & Stephen Kellen Foundation(1)	1,091,187(2)	—	1,091,187	8.7%
OBF Investments	1,388,784(3)	—	1,388,784	11.1%
Named executive officers and directors:
Andrew L. Ross	4,740,153(4)	—	4,740,153	37.9%
Christopher Ianelli	1,903,933(5)	277,689	2,181,622	17.0%
Jill Mullan	274,859(6)	482,758	757,617	5.8%
Steven Gullans	—	—	—	—
John L. Brooks III	—	—	—	—
Margaret H. Lawrence	—	—	—	—
All current directors and executive officers as a group (6 persons)	6,918,945	760,447	7,679,392	57.8%

1)
Mr. Kellen is the President of the Anna-Maria and Stephen Kellen Foundation, Inc. and therefore may be deemed to hold voting and dispositive power of the securities held by Anna-Maria and Stephen Kellen Foundation, Inc.

2)
Consists of 991,988 shares of common stock issuable upon conversion of Series B preferred stock and 91,999 shares of common stock issuable upon exercise of warrants.

3)
Consists of 1,388,784 shares of common stock issuable upon conversion of Series B preferred stock. Mr. Scholl is the President and Chief Executive Officer of OBF Investments, and therefore, may be deemed to hold voting and dispositive power of the securities held by OBF Investments.

4)
Consists of 2,689,815 shares of common stock issuable upon conversion of Series A and Series B preferred stock and 30,055 shares of common stock issuable upon exercise of warrants.

5)
Consists of 14,768 shares of common stock issuable upon conversion of Series A preferred stock.

6)
Consists of 34,657 shares of common stock issuable upon conversion of Series A preferred stock.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is based upon our fourth amended and restated certificate of incorporation, our second amended and restated bylaws and applicable provisions of law, in each case as in effect as of the date of this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to our fourth amended and restated certificate of incorporation, and our second amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
Authorized Capital Stock
As of September 30, 2020, our authorized capital was, 23,184,411 shares, of which (1) 16,000,000 shares are common stock, par value $0.0001 per share (or common stock), (2) 556,540 are Series A-1 preferred stock, par value $0.0001 per share (or Series A-1 preferred stock), (3) 3,427,871 are Series A preferred stock, par value $0.0001 per share (or Series A preferred stock), and (4) 3,200,000 are Series B preferred stock, par value $0.0001 per share (or Series B preferred stock).
As of September 30, 2020, there were issued and outstanding 5,363,365 shares of common stock, 3,427,871 shares of Series A Preferred Stock, which are convertible into 3,427,871 shares of common stock, 556,540 shares of Series A-1 Preferred Stock, which are convertible into 556,540 shares of common stock, and 3,174,363 shares of Series B Preferred Stock, which are convertible into 3,174,363 shares of our common stock. Upon the consummation of this offering and assuming conversion of all outstanding preferred stock, we will have       shares of common stock issued and outstanding.
As of the date of this prospectus, pursuant to our fourth amended and restated certificate of incorporation, our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or common stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share, which may, at the sole discretion of our board of directors be issued in one or more series (the “Preferred Stock”).
Our board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the fourth amended and restated certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.
Common Stock
Holders of our common stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote. The common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our common stock, holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.
Preferred Stock
Our board of directors may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. We may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by us unless otherwise provided by law. Our board of directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board of directors each class or series of preferred stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.
Series A, A-1 and B Preferred Stock
We issued 3,427,871 shares of Series A preferred stock with an original issue price at $0.762 per share, 556,540 shares of Series A-1 preferred stock with an original issue price at $1.00808 per share, 3,174,363 shares of Series B preferred stock with an original issue price at $2.52019 per share. Upon closing of this offering, all issued and outstanding preferred stock will be converted into 7,158,774 shares of common stock.
Dividend
Holders of preferred stock are entitled to receive cumulative dividends at the annual rate of six percent (6%) per share of the original issue price of each series of the preferred stock from the date of original issuance. Such cumulative dividends accumulate annually but not compound. In the event of a declaration of a cash dividend to holders of common stock, holders of preferred stock are entitled to the amount of dividends on the preferred stock as would be declared payable on the largest number of whole shares of common stock into which the shares of preferred stock held by each holder thereof could be converted. Cumulative dividends shall be payable only in the event of a liquidation, dissolution or winding up of the Company.
Liquidation, Dissolution or Winding Up
In the event of any liquidation, dissolution or winding up of the Company, holders of Series B preferred stock are entitled to be paid prior to Series A/A-1 preferred stock and common stock, and holders of Series A/A-1 preferred stock are entitled to be paid prior to common stock. The residual assets will be distributed among the holders of the common stock, ratably in proportion to the number of shares of common stock held by each such holder.
Distribution Other Than Cash
The value of any distributions in property other than cash is the fair market value of such property as determined in good faith by the board of directors. All distributions are to be made pro rata to the holders of the preferred stock. In the event of any business combination involving non-cash consideration, the acquisition consideration is reallocated among the holders of preferred stock and common stock in an appropriate and equitable manner to give economic effect; provided that holders of preferred stock have the right to convert into common stock at any time prior to any such merger, sale of assets or capital stock, business combination or other acquisition.
Voting Rights
Holders of preferred stock are entitled to vote on all matters submitted to the general vote of all stockholders and to that number of votes equal to the largest number of whole shares of common stock into which such holders of preferred stock could be converted.
Election of Directors
Holders of a majority of the outstanding shares of the Series A/A-1 preferred stock, voting together as a single class, shall be entitled to elect one (1) director of the Company. Holders of a majority of the outstanding shares of the Series B preferred stock, voting together as a single class, shall be entitled to elect one (1) director of the Company.
Protective Provisions
So long as the Series A/A-1 preferred stock or Series B preferred stock represents a minimum of twenty percent (20%) or fifty percent (50%), respectively, of the outstanding voting capital of the Company, without prior approval of the holders of a majority of the then outstanding shares of Series A/A-1 preferred stock or Series B preferred stock, respectively, the Company may not (i) alter any preference, privileges or rights of preferred stock or the certificate of incorporation or bylaws in a manner adverse to the holders of preferred stock, (ii) increase or decrease the authorized number of shares of any series of preferred stock, (iii) approve any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Company, (iv) approve any liquidity event or other corporate reorganization or acquisition, or (v) declare or pay any cash dividends or distribution or approve any repurchase with respect to the preferred stock or common stock.
Conversion
Each series of preferred stock are convertible at any time into fully-paid and non-assessable shares of common stock at a conversion rate that is the quotient obtained by dividing the original issue price of such series of preferred stock by the conversion value, subject to anti-dilution adjustment. The conversion value for Series A preferred stock, Series A-1 preferred stock and Series B preferred stock are $0.762 per share, $1.00808 per share and $2.52019 per share, respectively. In another word, each share of preferred stock is convertible at any time into one share of common stock. Upon closing of this offering, all issued and outstanding preferred stock will be converted into 7,158,774 shares of common stock.
Lock-up Period for Public Offering
Holders of preferred stock have agreed not to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, any shares of capital stock then owned and not otherwise offered in the public offering, or engage in any short sale, hedging transaction or other derivative security transaction involving the registrable securities or other shares of common stock of the Company held, for a lock-up period commencing thirty (30) days prior to the proposed effective date of the Company’s public offering of equity securities until 180 days following the effective date of the registration statement of which this prospectus forms a part.
Stock Incentive Plans
Our board of directors and shareholders adopted and approved on the 2010 Plan and 2013 Plan, under which stock options and restricted stock may be granted to officers, directors, employees and consultants.
Issuance of Stock Options under 2010 Plan
The 2010 Plan was adopted on June 28, 2010 to enhance our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by providing such persons with equity ownership opportunities and performance-based incentives. The 2010 Plan authorizes options, restricted stock, restricted stock units and other stock-based awards. Our Board of Directors, or any committee to which the Board of Directors delegates such authority, has the sole discretion in administering, interpreting, amending or accelerating the 2010 Plan. Awards may be made under the 2010 Plan for up to 1,500,000 shares of our common stock. The shares of common stock underlying any unexercised award shall again be available for the grant of awards under the 2010 Plan, subject to the limitations of any applicable law.
We may grant participants of the 2010 Plan options to purchase common stock and determine the terms of such options (including number of shares of common stock to be covered by each option, the exercise price and the conditions and limitations of each option). Incentive stock options may be granted to employees pursuant to Section 422 of the Code at an exercise price not less than 100% of the fair market value of the common stock on the date of grant.
In addition, we may grant restricted stock or restricted stock units granting the right to receive shares of common stock when such award vests under the 2010 Plan, subject to our right to repurchase all or part of such shares. Our Board of Directors determines the terms and conditions of such restricted stock awards, including the conditions for vesting and repurchase (or forfeiture) and the issue price. Participants holding shares of restricted stock are entitled to all ordinary cash dividends paid with respect to such shares unless otherwise determined by our Board of Directors.
The 2010 Plan also provides for substitute awards (the “2010 Substitute Awards”), which may be issued in connection with a merger and acquisition. The 2010 Substitution Awards may substitute any options or other stock or stock-based awards granted by any merged or acquired entity or its affiliate on such terms as our Board of Directors deems appropriate.
In the event of any stock split, reverse stock split, reclassification of shares, spin-off or similar change in capitalization or any dividend or distribution other than an ordinary cash dividend, the number and class of securities, the Company as determined by our Board of Directors. In the event of a reorganization, merger liquidation or similar transaction, the Board of Directors has the discretion to provide that awards are assumed, substituted, terminated immediately prior to the consummation of such event, declare them exercisable or provide cash consideration for such award.
On July 13, 2019, we granted options to purchase 266,752 and 364,821 shares of common stock at an exercise price of $1.02 per share to each of Christopher Ianelli and Jill Mullan, respectively, (for an aggregate of 631,573 shares) in recognition of their service as officers. All of the options have been vested.
Issuance of Stock Options under 2013 Plan
The 2013 Plan was adopted by our Board of Directors and approved by our stockholders on April 12, 2013 to enhance our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by providing such persons with equity ownership opportunities and performance-based incentives. The 2013 Plan similarly authorizes options, restricted stock, restricted stock units and other stock-based awards and grants our Board of Directors, or any committee to which the Board of Directors delegates such authority, the sole discretion in administering, interpreting, amending or accelerating the 2013 Plan. Further, our Board of Directors may delegate to one or more officers of the Company the power to grant awards and exercise such other powers under the 2013 Plan as the Board of Directors may determine, provided, that the maximum number of awards to be granted and the maximum number of shares issuable to any one participant by such officer or officers are fixed by the Board of Directors. No officer may designate himself or herself as a recipient of any such awards.
Awards may be made under the 2013 Plan for up to 1,713,570 shares of our common stock. The shares of common stock underlying any unexercised award shall again be available for the grant of awards under the 2013 Plan, subject to any limitations under the Code. No participant may be granted awards, over the ten-year term of the 2013 Plan, equating to more than an aggregate of 50% of the shares of common stock available under the 2013 Plan.
Our Board of Directors may grant participants of the 2013 Plan options to purchase our common stock and determine the terms of such options (including the number of shares of common stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option). Incentive stock options and nonqualified stock options to purchase common stock may also be awarded under the 2013 Plan. Any incentive stock options that, in the aggregate, become exercisable for the first time in any one calendar year for shares of common stock with an aggregate fair market value of more than $100,000 are deemed to be nonstatutory or nonqualified stock options. These options may not be granted at less than the fair market value of our common stock (or 110% of the fair market value if an incentive stock option is granted to any stockholder who owns beneficially more than 10% of the voting power of all classes of the issued and outstanding stock).

Our Board of Directors may also grant shares of restricted stock or restricted stock units. Participants holding shares of restricted stock are entitled to all ordinary cash dividends paid with respect to such shares unless otherwise provided by our Board of Directors. Further, within 120 days of the termination of a participant’s employment, for any reason, the Company may purchase any shares of unvested restricted stock awards at the lower of the original purchase or issue price to the participant, or the fair market value.
In addition, other stock-based awards including stock appreciation rights, bonus stock, phantom stock awards and stock units may be issued, entitling recipients to receive shares of common stock to be delivered in the future. Such other stock-based awards may be available as a form of payment in the settlement of other awards granted under the 2013 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. The 2013 Plan also provides for substitute awards (the “2013 Substitute Awards”), which may be issued in connection with a merger or acquisition. The 2013 Substitution Awards may substitute any options or other stock or stock-based awards granted by any merged or acquired entity or its affiliate on such terms as our Board of Directors deems appropriate.
In the event of any stock split, reverse stock split, reclassification of shares, spin-off or similar change in capitalization or any dividend or distribution other than an ordinary cash dividend, the number and class of securities, exercise price per share and the terms of each outstanding award are to be adjusted equitably by the Company as determined by our Board of Directors. In the event of a reorganization, merger liquidation or similar transaction, the Board of Directors as the discretion to provide that awards are assumed, substituted, terminated immediately prior to the consummation of such event, declare them exercisable or provide cash consideration for such award.
We have the right to repurchase awards in the event a participant is terminated or leaves the Company, regardless of the reason or cause.
The participants to the 2013 Plan are subject to a lock-up whereby they may not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company from the effective date of this registration statement for 180 days, or 90 days in the case of any other follow-on offering.
On February 1, 2016, we granted options to purchase 315,627 shares of common stock at an exercise price of $1.08 per share to certain employees in recognition of their service to our Company. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 25% of the shares as of the date of grant and (ii) options to purchase 6.25% shares at the end of each calendar quarter over the three-year period thereafter.
Repricing of Stock Options
In September 2020, our Board of Directors approved the repricing of all outstanding stock options to purchase an aggregate of 1,404,823 shares of common stock at an exercise price of $0.18 per share.
2020 Stock Incentive Plan
We plan to adopt the 2020 Plan prior to the consummation of this offering. The following is summary of the principal features of the 2020 Incentive Plan.
The purpose of the 2020 Plan is to enable us to offer our employees, officers, directors and consultants whose past, present and/or potential future contributions to us have been, are, or will be important to its success, an opportunity to acquire a proprietary interest in our Company. The various types of incentive awards that may be provided under the plan are intended to enable our Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.
The 2020 Plan will be administered by the Board of Directors or by a committee of the Board of Directors. The committee will be comprised solely of “non-employee” directors, as defined in Rule 16b-3 under the Exchange Act, as amended. Subject to the provisions of the plan, the committee will determine, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.
There will be available for issuance             shares of common stock, which is     % of the issued and outstanding shares of our common stock under the 2020 Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2020 Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, the number of shares available under the plan may be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such stock option.
We may grant awards under the 2020 Plan to employees, officers, directors, and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to its success. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of our Company or our subsidiaries.
Options.   The 2020 Plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the plan. The committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of the plans), measured at the date of the grant, may not exceed $100,000.
An incentive stock option may only be granted within 10 years from the effective date of the 2020 Plan. An incentive stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock.
Stock Appreciation Rights.   Under the 2020 Plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or we may grant them alone and unrelated to an option. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right in tandem with a stock option will not affect the number of shares of common stock available for awards under the plan. In such event, the number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.
Restricted Stock.   Under the 2020 Plan, we may award shares of restricted stock either alone or in addition to other awards granted under the plan. The committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price (if any) to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

The 2020 Plan will require that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. We will retain custody of all dividends and distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained dividends and distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to vote the shares.
Restricted Stock Units.   Under the 2020 Plan, we may also award restricted stock units. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. Restrictions or conditions could also include, but are not limited to, the attainment of performance goals, continuous service with our Company, the passage of time or other restrictions or conditions. The committee determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock units awards. The value of the restricted stock units may be paid in shares, cash, or a combination of both, as determined by the committee.
Other Stock-Based Awards.   Under the 2020 Plan, we may grant other stock-based awards, subject to limitations under applicable law that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the 2020 Plan or any of our other plans.
Registration Rights
As of the date of this prospectus, the holders of    shares of our common stock, including shares issuable upon the conversion of the preferred stock, Convertible Notes, are entitled to (or we have otherwise granted to certain parties) registration rights. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.
Cash Dividends
As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.
Anti-Takeover Effects of Certain Provisions of Our Bylaws
Provisions of our second amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.
Vacancies.   Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.
Bylaws.   Our fourth amended and restated certificate of incorporation and second amended and restated bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.
Removal.   Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.
Calling of Special Meetings of Stockholders.   Our second amended and restated bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.
Effects of authorized but unissued common stock and blank check preferred stock.   One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
In addition, our fourth amended and restated certificate of incorporation grants our board of directors’ broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.
Cumulative Voting.   Our fourth amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.
Staggered Board.   Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. As a result, only a minority of the board of directors will be considered for election at every annual meeting of stockholders, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Choice of Forum
Our second amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our second amended and restated bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our second amended and restated bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Indemnification of Directors and Officers
Our fourth amended and restated certificate of incorporation and second amended and restated bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.
The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our fourth amended and restated certificate of incorporation and second amended and restated bylaws or otherwise.
To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street 30th Floor, New York, NY 10004. The transfer agent’s telephone is (212) 509-4000.

SHARES ELIGIBLE FOR FUTURE SALE
Shares Eligible for Future Sale
Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the perception that these sales could occur in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
Based on the number of shares of common stock outstanding as of the date of this prospectus, upon the closing of this offering,           shares of common stock will be outstanding. All of the shares sold in this offering will be freely tradable unless purchased by our affiliates.           shares (representing    %) of the common stock outstanding after this offering will be restricted as a result of securities laws,           shares (representing    %) of the common stock outstanding after this offering will be subject to the lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale pursuant to such registration statement or in compliance with Rule 144 or Rule 701.
Rule 144
In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:
➢
1% of the then-outstanding shares of common stock, which will equal approximately      shares immediately after this offering; and

➢
the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least six months is entitled to sell his or her shares under Rule 144 without regard to the limitations described above, subject only to the availability of current public information about us during the six months after the initial six-month holding period is met. After a non-affiliate has beneficially owned his or her shares for one year or more, he or she may freely sell his or her shares under Rule 144 without complying with any Rule 144 requirements.
We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.
Rule 701
In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements
Pursuant to “lock-up” agreements, we, our executive officers and directors, and all of our other stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months (nine months in the case of our officers and directors) after the date of this prospectus. The Underwriter may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.
A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
➢
an individual citizen or resident of the United States;

➢
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Code, and the Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that such a change in law will not alter significantly the U.S. federal income and estate tax considerations we describe in this summary. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Distributions
As discussed above under “Dividend Policy”, we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, but not below zero. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits and a non-U.S. holder’s adjusted basis in our common stock, the excess will be treated as described below under “— Gain on Disposition of Common Stock.”
Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:
➢
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

➢
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

➢
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
We believe we are not, and have not been at any time since formation, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax
Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING
ThinkEquity, a division of Fordham Financial Management, Inc., is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.

Total
The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Over-Allotment Option
We have granted a 45-day option to the representative of the underwriters to purchase up to            additional shares of our common stock at a public offering price of $      per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Discounts and Commissions
The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $      per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.
Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$
Underwriting discount (7.5%)	$
Proceeds, before expenses, to us	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option. We have paid an expense deposit of $40,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).
We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) filing fees associated with the review of the offering by FINRA; (b) all fees and expenses relating to the listing of such public securities on the             , including any fees charges by The Depository Trust for new securities; (c) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors in an amount not to exceed $15,000 in the aggregate; (d) all fees, expenses and disbursements relating to the registration or qualification of the public securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including external attorneys’ fees (such fees not to exceed $20,000); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the public securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (f) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the Closing Date in such quantities as the Representative may reasonably request, in an amount not to exceed $3,000; (h) fees and expenses of the Representative’s legal counsel not to exceed $125,000; (i) a $29,500 cost associated with the Underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the Offering; (j) $10,000 for data services and communications expenses; and (k) up to $20,000 of the Underwriters’ actual accountable “road show” expenses for the offering.
Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $      .
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to            shares of common stock (4% of the aggregate number of shares of common stock sold in this offering exclusive of the overallotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four- and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we, our executive officers and directors, and all of our other stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months (nine months in the case of our officers and directors) after the date of this prospectus. The Underwriter may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.
Right of First Refusal
Until eighteen months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
On September 16, 2020, we engaged Think Equity to provide financial advisory services in connection with a proposed debt financing. The agreement provides that if we complete a debt financing during the term of the agreement, we shall pay to Think Equity a debt financing fee equal to 3% of the total credit facility and issue to Think Equity a number of debt financing warrants equal to 3.5% of a fraction, the numerator of which is the size of the credit facility and the denominator of which is equal to the exercise price. The debt financing warrants shall have the same terms, including the exercise price, as any warrants issued to investors ion the debt financing. In the event warrants are not issued in the debt financing, the exercise price shall be equal to the per share price paid by investors in our most recent equity financing, which is $2,52019 per share. Think Equity would also be entitled to receive the debt financing fee and debt financing warrants with respect to any subsequent financing the company receives from an investor within 12 months from the initial financing by such investor. We will reimburse Think Equity for its reasonable out-of-pocket expenses in connection with such engagement, which shall not exceed $1,000 without the written consent of the company. We paid to Think Equity a non-refundable retainer fee, which shall be applied to reduce any fees payable at closing of a debt financing.
Determination of Offering Price
The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Other
From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.
These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.
Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required.

Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:
➢
to any legal entity that is a qualified investor as defined in the Prospectus Directive;

➢
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

➢
in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Canada
The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an

“accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.
Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS
Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus. Certain legal matters will be passed upon on behalf of the underwriters by Blank Rome LLP, New York, New York.
EXPERTS
The consolidated financial statements of iSpecimen Inc. as of and for the year ended December 31, 2019 and 2018 included in this prospectus and registration statement have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to substantial doubt that exists regarding the ability of the Company to continue as a going concern. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
We also maintain a website at www.ispecimen.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Index to Financial Statements
iSpecimen Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and 2018	F-3
Statements of Operations for the years ended December 31, 2019 and 2018	F-4
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2019 and 2018	F-5
Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-27
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2020 and 2019	F-28
Unaudited Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2020 and 2019	F-29
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-30
Notes to Unaudited Condensed Financial Statements	F-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of iSpecimen Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of iSpecimen Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of a Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
November 19, 2020
We have served as the Company’s auditor since 2014.

iSpecimen Inc.
Balance Sheets
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$53,893	$1,130,364
Accounts receivable	833,580	1,025,833
Accounts receivable – unbilled	454,576	—
Inventory	54,908	47,287
Prepaid expenses and other current assets	79,227	100,018
Tax credit receivable, current portion	104,478	—
Total current assets	1,580,662	2,303,502
Property and equipment, net	119,921	149,098
Internally developed software, net	2,306,882	1,437,425
Tax credit receivable, net of current portion	179,522	127,000
Security deposits	27,601	27,601
Total assets	$4,214,588	$4,044,626
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$737,794	$696,912
Accrued expenses	471,348	291,759
Accrued interest	1,745,515	573,156
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	5,350,278	4,801,189
Derivative liability for embedded conversion features	2,214,000	2,765,000
Bridge notes payable, net of debt issuance costs	3,586,326	1,117,286
Bridge notes payable, related parties	1,655,000	1,050,000
Total current liabilities	15,760,261	11,295,302
Commitments and contingencies
Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 3,174,363 shares issued and outstanding at December 31, 2019 and 2018 (preference in liquidation of $10,122,925)	7,999,997	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,550 shares authorized, 556,540 issued and outstanding at December 31, 2019 and 2018 (preference in liquidation of $746,415)	561,041	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, issued and outstanding at December 31, 2019 and 2018 (preference in liquidation of $3,778,652)	2,612,038	2,612,038
Total convertible preferred stock	11,173,076	11,173,076
Stockholders’ Deficit:
Common stock, $0.0001 par value, 16,000,000 shares authorized, 5,363,365 and 5,360,240 issued and outstanding at December 31, 2019 and 2018	537	537
Additional paid-in capital	1,686,389	1,322,336
Treasury stock, 171,908 shares at December 31, 2019 and 2018, at cost	(172)	(172)
Accumulated deficit	(24,405,503)	(19,746,453)
Total stockholders’ deficit	(22,718,749)	(18,423,752)
Total liabilities, convertible preferred stock and stockholders’ deficit	$4,214,588	$4,044,626
See the accompanying notes to the financial statements.

iSpecimen Inc.
Statements of Operations
	Years Ended December 31,
	2019	2018
Revenue	$4,298,350	$4,394,818
Operating expenses:
Cost of revenue	2,127,900	2,362,495
Technology	993,329	1,210,079
Sales and marketing	1,413,059	1,313,881
Supply development	792,778	673,439
Fulfillment	914,633	736,799
General and administrative	1,936,740	1,454,426
Total operating expenses	8,178,439	7,751,119
Loss from operations	(3,880,089)	(3,356,301)
Other income (expense), net
Interest expense	(1,724,450)	(1,214,983)
Change in fair value of derivative liability	551,000	(946,000)
Other income	168,859	41,733
Interest income	630	1,499
Other expense, net	(1,003,961)	(2,117,751)
Net loss before benefit from income taxes	(4,884,050)	(5,474,052)
Benefit from income taxes	157,000	127,000
Net loss	$(4,727,050)	$(5,347,052)
Net loss per share
Basic and diluted	$(0.91)	$(1.03)
Weighted average common shares outstanding
Basic and diluted	5,190,810	5,196,485
See the accompanying notes to the financial statements.

iSpecimen Inc.
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
	Series B Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2018	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,359,115	$537	130,954	$(131)	$1,207,200	$(14,399,401)	$(13,191,795)
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	1,125	—	—	—	1,215	—	1,215
Repurchase of restricted common stock	—	—	—	—	—	—	—	—	40,954	(41)	—	—	(41)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	113,921	—	113,921
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,347,052)	(5,347,052)
Balance at December 31, 2018	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,360,240	$537	171,908	$(172)	$1,322,336	$(19,746,453)	$(18,423,752)
Cumulative effect from adoption of ASC 606	—	—	—	—	—	—	—	—	—	—	—	68,000	68,000
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	3,125	—	—	—	3,674	—	3,674
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	360,379	—	360,379
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,727,050)	(4,727,050)
Balance at December 31, 2019	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,363,365	$537	171,908	$(172)	$1,686,389	$(24,405,503)	$(22,718,749)
See the accompanying notes to the financial statements.

iSpecimen Inc.
Statements of Cash Flows
	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,727,050)	$(5,347,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	360,379	113,921
Amortization of internally developed software	577,605	438,007
Depreciation and amortization of property and equipment	57,360	31,166
Amortization of discount and debt issuance costs on convertible notes	551,993	767,716
Change in fair value of derivative liability	(551,000)	946,000
Change in operating assets and liabilities:
Accounts receivable	192,253	(393,192)
Accounts receivable – unbilled	(305,576)	—
Inventory	(7,621)	(12,663)
Prepaid expenses and other current assets	20,791	17,212
Tax credit receivable	(157,000)	(127,000)
Accounts payable	40,882	584,051
Accrued expenses	94,725	(147,178)
Accrued interest	1,172,359	447,263
Net cash used in operating activities	(2,679,900)	(2,681,749)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(28,183)	(55,958)
Capitalization of internally developed software	(1,447,062)	(969,679)
Net cash used in investing activities	(1,475,245)	(1,025,637)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	—	1,350,000
Proceeds from issuance of bridge notes payable	3,075,000	2,175,000
Payment of debt issuance costs	—	(10,868)
Proceeds from exercise of stock options	3,674	1,215
Repurchase of restricted common stock	—	(41)
Net cash provided by financing activities	3,078,674	3,515,306
Net decrease in cash	(1,076,471)	(192,080)
Cash at beginning of period	1,130,364	1,322,444
Cash at end of period	$53,893	$1,130,364
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Income taxes paid	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Debt issuance cost included in accrued expenses	$(3,862)	$—
Derivative liability for embedded conversion features on convertible notes issued	$—	$314,000
See the accompanying notes to the financial statements.

iSpecimen, Inc.
Notes to Financial Statements
Years Ended December 31, 2019 and 2018
1.
NATURE OF BUSINESS

iSpecimen Inc. (“iSpecimen” or the “Company”) was incorporated in 2009 under the laws of the state of Delaware. The Company has developed and launched a proprietary online marketplace platform that connects medical researchers who need access to subjects, samples, and data, with hospitals, laboratories, and other organizations who have access to them. iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. The iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery. The Company is headquartered in Lexington, Massachusetts and its principal market is North America. The Company operates as one operating and reporting segment.
Liquidity and Going Concern
The Company has recognized recurring losses. At December 31, 2019, the Company had a working capital deficit of $14,179,599, an accumulated deficit of $24,405,503, cash of $53,893 and accounts payable and accrued expenses of $1,209,142. Since inception, the Company has relied upon raising capital to finance operations and at December 31, 2019, the Company did not have sufficient capital to fund its operations.
The future success of the Company is dependent on its ability to successfully obtain additional working capital and to ultimately attain profitable operations. In addition, the Company plans to add additional customers and suppliers to increase revenue and to manage expenditures to improve its financial position and fund operations. The Company may seek to fund its operations through public equity, private equity, or debt financings, as well as other sources. The Company may obtain and renegotiate debt financing to support operations. However, the Company may be unable to raise additional capital, or if it is able to raise additional capital, it may be unable to do so on commercially favorable terms. The Company’s failure to raise capital, or enter into such other arrangements if and when needed, would have a negative impact on the Company’s business, results of operations and financial condition and the Company’s ability to continue as a going concern. However, as certain elements of the Company’s operating plan are outside of the Company’s control, they cannot be considered probable. If the Company does not receive additional capital from future anticipated capital raises, its business plan will be scaled down.
These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date the financial statements are issued. Management’s plan to alleviate the conditions that raise substantial doubt include delaying certain projects and capital expenditures and eliminating certain future operating expenses in order to fund operations at reduced levels for the Company to continue as a going concern.
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company utilizes certain estimates in the determination of the fair value of its common stock and warrants, deferred tax valuation allowances, revenue recognition, share-based compensation, and accrued expenses. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results could differ from such estimates.
Off-Balance Sheet Risk and Concentrations of Credit Risk
The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cash accounts are maintained at financial institutions that potentially subject the Company to concentrations of credit risk. At December 31, 2019 and 2018, substantially all of the Company’s cash was deposited in accounts at one financial institution. The Company maintains its cash deposits, which at times may exceed the federally insured limits, with a reputable financial institution and, accordingly, the Company believes such funds are subject to minimal credit risk.
Concentration of credit risk with respect to accounts receivable is typically related to customers who account for a significant portion of revenue. During 2019, three customers represented approximately 20%, 11%, and 10% of the Company’s 2019 revenues and comprised 4%, 44%, and 1% of accounts receivable and 0%, 0%, and 0% of accounts receivable — unbilled at December 31, 2019. Two customers represented approximately 18% and 13% of the Company’s 2018 revenue and comprised 8% and 1% of accounts receivable and 0% and 0% of accounts receivable — unbilled at December 31, 2018. During the years ended December 31, 2019 and 2018, revenue attributable to customers located in foreign countries is approximately 23% and 2% of revenue, respectively. During the years ended December 31, 2019 and 2018, accounts receivable attributable to customers located in foreign countries is approximately 5% and 18% of accounts receivable, respectively. During the years ended December 31, 2019 and 2018, accounts receivable — unbilled attributable to customers located in foreign countries is approximately 17% and 0% of accounts receivable — unbilled, respectively.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:
➢
Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

➢
Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

➢
Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

For certain financial instruments, including cash, accounts receivable, accounts receivable — unbilled, and accounts payable, the carrying amounts approximate their fair values as of December 31, 2019 and 2018 because of their short-term nature. The liability in connection with conversion features included within

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

certain of the Company’s convertible notes payable is classified as a derivative liability for embedded conversion features on the balance sheets and is considered to be a Level 3 liability.
Derivative Liability for Embedded Conversion Features
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.
The Company evaluates its convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other bifurcated embedded derivative instruments in the convertible instrument, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
Recent Accounting Standards
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and are generally adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
Accounting Standards Adopted
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASC 2016-15”), which provides guidance on the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. The standard requires the use of a retrospective approach to all periods presented but may be applied prospectively if retrospective application would be impracticable. The guidance is effective for public entities for fiscal years beginning after December 15, 2017 and interim periods within those years, and after December 31, 2018 and interim periods beginning after December 31, 2019 for all other entities. Early adoption is permitted. The Company adopted this standard effective January 1, 2019. The adoption of ASU 2016-15 did not have a material effect on the Company’s financial statements.
In June 2014, the FASB issued amended guidance, ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The new guidance must be adopted using either a full retrospective approach for all periods presented or a modified retrospective approach. The Company adopted the new standard, effective January 1, 2019, under the modified retrospective method only to contracts that are not completed as of the adoption date. The Company applied the practical expedient to account for shipping and handling activities

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

as fulfillment cost rather than as a separate performance obligation. Shipping and handling costs incurred are included in cost of revenue. The impact of the standard as of January 1, 2019 had a transition impact to the opening balance of retained earnings of approximately $68,000. The adoption of ASU 2014-09 in 2019 resulted in an increase to revenue of approximately $306,000 due to revenues being recognized upon specimen collection rather than upon shipment. The cumulative effect of this change in accounting method as defined by ASC 606, is presented below:
	Balance at December 31, 2018	Adjustments	Balance at January 1, 2019
Accounts receivable – unbilled	$—	$149,000	$149,000
Accrued expenses	$291,759	$81,000	$372,759
Accumulated deficit	$(19,746,453)	$68,000	$(19,678,453)
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation: Improvements to Nonemployee Share Based Payment Accounting (“ASU 2018-17”), which simplifies the accounting for share based payments granted to nonemployees for goods and services. Under ASU 2018-17, most of the guidance on such payments to nonemployees would be aligned with the requirements for share based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of ASC 606. The Company adopted ASU 2018-07 on a prospective basis as of January 1, 2019 and the adoption did not have a material impact upon the Company’s financial statements.
Accounting Standards Issued, Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02” or “Topic 842”), which applies to all leases. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing leases, while the statement of operations will reflect lease expense for operating leases and amortization and interest expense for financing leases. ASU 2016-02 is effective for public entities for fiscal years beginning after December 15, 2018 and interim periods within those years, and after December 15, 2020 and interim periods beginning after December 15, 2021 for all other entities. Early adoption is permitted. On June 3, 2020, the FASB issued ASU No. 2020-05, which amends the effective dates of Topic 842 to give immediate relief to certain entities as a result of the widespread adverse economic effects and business disruptions caused by the coronavirus disease 2019 (COVID-19) pandemic. Specifically, the FASB deferred the effective dates of Topic 842 for private companies. The deferrals apply only if an entity has not yet issued their financial statements (or made their financial statements available for issuance) as of June 3, 2020. The effective date of Topic 842 as amended by ASU No. 2020-05 is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Entities are required to use a modified retrospective approach of adoption for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Full retrospective application is prohibited. The Company currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon its adoption of Topic 842, which will increase the total assets and total liabilities that the Company reports relative to such amounts prior to adoption. The Company is expected to adopt this new standard as of January 1, 2022.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2023.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s financial statement.
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2024.
Revenue Recognition and Accounts Receivable
The Company recognizes revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the Company satisfies the performance obligations.
The Company generates revenue by procuring various specimens from hospitals, laboratories, and other supply sites comprising our network, and delivering them to its medical research customers using its proprietary software to identify and locate the required specimens. The Company does not charge suppliers or customers for the use of their proprietary online marketplace platform. Each customer will execute a material and data use agreement with the Company or agrees to online purchase terms, both of which includes customer rights, specimen collection period, payment and cancellation terms. These are then supplemented by subsequent statements of work and/or purchase orders that further specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent the Company’s contracts with its customer. Generally, contracts have fixed unit pricing.
The Company has evaluated principal verses agent considerations as part of its revenue recognition policy. The Company has concluded that its role in procuring specimens for its customers, which is the only performance obligation in a customer contract, is that of a principal as the Company sets the prices for the specimens, controls the collection of the specimens being provided prior to transferring control to the customer, and bears the responsibility for customer credit risk associated with selling specimens to customers.
The Company reviews a contract and related orders upon receipt to determine if the specimens ordered have an alternative use by the Company. Generally, specimens ordered do not have an alternative future use by the Company and the performance obligation is satisfied when the related specimens are collected. In the rare circumstances where specimens do have an alternative future use, the Company’s performance obligation is satisfied at the time of shipment. The Company uses the output method to recognize revenue for specimens collected with no alternative future use. The output method is measured based on the number of specimens collected. The Company has an enforceable right to payment when specimens are collected.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Customers are typically invoiced upon shipment. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being collected over time. However, specimens are generally shipped as soon as possible after they have been collected.
Specimen collection and delivery frequently occur in the same accounting period. For a specimen which has no alternative future use, and for which the Company has an enforceable right to payment, that has been collected but not shipped, the Company records the offset to revenue in accounts receivable — unbilled. Once the specimens have been shipped and invoiced, a reclassification is made from accounts receivable — unbilled to accounts receivable.
Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens. The Company has a nominal history of returns for nonacceptance of specimens delivered. When this has occurred, the Company has given the customer a credit for the returns. The Company has not recorded a returns allowance.
The following table summarizes the Company’s revenue for the years ended December 31:
	2019	2018
Specimens – contracts with customers	$4,215,002	$4,304,376
Shipping and other	83,348	90,442
Revenue	$4,298,350	$4,394,818
The Company carries its accounts receivable at the invoiced amount less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable to determine if an allowance for doubtful accounts is necessary, based on economic conditions and each customer’s payment history. Receivables are written off when deemed uncollectible, with any future recoveries recorded as income when received. As of December 31, 2019, and 2018, management has determined that no allowance for doubtful accounts was necessary.
Inventory
Inventory, consisting of specimens, is stated at the lower of cost or net realizable value. Cost is determined using the specific identification method. The Company takes possession of specimens in limited circumstances. The reserve for obsolete inventory is based on management’s analysis of historical and expected sales and required usage dates. There was no reserve for excess or obsolete inventory at December 31, 2019 and 2018.
Property and Equipment, net
Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:
Asset category	Estimated Useful Life
Website	3 years
Computer equipment and purchased software	5 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.
Internally Developed Software, net
The Company capitalizes certain internal and external costs incurred during the application development stage of internal-use software projects until the software is ready for its intended use. Amortization of the asset commences when the software is complete and placed into service and is recorded in operating expenses. The Company amortizes completed internal-use software over its estimated useful life of five years on a straight-line basis. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are classified as technology and are expensed to operations as incurred.
Impairment of Long-Lived Assets
Management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset’s carrying value. Long-lived assets consist of property and equipment and internal-use software. No impairment charges were recorded for the years ended December 31, 2019 and 2018.
Debt Issuance Costs
Debt issuance costs are recorded net against the related debt and amortized to interest expense over the life of the related debt. During the years ended December 31, 2019 and 2018, amortized debt issuance costs of $7,252 and $0, respectively, were recorded as a component of interest expense.
Cost of Revenue
Cost of revenue primarily consists of the purchase price to acquire specimens from hospitals and laboratories; inbound and outbound shipping costs; supply costs related to samples; payment processing and related transaction costs; and costs paid to the supply sites to support sample collections. Shipping costs upon receipt of products from suppliers are recognized in cost of revenue. For the year ended December 31, 2019, the Company acquired approximately 22%, 10%, and 10% of specimens from three vendors. For the year ended December 31, 2018, the Company acquired approximately 13% of specimens from one vendor.
Technology
Technology costs include payroll and related expenses for employees involved in the development and implementation of iSpecimen’s technology; software license and system maintenance fees; outsourced data center costs; data management costs; depreciation and amortization; and other expenses necessary to support technology initiatives. Collectively, these costs reflect the investments the Company makes in order to offer a wide variety of products and services to customers. Technology and data costs are generally expensed as incurred.
A portion of technology costs are related to research and development. Costs incurred for research and development are expensed as incurred, except for software development costs that are eligible for capitalization. Research and development costs primarily include salaries and related expenses, in addition to the cost of external service providers. For the years ended December 31, 2019 and 2018, research and development costs totaled $155,244 and $506,038, respectively.
Sales and Marketing
Sales and marketing costs primarily consist of payroll and related expenses for personnel engaged in marketing and selling activities, including salaries and sales commissions; travel expenses; public relations and social media costs; ispecimen.com website development and maintenance costs; search engine

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

optimization fees; advertising costs; direct marketing costs; trade shows and events fees; marketing and customer relationship management software; and other marketing-related costs. Advertising expenses consist primarily of marketing, public relations, and promotional materials. Advertising costs are expensed as incurred and totaled $168,115 and $157,054 for the years ended December 31, 2019 and 2018, respectively.
Supply Development
The Company has agreements with supply partners that allow the Company to procure specimens from them and distribute these samples to customers. Supply development costs primarily include payroll and related expenses for personnel engaged in the development and management of this supply network; related travel expenses; regulatory compliance costs to support the network; and other supply development and management costs.
Fulfillment
Fulfillment costs primarily consist of those costs incurred in operating and staffing operations and customer service teams, including costs attributable to assess the feasibility of specimen requests; creating and managing orders; picking, packaging, and preparing customer orders for shipment; responding to inquiries from customers; and laboratory equipment and supplies.
General and Administrative
General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses for human resources, legal, finance, and executive teams; associated software licenses; facilities and equipment expenses, such as depreciation and amortization expense and rent, outside legal expenses, insurance costs, and other general and administrative costs.
Share-Based Compensation
The Company records share-based compensation for options granted to employees, non-employees, and to members of the board of directors for their services on the board of directors based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the requisite service period. Forfeitures are recognized when they occur.
The Company uses the Black-Scholes-Merton option pricing model to determine the fair value of stock options. The use of the Black-Scholes-Merton option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. In order to determine the fair value of the Company’s common stock, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to U.S. Treasury

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

zero-coupon issues with remaining maturities similar to the expected term of the options. The Company has not paid, and does not anticipate paying, cash dividends on shares of its common stock.
Income Taxes
The Company provides for income taxes using the asset and liability method. The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.
The Company does not have any material uncertain tax positions for which reserves would be required. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss applicable to common stockholders by the weighted-average number of shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, the potential impact of shares to be issued upon conversion of Series A, Series A-1 and Series B preferred stock, stock options, and warrants to purchase common stock are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share applicable to common stockholders were the same for all periods presented.
The table below provides total potential shares outstanding, including those that are anti-dilutive as of December 31:
	2019	2018
Shares issuable upon conversion of preferred stock	7,158,774	7,158,774
Shares issuable upon exercise of stock options	1,247,198	503,656
Shares issuable upon exercise of stock warrants	129,254	129,254

3.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at December 31:
	2019	2018
Website	$105,376	$105,376
Computer equipment and purchased software	84,481	56,298
Equipment	35,134	35,134
Furniture and fixtures	87,184	87,184
Leasehold improvements	24,935	24,935
Total property and equipment	337,110	308,927
Accumulated depreciation	(217,189)	(159,829)
Total property and equipment, net	$119,921	$149,098
Depreciation expense for property and equipment was $57,360 and $31,166 for the years ended December 31, 2019 and 2018, respectively.
4.
INTERNALLY DEVELOPED SOFTWARE, NET

During 2019 and 2018, the Company capitalized $1,447,062 and $969,679, respectively, of internally developed software costs in connection with the development and continued enhancement of the technology platform and web interfaces. Capitalized costs primarily consist of payroll and payroll-related costs for the Company’s employees. The Company recognized $577,605 and $438,007 of amortization expense associated with capitalized internally developed software costs during the years ended December 31, 2019 and 2018, respectively.
5.
DEBT

Related Party Convertible Notes Payable
During 2017 and 2018, the Company issued Related Party Convertible Promissory Notes (the “Convertible Notes”) to related parties totaling $5,500,000. In 2017, the Company issued Convertible Notes to executive members and other related parties in the aggregate principal sum of $2,450,000. In 2018, the Company issued Convertible Notes to executive members and other related parties in the aggregate principal sum of $1,350,000. The Convertible Notes bear interest at a rate of six percent (6%) per annum, without compounding. The Convertible Notes are convertible into shares of the Company’s preferred stock, upon the following: (i) a new permanent equity financing yielding gross proceeds of in excess of $10,000,000, including conversion of the outstanding principal of the Convertible Notes (a “Qualified Equity Financing”), (ii) achievement of positive free cash flow from operations on a quarterly basis for the two consecutive quarters ending 90 days prior to the maturity date, (iii) an acquisition, or (iv) upon election of the holders of the majority of the aggregate principal outstanding (the “Majority Lenders”). An “acquisition” shall mean the sale of all or substantially all of the capital stock or assets of the Company in a business combination or other acquisition; a merger, consolidation or reorganization of the Company in connection with a business combination (but not in connection with an equity financing); or the sale or transfer of control by the stockholders of the Company to a third party (in a single transaction or series of related transactions) representing a majority of the voting power of the Company (other than in connection with an issuance of equity securities designed to raise working capital, including a Qualified Equity Financing). Preferred stock issued on conversion shall be shares of the Company’s stock that have substantially the same rights and preferences as the Company’s Series B Preferred Stock or that which is issued in such Qualified Equity Financing, depending on the applicable conversion event.
Conversion Prices
The conversion price of the Convertible Notes may vary based on the type of triggering event which causes conversion of the Convertible Notes. If the Qualified Equity Financing occurs within 12 months from the

5.
DEBT (continued)

issuance date of the Convertible Note, the conversion price will be the lesser of (A) if (i) the holder is a Majority Lender, the issue price of the preferred stock less a twenty percent (20%) discount to the issue price of such preferred stock (that is, at a rate of eighty percent (80%) of the issue price of the preferred stock), or (ii) the holder is not a Majority Lender, the issue price of the preferred stock less a ten percent (10%) discount to the issue price of such preferred stock (that is, at a rate of ninety percent (90%) of the issue price of the preferred stock), or (B) such price per share commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.
If the Qualified Equity Financing occurs later than 12 months from the issuance date of the Convertible Note, the conversion price ranges from the lesser of (A) if (i) the holder is a Majority Lender, the issue price of the preferred stock less a thirty percent (30%) discount to the issue price of such preferred stock (that is, at a rate of seventy percent (70%) of the issue price of the preferred stock),or (ii) the holder is not a Majority Lender, the issue price of the preferred stock less a twenty percent (20%) discount to the issue price of such preferred stock (that is, at a rate of eighty percent (80%) of the issue price of the preferred stock),or (B) such price per share commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.
In the event that the Company is sold, the Convertible Notes shall either be repaid in full or converted into common stock at the option of the Majority Lenders. The conversion price shall be the quotient of the aggregate principal and accrued interest outstanding on the Convertible Notes divided by a price per share determined in accordance with the same two scenarios noted above in the event of a Qualified Equity Financing.
Should the Company achieve positive free cash flows pursuant to the note subscription agreement or the Majority Lenders elect to convert the Convertible Notes prior to or at maturity, the conversion price per share shall be commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.
Embedded Conversion Features
The Company has determined that the terms related to the Qualified Equity Financing conversion and acquisition conversion features (collectively, the “Embedded Conversion Features”) were determined to not be clearly and closely related to the Convertible Note host instrument and meet the definition of a derivative. Therefore, the Embedded Conversion Features were bifurcated from the Convertible Notes and separately measured at fair value. The derivative liability has been subsequently marked-to-market each reporting period with changes in fair value recognized in the statement of operations.
The Embedded Conversion Features were initially recorded as a debt discount with an offset to the derivative liability at fair value. The debt discount is amortized using the effective interest rate over the original term of the Convertible Notes.
Maturity Date
The maturity date on the Convertible Notes is the earliest occurrence of (i) the closing of a Qualified Equity Financing, (ii) the date upon which prepayment by the Company occurs with the consent of the Majority Lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity securities, or (iv) June 30, 2019. In August 2018, the maturity date was extended to March 31, 2020. If, upon the maturity date, the Convertible Notes have not been converted into preferred stock, then the Majority Lenders may elect to (i) demand repayment of the outstanding principal and accrued interest, (ii) convert the Notes into two times the Participating Preferred Stock (as defined in the note subscription agreement) and Conversion Preferred Stock (as defined in the note subscription agreement), or (iv) extend the maturity date by up to an additional 18 months. In March 2020, the Majority Lenders elected to extend the maturity date through September 30, 2020. On October 1, 2020, the maturity date was further extended to March 31, 2021. The Company may not prepay the Convertible Notes without the written consent of the Majority

5.
DEBT (continued)

Lender. The Convertible Notes are subordinated in right of payment and priority to any Senior Debt. “Senior Debt” refers to all present and future indebtedness for money borrowed of the Company from institutional lenders, commercial credit companies, commercial banks, credit unions, government agencies, venture debt firms, and other commercial lenders.
Interest expense on the Convertible Notes totaled $330,000 and $314,762 for the years ended December 31, 2019 and 2018, respectively. Debt issuance costs on the Convertible Notes totaled $13,539 and $17,889 for the years ended December 31, 2019 and 2018, respectively.
Debt discounts on the Convertible Notes totaled $136,185 and $680,926 for the years ended December 31, 2019 and 2018, respectively. During the years ended December 31, 2019 and 2018, amortization of debt discounts amounted to $544,741 and $769,731, respectively.
Bridge Financing
During 2019 and 2018, the Company issued Secured Promissory Notes (the “Bridge Notes”) to new investors and existing stockholders in an amount of $5,250,000 in order to finance the Company’s interim working capital needs. Of this amount, $1,655,000 is held by related parties. The Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The Bridge Notes and all accrued interest are due and payable on the earliest occurrence of (i) a Qualified Equity Financing, (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) December 31, 2019, which was subsequently extended to June 30, 2020. The Bridge Notes will be repayable upon demand of the Majority Lenders of the Bridge Notes at any time on or after the maturity date. The Bridge Notes are senior in right of payment and priority to any Convertible Debt and subordinated to any Senior Debt. The investors that hold the Bridge Notes are granted a first-lien security interest in substantially all assets of the Company (“Collateral”). During 2019 and 2018, the Company issued Bridge Notes totaling $3,075,000 and $2,175,000, respectively. In June 2020, the Bridge Notes were amended to further extend the maturity date through September 30, 2020. In January 2020, the Company issued additional Bridge Notes for proceeds of $1,000,000. On October 1, 2020, the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020.
Interest expense on the Bridge Notes totaled $549,248 and $36,740 for the years ended December 31, 2019 and 2018, respectively. Debt issuance costs on the Bridge Notes totaled $8,673 and $7,713 for the years ended December 31, 2019 and 2018, respectively.
Related Party Bridge Notes
In 2018, the Company issued Secured Promissory Notes (“Related Party Bridge Notes”) to an executive member for the principal sum of $350,000, and issued Related Party Bridge Notes to immediate family members of executive members and other related parties in the aggregate principal sum of $700,000. In 2019, the Company issued Related Party Bridge Notes to executive members in the aggregate principal sum of $455,000 and issued Related Party Bridge Notes to immediate family members of an executive member and other related parties in the principal sum of $150,000. The Related Party Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The principal and all accrued interest are due and payable on the earliest occurrence of (i) a Qualified Equity Financing, (ii) the sale of the Company, prepayment by the Company, or (iii) December 31, 2019, which has been extended to June 30, 2020. In June 2020, the Company extended the maturity date through September 30, 2020. In September 2020, the Company issued additional Related Party Bridge Notes for proceeds of $250,000. On October 1, 2020, the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020.
The interest expense associated with the Related Party Bridge Notes was $292,938 and $95,934 for the years ended December 31, 2019 and 2018, respectively.

6.
FAIR VALUE OF DERIVATIVE LIABILITY

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the Company’s balance sheets as of the following dates indicated:
	Fair value at December 31, 2019
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$2,214,000	$—	$—	$2,214,000
Total liabilities	$2,214,000	$—	$—	$2,214,000

	Fair value at December 31, 2018
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$2,765,000	$—	$—	$2,765,000
Total liabilities	$2,765,000	$—	$—	$2,765,000
The table below provides a summary of the changes in fair value of the derivative liability measured on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31:
	2019	2018
Balance, beginning of period	$2,765,000	$1,505,000
Derivative liability for embedded conversion features on Convertible Notes	—	314,000
(Gain) loss included in earnings	(551,000)	946,000
Balance, end of period	$2,214,000	$2,765,000
The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The Company used a scenario-based analysis to estimate the fair value of the Embedded Conversion Features at issuance of the Convertible Notes and as of December 31, 2019 and 2018. The scenario-based analysis estimates the fair value of the convertible promissory notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of Embedded Conversion Features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the Embedded Conversion Features are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The original values of the Embedded Conversion Features were recorded as a derivative liability with the offset as a debt discount to the Convertible Notes which is being amortized over the term of the Convertible Notes.

7.
COMMITMENTS AND CONTINGENCIES

Leases
The Company leases its office space in Lexington, Massachusetts under a non-cancelable operating lease that was entered into in September 2012 and most recently amended on April 10, 2017. The lease requires monthly rental payments which escalate during the lease term and expires on February 28, 2024. The difference between straight-line rent expense and rent paid is immaterial.
Years Ended December 31,	Operating Leases
2020	$162,597
2021	161,062
2022	163,158
2023	165,254
2024	27,601
Total	$679,672
Rent expense for the years ended December 31, 2019 and 2018 amounted to $172,621 and $179,004, respectively.
Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, or other consumer protection statutes. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of December 31, 2019, there was no material litigation against the Company.
8.
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 16,000,000 shares of common stock with a par value of $0.0001 per share and 8,000,000 shares of convertible preferred stock with a par value of $0.0001 per share, of which 3,427,871 shares are designated Series A convertible preferred stock (“Series A”), 556,550 shares are designated Series A-1 convertible preferred stock (“Series A-1”) and 3,200,000 shares are designated Series B convertible preferred stock (“Series B”). The Company has 815,579 shares of preferred stock that are undesignated.
The Series A, Series A-1, and Series B are presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Series A, Series A-1, and Series B is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Series A, Series A-1, and Series B outstanding is its issuance-date fair value.

8.
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

The rights and preferences of the Series B, Series A-1, Series A convertible preferred stock collectively, preferred stock, are as follows:
Preferred Stock
Dividends
Cumulative Dividends
Commencing on the date of original issuance, dividends shall accrue, whether or not declared by the Board, on each share of the preferred stock on a cumulative, non-compounding basis at the annual rate of 6% of the original issue price (the “Original Issue Price”). The Original Issue Price for Series A, Series A-1, and Series B is equal to $0.762, $1.00808, and $2.52019 per share, respectively. The cumulative aggregate amounts of arrearages in preferred dividends as of December 31, 2019 for Series A, Series A-1, and Series B preferred stock were $1,166,615, $185,374, and $2,122,928, respectively. The per-share amounts of arrearages in cumulative preferred dividends as of December 31, 2019 for Series A, Series A-1, and Series B preferred stock were $0.34, $0.33, and $0.67, respectively.
Cumulative dividends shall be payable only in the event of a liquidation, dissolution, or winding-up of the Company. Upon voluntary conversion of the preferred stock or a Qualified Public Offering, as defined, no accrued but unpaid cumulative dividends shall be payable. Dividends on preferred stock will be in preference to dividends paid on any other equity securities.
Participating Dividends
In the event the Board declares a cash dividend payable on the then outstanding shares of common stock, the holders of preferred stock shall be entitled to the amount of dividends as would be declared payable on the largest number of shares of common stock into which the shares of preferred stock held could be then converted.
There have been no dividends declared to date.
Liquidation Preferences
In the event of any liquidation event, as defined, either voluntary or involuntary, the holders of the Series B preferred stock are entitled to receive, prior and in preference to holders of Series A preferred stock, Series A-1 preferred stock, and common stock. The “Series B Liquidation Preference” is defined as a per share amount equal to the Original Issue Price of the Series B preferred stock, plus any declared but unpaid cumulative dividends. In lieu of receiving the Series B Liquidation Preference amount, the holders of the Series B preferred stock may elect to convert to common stock at any time prior to liquidation, dissolution or winding up.
If the assets of the Company are insufficient to pay the full aforesaid preferential amounts to the holders of the Series B preferred stock, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of the Series B preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
In the event of any liquidation event, as defined, either voluntary or involuntary, the holders of the Series A preferred stock and Series A-1 preferred stock are entitled to receive, prior and in preference to holders of common stock. The Series A Liquidation Preference and Series A-1 Liquidation Preference are each defined as a per share amount equal to the Original Issue Price of the Series A preferred stock and the Original Issue Price of the Series A-1 preferred stock, respectively, plus any respective declared but unpaid cumulative dividends. In lieu of receiving the Series A Liquidation Preference amount and Series A-1 Liquidation

8.
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

Preference amount, the holders of the Series A preferred stock and Series A-1 preferred stock may elect to convert to common stock at any time prior to liquidation, dissolution or winding up.
If the assets of the Company are insufficient to pay the full aforesaid preferential amounts to the holders of Series A preferred stock and Series A-1 preferred stock, then the entire proceeds legally available for distribution to Series A preferred stock and Series A-1 preferred stock shall be distributed ratably among the holders of Series A preferred stock and Series A-1 preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Conversion
The preferred stock may be converted at any time, at the option of the holder, into shares of common stock. The conversion rate for preferred stock is equal to the Original Issuance Price divided by the Conversion Value. The Conversion Value shall initially be equal to the Original Issuance Price, subject to adjustments including anti-dilution protection. In the event that the Company issue or sell shares of common stock or equivalents, without consideration or at a price per share less than the applicable preferred stock conversion value then the applicable preferred stock conversion value shall be lowered.
Each share of the preferred stock shall automatically convert into common stock at the then applicable conversion rate, upon (i) the closing of a firmly underwritten public offering of common stock with total gross proceeds of at least $25,000,000, or (ii) at the written consent of the majority holders of the Series A preferred stock and Series A-1 preferred stock, voting together as a single series, or (iii) at the written consent of the majority holders of the Series B preferred stock. Additionally, the holders of the Series A preferred stock and Series A-1 preferred stock cannot compel conversion of the Series B preferred stock, and the holders of the Series B preferred stock cannot compel conversion of the Series A preferred stock and Series A-1 preferred stock.
Voting
The holders of preferred stock shall be entitled to vote with respect to all matters voted on by the stockholders of the Company. Each holder of preferred stock shall be entitled to that number of votes on the largest number of shares of common stock into which the shares of preferred stock held could be then converted. The holders of the Series A preferred stock and Series A-1 preferred stock, voting together, have the right to elect one director. The holders of the Series B preferred stock have the right to elect one director.
Common Stock
The rights and preferences of the common stock are as follows:
Voting
The holders of common stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Company. The holders of common stock shall be entitled to elect one director.
Dividends
Subject to the preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the Board.
Liquidation Rights
In certain events, including the liquidation, dissolution or winding-up of the Company, immediately after the holders of preferred stock have been paid in full preference, the remaining assets of the Company shall be distributed ratably among the holders of common stock.

9.
SHARE-BASED COMPENSATION

Stock Options
In April 2013, the Company established the 2013 Stock Incentive Plan (the “2013 Plan”). Pursuant to the 2013 Plan, the Company’s Board of Directors (or committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options, restricted stock and other share-based awards to the Company’s employees, officers, directors, consultants, and advisors. In November 2015, the 2013 Plan was amended to increase the number of shares that may be authorized for issuance to 1,713,570 shares. As of December 31, 2019, there were 768,023 shares available for future grants. The Company also maintains a 2010 Stock Incentive Plan (the “2010 Plan”). A total of 1,500,000 shares of common stock were authorized to be issued pursuant to the 2010 Plan, 631,573 shares have been issued, and there are no shares available for issuance, under the 2010 Plan.
The fair value of the Company’s common stock was estimated to be $0.29 and $1.02 at December 31, 2019 and 2018, respectively.
The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes-Merton option pricing model at December 31:
	2019	2018
Assumptions:
Risk-free interest rate	1.59% – 2.58%	2.33% – 3.13%
Expected term (in years)	5.00 – 6.14	4.83 – 9.08
Expected volatility	41.00% – 43.92%	39.74% – 43.17%
Expected dividend yield	—%	—%
A summary of stock option activity under the Plans are follows:
	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Balance at January 1, 2018	371,343	$1.14	8.63
Granted	247,250	1.49
Exercised	(1,125)	1.08
Cancelled/forfeited	(113,812)	1.36
Balance at December 31, 2018	503,656	$1.27	6.92
Granted	898,523	1.02
Exercised	(3,125)	1.18
Cancelled/forfeited	(151,856)	1.10
Balance at December 31, 2019	1,247,198	$1.10	8.78
Options exercisable at December 31, 2019	872,519	$1.08	8.72
The weighted-average grant date fair value of stock options issued in 2019 and 2018 was $0.42 and $0.66, respectively. The Company recorded $360,379 and $113,921 of compensation expense in 2019 and 2018, respectively. A total of $170,316 of unamortized compensation expense at December 31, 2019, will be recognized over the remaining requisite service period of 2.97 years. Subsequent to December 31, 2019, the Board of Directors of the Company approved the repricing of all outstanding stock options. See Note 13 for further information.

9.
SHARE-BASED COMPENSATION (continued)

During 2019 and 2018, the Company received proceeds of $3,674 and $1,215 from the exercise of stock options, respectively. The aggregate intrinsic value for options outstanding and exercisable was $0 at December 31, 2019 and 2018. The total intrinsic value of the options exercised during 2019 and 2018 was $0 and $0, respectively.
Restricted Stock
During 2018, the Company repurchased 40,954 shares of restricted stock from stockholders at a cost of $41. These shares have been placed in treasury. As of December 31, 2019, there were no non-vested restricted stock arrangements.
10.
WARRANTS

At December 31, 2019, the Company had outstanding warrants to purchase 129,254 shares of common stock at an exercise price of $0.01 per share, which expire in September 2021. The weighted average exercise price is $0.01 and the weighted average time to expiration is 1.73 years.
During 2019 and 2018, no warrants to purchase common stock were issued, exercised or expired.
11.
INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2019 and 2018 due to the Company’s operating losses and a full valuation allowance on deferred tax assets.
The Company completed research and development studies covering all tax years currently under the applicable statute of limitations. The benefits of the study are reflected in the 2019 and 2018 financial statements as a tax credit receivable in the amount of $284,000 and $127,000, respectively.
Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:
	2019	2018
Deferred tax assets:
Operating loss carryforwards	$5,600,000	$4,600,000
Other	1,000,000	800,000
Total deferred tax assets	6,600,000	5,400,000
Deferred tax liability:
Intangibles	(150,000)	(70,000)
Total deferred tax liabilities	(150,000)	(70,000)
Net deferred tax assets before valuation allowance	6,450,000	5,330,000
Valuation allowance	(6,450,000)	(5,330,000)
Net deferred tax asset	$—	$—
Due to a history of losses the Company has generated since inception, management believes it is more-likely-than-not that all the deferred tax assets will not be realized as of December 31, 2019 and 2018. Therefore, the Company has recorded a full valuation allowance on our deferred tax assets. The Company currently believes that it is more likely than not that the deferred tax assets will not be realized in the future. The change in the valuation allowance during 2019 was an increase of $1,120,000.
At December 31, 2019, the Company had federal net operating loss (“NOL”) carryforwards of approximately $20,400,000 of which approximately $12,900,000 expire at various periods through 2037 and approximately

11.
INCOME TAXES (continued)

$7,500,000 can be carried forward indefinitely. The Company also had state level NOL carryforwards of approximately $16,800,000 that expire at various periods through 2039. At December 31, 2019, the Company had federal and state tax credits of approximately $531,000 available for future periods that expire at various periods through 2039. Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s NOL carryforwards may be subject to annual limitations under Section 382 of the Internal Revenue Code against taxable income in the future period, which could substantially limit the eventual utilization of such carryforwards.
The Company applies the standards on uncertainty in income taxes. The Company did not have any significant unrecognized tax benefits during the year ended December 31, 2019. The Company’s U.S. federal operating losses have occurred since its inception and as such, tax years subject to potential tax examination could apply from that date because the utilization of net operating losses from prior years opens the relevant year to audit by the IRS and/or state taxing authorities.
The Company’s income tax provision was computed using the federal statutory rate and average state statutory rates, net of related federal benefit. The following represents a reconciliation of the statutory income tax rates to the effective rates at December 31:
	2019	2018
Reconciliation to statutory rates
Expected federal income taxes benefit at statutory rates	(21)%	(21)%
Expected state tax benefit at statutory rates, net of federal benefit	(8)	(8)
Change in valuation allowance	29	29
Income tax expense (benefit)	—%	—%

12.
EMPLOYEE BENEFITS PLAN

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to all eligible employees. The 401(k) Plan allows participants to defer a portion of their annual compensation subject to certain Internal Revenue Service limitations. The Company may make matching contributions and additional profit-sharing contributions at its discretion. The Company has not made any matching contributions to the 401(k) Plan during the years ended December 31, 2019 and 2018.
13.
SUBSEQUENT EVENTS

Impact of the COVID-19 Pandemic on our Operations
In December 2019, the novel coronavirus SARS-Cov2, or COVID-19 outbreak, was reported to have surfaced in China. On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency due to the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
iSpecimen is subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders; (ii) decline in researcher demand for specimens; and (iii) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.
Although the Company did not experience a material impact on its operations during the year ended December 31, 2019, and the disruption is currently expected to be temporary, there is considerable uncertainty

13.
SUBSEQUENT EVENTS (continued)

around the duration of this uncertainty. In response to the COVID-19 outbreak, the Company implemented measures to help stabilize revenue as well as measures to reduce costs. To stabilize revenue, the Company added COVID-19 samples to its product line to support growing research in this area and also implemented mobile phlebotomy to more easily access research subjects. Cost saving measures included the elimination of non-essential travel and in-person training activities, the deferral of certain planned expenditures, and the furlough of a small number of employees. Given the evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company expects this matter to have an impact on its results of operations, financial condition, or liquidity. However, the extent of the financial impact and the duration cannot be reasonably estimated at this time.
Paycheck Protection Program Notes Payable
In May 2020, the Company applied for and received a loan under the CARES Act. The loan is from the Paycheck Protection Program (the “PPP”) in the amount of $783,008. In accordance with the provisions of the PPP, the loan accrues interest at an annual rate of 1% and may be fully forgiven if it is used to pay qualifying costs such as payroll, rent, and utilities. Amounts that are not forgiven will be repaid within two years from the date of the loan.
Repricing of Stock Options
In September 2020, the Board of Directors of the Company approved the repricing of all outstanding stock options representing 1,404,823 shares at an exercise price of $0.18.

iSpecimen Inc.
Condensed Balance Sheets
	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash	$957,246	$53,893
Accounts receivable	1,758,407	833,580
Accounts receivable – unbilled	323,763	454,576
Inventory	26,734	54,908
Prepaid expenses and other current assets	114,371	79,227
Tax credit receivable, current portion	179,376	104,478
Total current assets	3,359,897	1,580,662
Property and equipment, net	87,364	119,921
Internally developed software, net	2,572,378	2,306,882
Tax credit receivable, net of current portion	—	179,522
Security deposits	27,601	27,601
Total assets	$6,047,240	$4,214,588
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,212,058	$737,794
Accrued expenses	600,992	471,348
Accrued interest	3,119,654	1,745,515
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	5,489,728	5,350,278
Derivative liability for embedded conversion features	2,290,000	2,214,000
Bridge notes payable, net of debt issuance costs	4,588,504	3,586,326
Bridge notes payable, related parties	1,905,000	1,655,000
Note payable, current portion	473,239	—
Deferred revenue	581,912	—
Total current liabilities	20,261,087	15,760,261
Note payable, net of current portion	309,769	—
Total liabilities	20,570,856	15,760,261
Commitments and contingencies
Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 3,174,363 shares issued and outstanding at September 30, 2020 and December 31, 2019 (preference in liquidation of $10,483,253)	7,999,997	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,540 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (preference in liquidation of $771,685)	561,041	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (preference in liquidation of $3,896,301)	2,612,038	2,612,038
Total convertible preferred stock	11,173,076	11,173,076
Stockholders’ Deficit:
Common stock, $0.0001 par value, 16,000,000 shares authorized, 5,363,365 issued and outstanding at September 30, 2020 and December 31, 2019	537	537
Additional paid-in capital	1,766,986	1,686,389
Treasury stock, 171,908 shares at September 30, 2020 and December 31, 2019, at cost	(172)	(172)
Accumulated deficit	(27,464,043)	(24,405,503)
Total stockholders’ deficit	(25,696,692)	(22,718,749)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,047,240	$4,214,588
See the accompanying notes to the unaudited condensed financial statements.

iSpecimen Inc.
Condensed Statements of Operations
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$2,250,147	$692,707	$5,466,375	$3,007,911
Operating expenses:
Cost of revenue	903,862	486,665	2,032,111	1,506,820
Technology	413,381	302,934	1,131,695	778,892
Sales and marketing	506,641	357,209	1,305,897	1,029,049
Supply development	133,007	205,659	395,200	593,377
Fulfillment	241,785	227,182	642,140	701,037
General and administrative	774,407	645,627	1,431,262	1,561,532
Total operating expenses	2,973,083	2,225,276	6,938,305	6,170,707
Loss from operations	(722,936)	(1,532,569)	(1,471,930)	(3,162,796)
Other income (expense), net
Interest expense	(469,477)	(454,859)	(1,517,697)	(1,209,857)
Change in fair value of derivative liability	(54,000)	(158,000)	(76,000)	725,000
Other income	—	29	6,691	151,073
Interest income	87	156	396	609
Other expense, net	(523,390)	(612,674)	(1,586,610)	(333,175)
Net loss before benefit from income taxes	(1,246,326)	(2,145,243)	(3,058,540)	(3,495,971)
Benefit from income taxes	—	39,250	—	117,750
Net loss	$(1,246,326)	$(2,105,993)	$(3,058,540)	$(3,378,221)
Net loss per share
Basic and diluted	$(0.24)	$(0.41)	$(0.59)	$(0.65)
Weighted average common shares outstanding
Basic and diluted	5,191,457	5,191,457	5,191,457	5,190,583
See the accompanying notes to the unaudited condensed financial statements.

iSpecimen Inc.
Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
	Nine months ended September 30, 2019
	Series B Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,360,240	$537	171,908	$(172)	$1,322,336	$(19,746,453)	$(18,423,752)
Cumulative effect from adoption of ASC 606	—	—	—	—	—	—	—	—	—	—	—	68,000	68,000
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	3,062	—	—	—	3,606	—	3,606
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	28,658	—	28,658
Net income	—	—	—	—	—	—	—	—	—	—	—	133,521	133,521
Balance at March 31, 2019 (unaudited)	3,174,363	7,999,997	556,540	561,041	3,427,871	2,612,038	5,363,302	537	171,908	(172)	1,354,600	(19,544,932)	(18,189,967)
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	63	—	—	—	68	—	68
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	27,918	—	27,918
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,405,749)	(1,405,749)
Balance at June 30, 2019 (unaudited)	3,174,363	7,999,997	556,540	561,041	3,427,871	2,612,038	5,363,365	537	171,908	(172)	1,382,586	(20,950,681)	(19,567,730)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	283,287	—	283,287
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,105,993)	(2,105,993)
Balance at September 30, 2019 (unaudited)	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,363,365	$537	171,908	$(172)	$1,665,873	$(23,056,674)	$(21,390,436)
Balance at January 1, 2020	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,363,365	$537	171,908	$(172)	$1,686,389	$(24,405,503)	$(22,718,749)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	22,044	—	22,044
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,604,514)	(1,604,514)
Balance at March 31, 2020 (unaudited)	3,174,363	7,999,997	556,540	561,041	3,427,871	2,612,038	5,363,365	537	171,908	(172)	1,708,433	(26,010,017)	(24,301,219)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	29,287	—	29,287
Net loss	—	—	—	—	—	—	—	—	—	—	—	(207,700)	(207,700)
Balance at June 30, 2020 (unaudited)	3,174,363	7,999,997	556,540	561,041	3,427,871	2,612,038	5,363,365	537	171,908	(172)	1,737,720	(26,217,717)	(24,479,632)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	29,266	—	29,266
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,246,326)	(1,246,326)
Balance at September 30, 2020 (unaudited)	3,174,363	$7,999,997	556,540	$561,041	3,427,871	$2,612,038	5,363,365	$537	171,908	$(172)	$1,766,986	$(27,464,043)	$(25,696,692)

See the accompanying notes to the unaudited condensed financial statements.

iSpecimen Inc.
Condensed Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,058,540)	$(3,378,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	80,597	339,863
Amortization of internally developed software	599,425	432,781
Depreciation and amortization of property and equipment	33,563	43,020
Amortization of discount and debt issuance costs on convertible notes	141,628	415,736
Change in fair value of derivative liability	76,000	(725,000)
Change in operating assets and liabilities:
Accounts receivable	(924,827)	389,405
Accounts receivable – unbilled	130,813	(100,435)
Inventory	28,174	(7,864)
Prepaid expenses and other current assets	(35,144)	3,693
Tax credit receivable	104,624	(117,750)
Accounts payable	474,264	(40,708)
Accrued expenses	129,644	102,931
Accrued interest	1,374,139	791,154
Deferred revenue	581,912	—
Net cash used in operating activities	(263,728)	(1,851,395)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,006)	(38,176)
Capitalization of internally developed software	(864,921)	(1,081,068)
Net cash used in investing activities	(865,927)	(1,119,244)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of bridge notes payable	1,250,000	2,370,000
Proceeds from issuance of note payable	783,008	—
Proceeds from exercise of stock options	—	3,674
Net cash provided by financing activities	2,033,008	2,373,674
Net increase (decrease) in cash	903,353	(596,965)
Cash at beginning of period	53,893	1,130,364
Cash at end of period	$957,246	$533,399
See the accompanying notes to the unaudited condensed financial statements.

iSpecimen Inc.
Notes to Unaudited Condensed Financial Statements
1.
NATURE OF BUSINESS AND BASIS OF PRESENTATION

Business
iSpecimen Inc. (“iSpecimen” or the “Company”) was incorporated in 2009 under the laws of the state of Delaware. The Company has developed and launched a proprietary online marketplace platform that connects medical researchers who need access to subjects, samples, and data, with hospitals, laboratories, and other organizations who have access to them. iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. The iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery. The Company is headquartered in Lexington, Massachusetts and its principal market is North America. The Company operates as one operating and reporting segment.
Basis of Presentation
The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. They may not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2019. The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.
Liquidity and Going Concern
The Company has recognized recurring losses. At September 30, 2020, the Company had a working capital deficit of $16,901,190, an accumulated deficit of $27,464,043, cash of $957,246 and accounts payable and accrued expenses of $1,813,050. Since inception, the Company has relied upon raising capital to finance operations and at September 30, 2020, the Company did not have sufficient capital to fund its operations.
The future success of the Company is dependent on its ability to successfully obtain additional working capital and to ultimately attain profitable operations. In addition, the Company plans to add additional customers and suppliers to increase revenue and to manage expenditures to improve its financial position and fund operations. The Company may seek to fund its operations through public equity, private equity, or debt financings, as well as other sources. The Company may obtain and renegotiate debt financing to support operations. However, the Company may be unable to raise additional capital, or if it is able to raise additional capital, it may be unable to do so on commercially favorable terms. The Company’s failure to raise capital, or enter into such other arrangements if and when needed, would have a negative impact on the Company’s business, results of operations and financial condition and the Company’s ability to continue as a going concern. However, as certain elements of the Company’s operating plan are outside of the Company’s control, they cannot be considered probable. If the Company does not receive additional capital from future anticipated capital raises, its business plan will be scaled down.
These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date the financial statements are issued. Management’s plan to alleviate the

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NATURE OF BUSINESS AND BASIS OF PRESENTATION (continued)

conditions that raise substantial doubt include delaying certain projects and capital expenditures and eliminating certain future operating expenses in order to fund operations at reduced levels for the Company to continue as a going concern.
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
Impact of the COVID-19 Pandemic on our Operations
In December 2019, the novel coronavirus SARS-Cov2, or COVID-19 outbreak, was reported to have surfaced in China. On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency due to the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
iSpecimen is subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders; (ii) reduced capacity if personnel is infected or quarantined; (iii) decline in researcher demand for specimens; and (iv) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.
The Company has experienced an impact due to the COVID-19 outbreak on its operations during the nine months ended September 30, 2020. In response to the COVID-19 outbreak, the Company implemented measures to help stabilize revenue as well as measures to reduce costs. To stabilize revenue, the Company added COVID-19 samples to its product line to support growing research in this area and also implemented mobile phlebotomy to more easily access research subjects. Cost saving measures included the elimination of non-essential travel and in-person training activities, the deferral of certain planned expenditures, and the furlough of a small number of employees in August 2020. Given the evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company expects this matter to have an impact on its results of operations, financial condition, or liquidity. However, the extent of the financial impact and the duration cannot be reasonably estimated at this time.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Off-Balance Sheet Risk and Concentrations of Credit Risk
The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cash accounts are maintained at financial institutions that potentially subject the Company to concentrations of credit risk. At September 30, 2020 and December 31, 2019, substantially all of the Company’s cash was deposited in accounts at one financial institution. The Company maintains its cash deposits, which at times may exceed the federally insured limits, with a reputable financial institution and, accordingly, the Company believes such funds are subject to minimal credit risk.
Concentration of credit risk with respect to accounts receivable is typically related to customers who account for a significant portion of revenue. During the three months ended September 30, 2020, two customers represented approximately 10% and 32% of the Company’s revenues and comprised 13% and 0% of accounts receivable and 0% and 0% of accounts receivable — unbilled at September 30, 2020. During the nine months ended September 30, 2020, two customers represented approximately 21% and 15% of the

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Company’s 2020 revenues and comprised 13% and 0% of accounts receivable and 0% and 0% of accounts receivable — unbilled at September 30, 2020. Two customers represented approximately 15% and 16% of the Company’s revenue and comprised 17% and 17% of accounts receivable and 0% and 0% of accounts receivable — unbilled for the three months ended September 30, 2019. One customer represented approximately 28% of the Company’s revenue and comprised 7% of accounts receivable and 0% of accounts receivable — unbilled for the nine months ended September 30, 2019.
During the three months ended September 30, 2020 and 2019, revenue attributable to customers located in foreign countries is approximately 6% and 8% of total revenue, respectively. During the nine months ended September 30, 2020 and 2019, total revenue attributable to customers located in foreign countries is approximately 6% and 31% of total revenue, respectively. At September 30, 2020 and December 31, 2019, accounts receivable attributable to customers located in foreign countries is approximately 8% and 5% of total accounts receivable, respectively. At September 30, 2020 and December 31, 2019, accounts receivable — unbilled attributable to customers located in foreign countries is approximately 12% and 17% of total accounts receivable-unbilled, respectively.
Recent Accounting Standards
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and are generally adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
Accounting Standards Issued, Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02” or “Topic 842”), which applies to all leases. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing leases, while the statement of operations will reflect lease expense for operating leases and amortization and interest expense for financing leases. ASU 2016-02 is effective for public entities for fiscal years beginning after December 15, 2018 and interim periods within those years, and after December 15, 2020 and interim periods beginning after December 15, 2021 for all other entities. Early adoption is permitted. On June 3, 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates For Certain Entities (“ASU 2020-05”), which amends the effective dates of Topic 842 to give immediate relief to certain entities as a result of the widespread adverse economic effects and business disruptions caused by the coronavirus disease 2019 (COVID-19) pandemic. Specifically, the FASB deferred the effective dates of Topic 842 for private companies. The deferrals apply only if an entity has not yet issued their financial statements (or made their financial statements available for issuance) as of June 3, 2020. The effective date of Topic 842 as amended by ASU No. 2020-05 is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Entities are required to use a modified retrospective approach of adoption for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Full retrospective application is prohibited. The Company currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon its adoption of Topic 842, which will increase the total assets and

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SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

total liabilities that the Company reports relative to such amounts prior to adoption. The Company is expected to adopt this new standard as of January 1, 2022.
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2024.
Revenue Recognition and Accounts Receivable
The Company recognizes revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the Company satisfies the performance obligations.
The Company generates revenue by procuring various specimens from hospitals, laboratories, and other supply sites comprising our network, and delivering them to its medical research customers using its proprietary software to identify and locate the required specimens. The Company does not charge suppliers or customers for the use of their proprietary online marketplace platform. Each customer will execute a material and data use agreement with the Company or agrees to the online purchase terms, both of which includes customer rights, specimen collection period, payment and cancellation terms. These are then supplemented by subsequent statements of work and/or purchase orders that further specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent the Company’s contract with its customer. Generally, contracts have fixed unit pricing.
The Company has evaluated principal verses agent considerations as part of its revenue recognition policy. The Company has concluded that its role in procuring specimens for its customers, which is the only performance obligation in a customer contract, is that of a principal as the Company sets the prices for the specimens, controls the collection of the specimens being provided prior to transferring control to the customer, and bears the responsibility for customer credit risk associated with selling specimens to customers.
The Company reviews a contract and related orders upon receipt to determine if the specimens ordered have an alternative use by the Company. Generally, specimens ordered do not have an alternative future use by the Company and the performance obligation is satisfied when the related specimens are collected. In the rare circumstances where specimens do have an alternative future use, the Company’s performance obligation is satisfied at the time of shipment. The Company uses an output method to recognize revenue for specimens collected with no alternative future use. The output method is measured based on the number of specimens collected. The Company has an enforceable right to payment when specimens are collected. Customers are typically invoiced upon shipment; however, for certain orders, the Company may collect a refundable prepayment from customers in advance of the specimen being collected for an order, presented as deferred revenue. The Company expects to recognize the deferred revenue within the next twelve months. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being collected over time. However, specimens are generally shipped as soon as possible after they have been collected.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Specimen collection and delivery frequently occur in the same accounting period. For a specimen which has no alternative future use, and for which the Company has an enforceable right to payment that has been collected but not shipped, the Company records the offset to revenue in accounts receivable — unbilled. Once the specimens have been shipped and invoiced, a reclassification is made from accounts receivable — unbilled to accounts receivable.
Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens. The Company has a nominal history of returns for nonacceptance of specimens delivered. When this has occurred, the Company has given the customer a credit for the returns. The Company has not recorded a returns allowance.
The following table summarizes the Company’s revenue for the following periods:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Specimens – contracts with customers	$2,223,057	$680,556	$5,408,012	$2,942,268
Shipping and other	27,090	12,151	58,363	65,643
Revenue	$2,250,147	$692,707	$5,466,375	$3,007,911
The Company carries its accounts receivable at the invoiced amount less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable to determine if an allowance for doubtful accounts is necessary, based on economic conditions and each customer’s payment history. Receivables are written off when deemed uncollectible, with any future recoveries recorded as income when received. As of September 30, 2020 and December 31, 2019, management has determined that no allowance for doubtful accounts was necessary.
The Company may enter into bill-and-hold arrangements with certain customers, whereby the Company collects specimens for its customers and the product is held, at the customer’s request, at a supplier location for a specified period of time, typically less than a year. Even though the product remains in the supplier’s physical possession, the customer has the right to direct the use of the specimen. Revenue is recognized at the point in time when specimens are collected under bill-and-hold arrangements as transfer of control criteria have been met including the transfer of legal title and risks and rewards of ownership have transferred to the customer. The amount of revenue recognized under bill-and-hold arrangements was $726,000 and $0 for the nine months ended September 30,2020 and 2019, respectively.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss applicable to common stockholders by the weighted-average number of shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, the potential impact of shares to be issued upon conversion of Series A, Series A-1 and Series B preferred stock, stock options and warrants to purchase common stock are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share applicable to common stockholders were the same for all periods presented.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The table below provides total potential shares outstanding, including those that are anti-dilutive for the following periods:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Shares issuable upon conversion of preferred stock	7,158,774	7,158,774	7,158,774	7,158,774
Shares issuable upon exercise of stock options	1,424,041	1,279,398	1,424,041	1,279,398
Shares issuable upon exercise of warrants to purchase common stock	129,254	129,254	129,254	129,254

3.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at the dates indicated:
	September 30, 2020	December 31, 2019
	(unaudited)
Website	$105,376	$105,376
Computer equipment and purchased software	84,588	84,481
Equipment	35,449	35,134
Furniture and fixtures	87,184	87,184
Leasehold improvements	24,936	24,935
Total property and equipment	337,533	337,110
Accumulated depreciation	(250,169)	(217,189)
Total property and equipment, net	$87,364	$119,921
Depreciation expense for property and equipment was approximately $4,883 and $14,340 for the three months ended September 30, 2020 and 2019, respectively, and $33,563 and $43,020 for the nine months ended September 30, 2020 and 2019, respectively.
4.
INTERNALLY DEVELOPED SOFTWARE, NET

During the nine months ended September 30, 2020 and 2019, the Company capitalized $864,921 and $1,081,068, respectively, of internally developed software costs in connection with the development and continued enhancement of the technology platform and web interfaces. Capitalized costs primarily consist of payroll and payroll-related costs for the Company’s employees. The Company recognized $179,168 and $143,696 of amortization expense associated with capitalized internally developed software costs during the three months ended September 30, 2020 and 2019, respectively. The Company recognized $599,425 and $432,781 of amortization expense associated with capitalized internally developed software costs during the nine months ended September 30, 2020 and 2019, respectively. Internally developed software net totaled $2,572,378 and $2,306,882 at September 30, 2020 and December 31, 2019, respectively.
5.
DEBT

Note Payable
In May 2020, the Company applied for and received $783,008 in unsecured loan funding from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The

5.
DEBT (continued)

application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account current business activity and ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business.
Under the terms of the promissory note (the “PPP Note”) and the PPP Loan, interest accrues on the outstanding principal at the rate of 1% per annum. The term of the PPP Note is two years, though payments greater than the monthly payment or additional payments may be made at any time without prepayment penalty but shall not relieve the Company of its obligations to pay the next succeeding monthly payment. There is a deferment period of six months until equal installment payments of $43,845 of principal and interest are due.
The CARES Act and the PPP Loan provide a mechanism for forgiveness of up to the full amount borrowed. Under the PPP Loan, the Company may apply for and be granted forgiveness for all or part of the PPP Loan. The amount of loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of loan proceeds used by the Company during the twenty-four week period after the loan origination for certain purposes including payroll costs, rent payments on certain leases, and certain qualified utility payments, provided that at least 60% of the loan amount is used for eligible payroll costs; the employer maintaining or rehiring employees and maintaining salaries at certain levels; and other factors. Subject to the other requirements and limitations on loan forgiveness, only loan proceeds spent on payroll and other eligible costs during the covered twenty-four-week period will qualify for forgiveness. Forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. The Company believes it has used the entire PPP Loan amount for qualifying expenses and plans to apply for forgiveness in December 2020, however, until forgiveness is approved by the SBA there is no assurance that the Company will obtain forgiveness of the PPP Loan in whole or in part.
Interest expense on the PPP Loan totaled $1,961 and $0 for the three months ended September 30, 2020 and 2019, respectively.
Interest expense on the PPP Loan totaled $2,518 and $0 for the nine months ended September 30, 2020 and 2019, respectively.
Related Party Convertible Notes Payable
During 2017 and 2018, the Company issued Related Party Convertible Promissory Notes (the “Convertible Notes”) to related parties totaling $5,500,000. The Convertible Notes bear interest at a rate of six percent (6%) per annum, without compounding. The Convertible Notes are convertible into shares of the Company’s preferred stock, upon (i) a new permanent equity financing yielding gross proceeds of in excess of $10,000,000, including conversion of the outstanding principal of the Convertible Notes (a “Qualified Equity Financing”), (ii), achievement of positive free cash flow from operations on a quarterly basis for two consecutive quarters ending ninety days prior to the maturity date, (iii) an acquisition, or (iv) upon election of the holders of the majority of the aggregate principal outstanding (the “Majority Lenders”). Preferred stock issued on conversion shall be shares of the Company’s stock that have substantially the same rights and preferences as the Company’s Series B Preferred Stock or that which is issued in such Qualified Equity Financing, depending on the applicable conversion event. During 2020, there have been no changes to the conversion prices which are detailed in the Company’s audited financial statements for the years ended December 31, 2019 and 2018.
The maturity date on the Convertible Notes is the earliest occurrence of (i) the closing of a Qualified Equity Financing, (ii) the date upon which prepayment by the Company occurs with the consent of the Majority Lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity

5.
DEBT (continued)

securities, or (iv) March 31, 2020. In March 2020, the Majority Lenders elected to extend the maturity date through September 30, 2020. On October 1, 2020, the maturity date was further extended to March 31, 2021.
The Company has determined that the terms related to the Qualified Equity Financing conversion and acquisition conversion features (collectively, the “Embedded Conversion Features”) were determined to not be clearly and closely related to the Convertible Note host instrument and meet the definition of a derivative. Therefore, the Embedded Conversion Features were bifurcated from the Convertible Notes and separately measured at fair value. The derivative liability has been subsequently marked-to-market each reporting period with changes in fair value recognized in the statement of operations (see Note 6).
Interest expense on the Convertible Notes totaled $83,178 and $83,178 for the three months ended September 30, 2020 and 2019, respectively. Interest expense on the Convertible Notes totaled $247,726 and $246,822 for the nine months ended September 30, 2020 and 2019, respectively.
Unamortized debt issuance costs on the Convertible Notes totaled $10,277 and $13,539 at September 30, 2020 and December 31, 2019, respectively.
Debt discounts on the Convertible Notes were $0 and $136,185 as of September 30, 2020 and December 31, 2019, respectively. During the nine months ended September 30, 2020 and 2019, amortization of debt discounts amounted to $136,185 and $408,556, respectively.
Bridge Financing
During the nine months ended September 30, 2020 the Company approved the issuance of Secured Promissory Notes (the “Bridge Notes”) to new investors and existing stockholders in an amount of $1,250,000 in order to finance the Company’s interim working capital needs bringing the total amount of Bridge Notes issued to $6,500,000 at September 30, 2020. Of this amount, $1,905,000 is held by related parties at September 30, 2020.
The Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The Bridge Notes and all accrued interest are due and payable on the earliest occurrence of (i) the closing of a new permanent equity financing yielding gross proceeds in excess of $10,000,000 (inclusive of existing convertible notes), (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) December 31, 2019, which was initially extended to June 30, 2020. The Bridge Notes will be repayable upon demand of the Majority Lenders of the Bridge Notes at any time on or after the maturity date. The Bridge Notes are senior in right of payment and priority from the holders of any Convertible Debt and subordinated to any Senior Debt. “Senior Debt” refers to all present and future indebtedness for money borrowed by the Company from institutional lenders, commercial credit companies, commercial banks, credit unions, government agencies, venture debt firms, and other commercial lenders. The investors that hold the Bridge Notes are granted a first-lien security interest in substantially all assets of the Company (“Collateral”). In June 2020, the Bridge Notes were amended to extend the maturity date through September 30, 2020. On October 1, 2020 the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020.
Interest expense on the Bridge Notes totaled $277,966 and $159,544 for the three months ended September 30, 2020 and 2019, respectively. Interest expense on the Bridge Notes totaled $821,280 and $340,488 for the nine months ended September 30, 2020 and 2019, respectively. Unamortized debt issuance costs on the Bridge Notes totaled $6,497 and $8,673 at September 30, 2020 and December 31, 2019, respectively.
Related Party Bridge Notes
The Company has issued Secured Promissory Notes (“Related Party Bridge Notes”) to an executive member, immediate family members, and other related parties in the aggregate principal sum of $1,905,000. The Related Party Bridge Notes have identical terms to the Bridge Notes. The interest expense associated

5.
DEBT (continued)

with the Related Party Bridge Notes was $104,555 and $72,592 for the three months ended September 30, 2020 and 2019, respectively. The interest expense associated with the Related Party Bridge Notes was $302,610 and $203,671 for the nine months ended September 30, 2020 and 2019, respectively. In September 2020, the Company issued additional Related Party Bridge Notes for proceeds of $250,000. On October 1, 2020, the Company amended the Related Party Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020.
6.
FAIR VALUE OF DERIVATIVE LIABILITY

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the Company’s balance sheets as of the following dates indicated:
	Fair value at September 30, 2020
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability for embedded conversion features	$2,290,000	$—	$—	$2,290,000
Total liabilities	$2,290,000	$—	$—	$2,290,000

	Fair value at December 31, 2019
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability for embedded conversion features	$2,214,000	$—	$—	$2,214,000
Total liabilities	$2,214,000	$—	$—	$2,214,000
The table below provides a summary of the changes in fair value of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at:
	September 30, 2020	September 30, 2019
Balance, beginning of period	$2,214,000	$2,765,000
(Gain) loss included in earnings	76,000	(725,000)
Balance, end of period	$2,290,000	$2,040,000
The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The Company used a scenario-based analysis to estimate the fair value of the Embedded Conversion Features at issuance of the Convertible Notes and as of September 30, 2020 and 2019. The fair value of the Embedded Conversion Features is estimated using a scenario-based analysis that estimates the fair value of the convertible promissory notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of Embedded Conversion Features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the Embedded Conversion Features are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The original values of the Embedded Conversion Features were recorded as a derivative liability with the offset as a debt discount to the Convertible Notes which is being amortized over the term of the Convertible Notes.
The Company recorded a loss related to the increase in fair value of the derivative liability of $54,000 and $158,000 for the three months ended September 30, 2020 and 2019, respectively.

6.
FAIR VALUE OF DERIVATIVE LIABILITY (continued)

The Company recorded a loss related to the increase in fair value of the derivative liability of $76,000, and a gain related to the decrease in the fair value of the derivative liability of $725,000 for the nine months ended September 30, 2020 and 2019, respectively.
7.
COMMITMENTS AND CONTINGENCIES

Leases
The Company leases its office space in Lexington, Massachusetts under a non-cancelable operating lease that was entered into in September 2012 and most recently amended on April 10, 2017. The lease requires monthly rental payments, presented below, which escalate during the lease term and expires on February 28, 2024. The difference between straight-line rent expense and rent paid is immaterial as of September 30, 2020.
Year Ending December 31,	Operating Leases
2020 (remaining)	$39,829
2021	161,062
2022	163,158
2023	165,254
2024	27,601
Total	$556,904
Rent expense for the three months ended September 30, 2020 and 2019 amounted to $13,276 and $79,442, respectively. Rent expense for the nine months ended September 30, 2020 and 2019 amounted to $82,794 and $139,110, respectively.
Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, or other consumer protection statutes. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of September 30, 2020, there was no material litigation against the Company.
8.
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER’S DEFICIT

Preferred Stock
There have been no changes to the rights and preferences of the Company’s Preferred Stock during 2020. The cumulative aggregate amounts of arrearages in preferred dividends as of September 30, 2020 for Series A, Series A-1, and Series B preferred stock were $1,284,264, $210,644, and $2,483,257, respectively. The per-share amounts of arrearages in cumulative preferred dividends as of September 30, 2020 for Series A, Series A-1, and Series B preferred stock were $0.37, $0.38, and $0.78, respectively.
Common Stock
There have been no issuances of Common Stock during the nine months ended September 30, 2020.
Stock Options
As of September 30, 2020, there were 591,180 shares available for future grants under the Company’s 2013 Stock Incentive Plan. The fair value of the Company’s Common Stock was estimated to be $0.07 and $0.29 at September 30, 2020 and December 31, 2019, respectively.

8.
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER’S DEFICIT (continued)

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model during the nine months ended September 30:
	2020	2019
Assumptions:
Risk-free interest rate	0.30%-1.41%	1.86%-2.51%
Expected term (in years)	5.32-6.14	5.00-6.13
Expected volatility	43.11%-50.14%	41.12%-43.92%
Expected dividend yield	—%	—%
A summary of stock option activity under the Plans are as follows:
	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Balance at December 31, 2019	1,247,198	$0.18	8.78
Granted	240,000	0.18
Exercised	—	—
Cancelled/forfeited	(63,157)	0.18
Balance at September 30, 2020	1,424,041	$0.18	8.29
Options exercisable at September 30, 2020	979,777	$0.18	8.05
The weighted-average grant date fair value of stock options issued in the nine months ended September 30, 2020 and 2019 was $0.10 and $0.42, respectively. The Company recorded $29,266 and $283,287 of compensation expense for the three months ended September 30, 2020 and 2019, respectively. The Company recorded $80,597 and $339,863 of compensation expense for the nine months ended September 30, 2020 and 2019, respectively. A total of $128,876 of unamortized compensation expense at September 30, 2020, will be recognized over the remaining requisite service period of 2.67 years.
During the first nine months of 2020 and 2019, the Company received proceeds of $0 and $3,674 from the exercise of stock options, respectively. The aggregate intrinsic value for options outstanding and exercisable was $0 and $0 at September 30, 2020 and December 31, 2019, respectively. The total intrinsic value of the options exercised during the first nine months of 2020 and 2019 was $0 and $0, respectively.
On September 4, 2020, the Board of Directors of the Company approved the repricing of 1,404,823 outstanding stock options held by current employees to an exercise price of $0.18, accordingly the summary of stock option activity above has been updated to reflect the exercise price of $0.18 for all outstanding options. No other changes to the original stock option grant terms were made. The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $9,900 of which $7,078 related to fully vested options and was expensed as stock based compensation expense, and $2,822 related to unvested options and will be recognized over the remaining service period.
9.
WARRANTS

At September 30, 2020, the Company had outstanding warrants to purchase 129,254 shares of common stock at an exercise price of $0.01 per share, which expires in 2021. The weighted average exercise price is $0.01 and the weighted average time to expiration is 1.00 year.
During the nine months ended September 30, 2020 and 2019, no warrants to purchase common stock were issued, exercised or expired.

10.
INCOME TAXES

As of September 30, 2020 and December 31, 2019, the Company had federal net operating loss carryforwards of $22,700,000 and $20,400,000 of which approximately $12,900,000 and $12,900,000 expire at various periods through 2037 and approximately $9,800,000 and $7,500,000 can be carried forward indefinitely, respectively. As of September 30, 2020 and December 31, 2019, the Company had state net operating loss carryforwards of approximately $18,000,000 and $16,800,000 that expire at various periods through 2040, respectively. At September 30, 2020 and December 31, 2019, the Company had federal and state tax credits of approximately $570,000 and $531,000 available for future periods that expire at various periods through 2039. The Company has recorded a full valuation allowance against net deferred income taxes assets due to a history of losses generated since inception.
11.
EMPLOYEE BENEFITS PLAN

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to all eligible employees. The 401(k) Plan allows participants to defer a portion of their annual compensation subject to certain Internal Revenue Service limitations. The Company may make matching contributions and additional profit-sharing contributions at its discretion The Company has not made any matching contributions to the 401(k) Plan during the nine months ended September 30, 2020.

       Shares of Common Stock
iSpecimen Inc.

PROSPECTUS

ThinkEquity
a division of Fordham Financial Management, Inc.
           , 2020
Through and including           , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by iSpecimen Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.
Amount to be paid
SEC registration fee		$2,313.38
FINRA filing fee		*
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

*
To be completed by amendment.

Item 14.
Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our fourth amended and restated certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our fourth amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
Our fourth amended and restated certificate of incorporation and second amended and restated bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.
Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.
We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.
The indemnification rights provided in our fourth amended and restated certificate of incorporation and second amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our second amended and restated bylaws.
Our obligation to provide indemnification under our second amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.
To assure indemnification under our second amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our second amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”
Our second amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
The indemnification provision of our second amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.
The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.
Recent Sales of Unregistered Securities.

During the past three years, we issued securities that were not registered under the Securities Act as set forth below. The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act:
In 2017 and 2018, we issued to Andrew L. Ross, Anna-Maria & Stephen Kellen Foundation and OBF Investments, LLC, all accredited investors, in private placements under Rule 506(b) of Regulation D of the Securities Act, for $5,500,000 of proceeds, Convertible Notes that bear simple interest at the rate of 6% per annum, on a non-compounding basis, and due on maturity on the earlier of (i) the closing of a new permanent equity financing yielding gross proceeds in excess of $10 million, (ii) the date upon which prepayment by the Company occurs with the consent of the majority lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity securities, or (iv) the stated maturity dates, which may be extended. As of the date of this prospectus, all of the Convertible Notes have been converted into an aggregate of       shares of common stock.
Item 16.
Exhibits and Financial Statement Schedules.

(a)   Exhibits.   The following exhibits are being filed herewith:
EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.***
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as in effect prior to the consummation of this offering.***
3.2	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the consummation of this offering.***
3.4	Amended and Restated Bylaws.***
3.5	Form of Second Amended and Restated Bylaws.***
4.1	Specimen Stock Certificate evidencing the shares of common stock.*
5.1	Opinion of Ellenoff Grossman & Schole LLP.*
10.1	iSpecimen Inc. 2010 Stock Incentive Plan.***
10.2	iSpecimen Inc. 2013 Stock Incentive Plan.***
10.3	Form of Indemnification Agreement, by and between iSpecimen Inc. and certain directors and executive officers***
10.4	Form of Confidentiality, Non-Competition And Assignment Agreement, by and between iSpecimen Inc. and each of its employees***
10.5	Lease between iSpecimen Inc. and Bedford Street LLC***
10.6	Form of Series A Preferred Stock Subscription Agreement***
10.7	Capital Commitment Agreement, dated September 1, 2012***
10.8	Form of Series B Preferred Stock Purchase Agreement, dated August 22, 2014***
10.9	Form of Investors’ Rights Agreement for Series A-1 Preferred Stock and Series B Preferred Stock Investors***
10.10	Form of Convertible Note Subscription Agreement***
10.11	Form of Unsecured Convertible Promissory Note***
10.12	Unsecured Convertible Promissory Note, dated December 29, 2017, issued by iSpecimen Inc. to Anna-Maria and Stephen Kellen Foundation, Inc.***

Exhibit No.	Description
10.13	Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated August 3, 2018, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC***
10.14	Second Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated May 1, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC***
10.15	Third Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated November 15, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC***
10.16	Fourth Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated September 19, 2020, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC***
10.17	Form of Note Subscription Agreement for Secured Bridge Debt***
10.18	Form of Secured Promissory Note for Secured Bridge Debt***
10.19	First Amendment to Note Subscription Agreements and Secured Promissory Notes, dated May 1, 2019, by and among iSpecimen Inc. and Note Investors***
10.20	Second Amendment to Note Subscription Agreements and Secured Promissory Notes, dated November 15, 2019, by and among iSpecimen Inc. and Note Investors***
10.21	Third Amendment to Note Subscription Agreements and Secured Promissory Notes, dated June 15, 2020, by and among iSpecimen Inc. and Note Investors***
10.22	Fourth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated October 1, 2020, by and among iSpecimen Inc. and Note Investors***
14	Form of Code of Business Conduct and Ethics.*
23.1	Consent of Wolf & Company, P.C..***
23.2	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.1).*
24	Power of Attorney (included on signature page to the initial filing of this Registration Statement).**
99.1	Form of Audit Committee Charter.*
99.2	Form of Compensation Committee Charter.*
99.3	Form of Nominating and Corporate Governance Committee Charter.*
99.4	Consent of John L. Brooks III.*
99.5	Consent of Margaret H. Lawrence.*

*
To be filed by amendment.

**
Previously filed.

***
Filed herewith.

(b)
Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.
Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, State of Massachusetts, on the 31st day of December, 2020.
iSPECIMEN INC.
By:
/s/ Christopher Ianelli

Christopher Ianelli
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names on December 31, 2020.
Name	Position	Date
/s/ Christopher Ianelli Christopher Ianelli	Chief Executive Officer, President and Director (Principal Executive Officer)	December 31, 2020
/s/ Jill Mullan Jill Mullan	Chief Operating Officer, Secretary, Treasurer and Director	December 31, 2020
/s/ Tracy Curley Tracy Curley	Chief Financial Officer (Principal Financial and Accounting Officer)	December 31, 2020
/s/ Andrew L. Ross Andrew L. Ross	Chairman of the Board	December 31, 2020
/s/ George “Bud” Scholl George “Bud” Scholl	Director	December 31, 2020
/s/ Steven Gullans Steven Gullans	Director	December 31, 2020